As filed with the U.S. Securities and Exchange Commission on January 13, 2023

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SIDUS SPACE, INC.
(Exact name of registrant as specified in its charter)

Delaware	4812	46-0628183
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

150 N. Sykes Creek Parkway, Suite 200

Merritt Island, FL 32953

(321) 613-5620

(Address and telephone number of registrant’s principal executive offices)

Carol Craig

Chief Executive Officer

Sidus Space, Inc.

150 N. Sykes Creek Parkway, Suite 200

Merritt Island, FL 32953

(321) 613-5620

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey J. Fessler, Esq. Sean F. Reid, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112-0015 Tel: (212) 653-8700	Cavas S. Pavri Johnathan Duncan ArentFox Schiff LLP 1717 K Street NW Washington, DC 20006 Tel: (202) 857-6000 Fax: (202) 857-6395

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 13, 2023

Up to 8,130,081 shares of Class A Common Stock

Pre-Funded Warrants to Purchase up to 8,130,081 shares of Class A Common Stock

Sidus Space, Inc.

We are offering an aggregate of up to 8,130,081 shares of our Class A common stock and pre-funded warrants to purchase up to an aggregate 8,130,081 shares of Class A common stock. The assumed purchase price for each share of Class A common stock of $1.23 which was the closing price of our Class A common stock on The Nasdaq Capital Market on January 12, 2023.

We have two classes of common stock: Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting rights. Each share of Class A common stock is entitled to one vote. Each share of Class B common stock is entitled to ten votes and is convertible at any time into one share of Class A common stock. The holders of our outstanding Class B common stock will hold approximately 86.1% of the voting power of our outstanding capital stock following this offering.

We are also offering to certain purchasers whose purchase of shares of Class A common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Class A common stock immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, pre-funded warrants, in lieu of shares of common stock that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Class A common stock. The public offering price of each pre-funded warrant will be equal to the price at which one share of Class A common stock is sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant will be $0.001 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each pre-funded warrant we sell, the number of shares of Class A common stock we are offering will be decreased on a one-for-one basis.

Our Class A common stock is listed on The Nasdaq Capital Market under the symbol “SIDU”. On January 12, 2023, the closing price as reported on The Nasdaq Capital Market was $1.23 per share. The public offering price per share of Class A common stock and per pre-funded warrant will be determined at the time of pricing, and may be at a discount to the then current market price. The recent market price used throughout this prospectus may not be indicative of the final offering price. The final public offering price will be determined through negotiation between us and the underwriters based upon a number of factors, including our history and our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering. There is no established public trading market for the pre-funded warrants and we do not expect a market to develop. Without an active trading market, the liquidity of the pre-funded warrants will be limited. In addition, we do not intend to list the pre-funded warrants on The Nasdaq Capital Market, any other national securities exchange or any other trading system.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Per Pre-Funded Warrant	Total
Price to the public	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds to us, before expenses	$	$	$

(1)	Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the public offering price payable to the underwriter. The registration statement, of which this prospectus is a part, also registers for sale warrants to purchase 325,203 shares of common stock to be issued to the representative of the underwriter in connection with this offering. We have agreed to issue the warrants to the representative of the underwriter as a portion of the underwriting compensation payable to the underwriter in connection with this offering. See “Underwriting” for a description of compensation payable to the underwriters.

We have granted the representative of the underwriter an option to purchase up to an additional 1,219,512 shares of common stock (and/or pre-funded warrants to purchase up to 1,219,512 shares of common stock in lieu thereof), representing 15% of the aggregate shares of common stock and pre-funded warrants sold in this offering, from us at the public offering price, less underwriting discounts and commissions, within 45 days from the date of this prospectus to cover over-allotments, if any.

The underwriter expects to deliver the shares of Class A common stock on or about               , 2023.

ThinkEquity

The date of this prospectus is              , 2023

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It does not contain all the information that may be important to you and your investment decision. You should carefully read this entire prospectus, including the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” “Sidus Space” “Sidus,” or “the Company” refer to Sidus Space, Inc.

Company Overview

Founded in 2012, we are a vertically integrated provider of Space-as-a-Service solutions including end-to-end satellite support. The company combines mission critical hardware manufacturing; multi-disciplinary engineering services; satellite design, manufacture, launch planning, mission operations and in-orbit support; and space-based data collection with a vision to enable space flight heritage status for new technologies and deliver data and predictive analytics to both domestic and global customers. We have over ten (10) years of commercial, military and government manufacturing experience combined with space qualification experience, existing customers and pipeline, and International Space Station (ISS) heritage hardware.

In addition, we are building a multi-mission satellite constellation using our hybrid 3D printed multipurpose satellite to provide continuous, near real-time Earth Observation and Internet-of-Things (IOT) data for the global space economy. We have designed and are manufacturing LizzieSat (LS) for our low earth orbit (“LEO”) satellite constellation operating in diverse orbits (28°-98° inclination, 300-650km altitude) as approved by the International Telecommunication Union (ITU) in February 2021. LS is expected to begin operations in 2023. Initial launches are planned via NASA CRS2 program agreement and launch service rideshare contracts. Each LS is 100kg with 35kg dedicated to payloads including remote sensing instruments. Payloads (Sidus or customer owned) can collect data over multiple Earth based locations, record it onboard, and downlink via ground passes to Sidus Mission Control Center (MCC) in Merritt Island, FL.

Leveraging our existing manufacturing operations, flight hardware manufacturing experience and commercial off the shelf subsystem hardware, we believe we can deliver customer sensors to orbit in months, rather than years. In addition, we intend on delivering high-impact data for insights on aviation, maritime, weather, space services, earth intelligence and observation, financial technology (Fintech) and the Internet of Things. While our business has historically been centered on the design and manufacture of space hardware, our expansion into manufacture of spacecraft as well as on-orbit constellation management services and space data applications has led us to innovating in the area of space data applications. We continue to patent our products including our satellites, external platforms and other innovations. Sidus offerings include a broad area of market sub-segments, such as:

●	Mission Critical Hardware Manufacturing
●	Multi-Disciplinary Engineering Services
●	Satellite Design, Production, Launch Planning, Mission Operations, and In-Orbit Support
●	On-Orbit Testing of Space Ecosystem Technologies and Hardware
●	Data and Analytics Derived from Satellite Missions

Each of these areas and initiatives addresses a critical component of our cradle-to-grave solution and value proposition for the space economy as a Space-as-a-Service company. The majority of our revenues to date have been from our space related hardware manufacturing, however, 2022 revenue to date includes revenue related to our multi-mission constellation and our hybrid 3D printed LizzieSat satellite.

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We are on track to grow our space and defense hardware operations, with a goal of expanding to two and a half shifts with an increased customer base in the future. With current customers in space, marine, and defense industries, our contract revenue is growing, and we are in active discussions with numerous potential customers, including government agencies, large defense contractors and private companies, to add to our contracted revenue. In the past decade, we have fabricated ground and flight products for the NASA SLS Rocket and Mobile Launcher as well as other commercial space and satellite companies. Customers supported include Boeing, Lockheed Martin, Northrop Grumman, Dynetics/Leidos, Blue Origin, United Launch Alliance, Collins Aerospace, L3Harris, OneWeb and Space Systems Loral/Maxar. Various products have been manufactured including fluid, hydraulic and pneumatic systems, electrical control systems, cable harnesses, hardware lifting frames, umbilical plates, purge and hazardous gas disconnects, frangible bolts, reef cutters, wave guides, customized platforms, and other precision machined and electrical component parts for all types of Rockets, Ground, Flight and Satellite systems. In June 2022, the NASA xEVAS, 12-year, $3.5 Billion multiple award contract was awarded to Collins Aerospace and Axiom Space. We are a member of the Collins Aerospace team and expect to support this contract upon execution of task orders issued by NASA and contracts with independent commercial entities. The Exploration Extravehicular Activity Services, or xEVAS Program is expected to include the design, development, production, hardware processing, and sustainment of an integrated Extravehicular Activity (EVA) capability that includes a new Spacesuit and ancillary hardware, such as Vehicle Interface Equipment and EVA tools. This EVA capability is to be provided as a service for the NASA International Space Station (ISS), Artemis Program (Gateway and Human Landing System), and Commercial Space missions.

We support a broad range of international and domestic government and commercial companies with its hardware manufacturing including the Department of State, the Department of Defense, NASA, Collins Aerospace, Lockheed Martin, Teledyne Marine, Bechtel, and L3Harris in areas that include launch vehicles, satellite hardware, and autonomous underwater vehicles. Planned services that benefit not only current customers but additional customers such as Mission Helios include providing the ability for customers to demonstrate that a technology (hardware or software) performs successfully in the harsh environment of space and delivering space-based data that can provide critical insight for agriculture, commodities tracking, disaster assessment, illegal trafficking monitoring, energy, mining, oil and gas, fire monitoring, classification of vegetation, soil moisture, carbon mass, Maritime AIS, Aviation ADS, weather monitoring, and space services. We plan to own and operate one of the industry’s leading U.S. based low earth orbit (“LEO”) small satellite (“smallsat” or “smallsats”) constellations. Our operating strategy is to continue to enhance the capabilities of our satellite constellation, to increase our international and domestic partnerships and to expand our analytics offerings in order to increase the value we deliver to our customers. Our two operating assets—our satellite constellation and hardware manufacturing capability—are mutually reinforcing and are a result of years of heritage and innovation.

Our strategy is to capitalize on the rapid growth and deployment of millions of low-cost GPS enabled terrestrial, IoT, and space-based sensors to provide data to global customers in near real-time. As we are now entering a new commercial space age, the number of commercial sensors on orbit has expanded from a handful of large expensive commercial satellites just a few years ago to now hundreds and in the near future thousands of sensors that will ultimately change the way we see and understand our world. Our mission is to enable our existing and future customers to prove out new technologies for the space ecosystem rapidly and at low cost and also have access to space-based data on-demand for any problem set or business need. We believe we can deliver this at a lower cost than legacy providers due to our vertically integrated cost-efficiencies, capital efficient constellation design, and improved pricing models with improved data accessibility. We believe the combination of the proven flight heritage and years of industry experience of a traditional space company with the disruptive innovation of a new space startup such as our 3D printing of spacecraft and focus on intellectual property makes us very well positioned in the global space economy.

Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this Prospectus Summary. These risks include, but are not limited to, the following:

●	Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

●	We have incurred significant losses since inception, we expect to incur losses in the future, and we may not be able to achieve or maintain profitability.

●	We may require substantial additional funding to finance our operations, but adequate additional financing may not be available when we need it, on acceptable terms or at all.

●	The success of our business will be highly dependent on our ability to effectively market and sell our commercial satellite manufacturing, launch, and data services for small LEO satellites

●	We have not yet delivered our 3D printed satellites into orbit, and any setbacks we may experience during our first commercial satellite launch planned for 2023 and other demonstration and commercial missions could have a material adverse effect on our business, financial condition and results of operation, and could harm our reputation.

●	The market for commercial satellite manufacturing, launch and data services for small LEO satellites is not well established, is still emerging and may not achieve the growth potential we expect or may grow more slowly than expected.

●	Our ability to grow our business depends on the successful development of our satellites and related technology, which is subject to many uncertainties, some of which are beyond our control.

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●	We routinely conduct hazardous operations in testing of our satellite subsystems, which could result in damage to property or persons. Unsatisfactory performance or failure of our satellites and related technology at launch or during operation could have a material adverse effect on our business, financial condition and results of operation.

●	We may experience a total loss of our technology and products and our customers’ payloads if there is an accident on launch or during the journey into space, and any insurance we have may not be adequate to cover our loss.

●	Any delays in the development and manufacture of satellites and related technology may adversely impact our business, financial condition and results of operations.

●	Our customized hardware and software may be difficult and expensive to service, upgrade or replace.

●	Our satellites may collide with space debris or another spacecraft, which could adversely affect our operations.

●	If we are unable to adapt to and satisfy customer demands in a timely and cost-effective manner, or if we are unable to manufacture our products at a quantity and quality that our customers demand, our ability to grow our business may suffer.

●	If we are unable to maintain relationships with our existing launch partners or enter into relationships with new launch partners, we may be unable to reach our targeted annual launch rate, which could have an adverse effect on our ability to grow our business.

●	Our business is subject to a wide variety of extensive and evolving government laws and regulations. Failure to comply with such laws and regulations could have a material adverse effect on our business.

●	CTC controls the direction of our business, and the concentrated ownership of our common stock will prevent you and other stockholders from influencing significant decisions.

●	We may be a “controlled company” within the meaning of the Nasdaq rules and, as a result, may qualify for, and may rely on, exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

●	The dual-class structure of our common stock as contained in our amended and restated certificate of incorporation, as amended, has the effect of concentrating voting control with those stockholders who held our capital stock prior to our initial public offering, comprised of our Chief Executive Officer. This ownership will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transactions requiring stockholder approval, and that may adversely affect the trading price of our Class A Common Stock.

Corporate Information

We were formed as a limited liability company under the name Craig Technologies Aerospace Solutions, LLC on April 17, 2012. On April 15, 2021, we converted into a Delaware corporation and changed our name to Sidus Space, Inc. on August 13, 2021. Our principal executive offices are located at 150 N. Sykes Creek Parkway, Suite 200, Merritt Island, FL 32953 and our telephone number is (321) 613-5620. Our website address is www.sidusspace.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our Class A common stock.

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Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenues during our last fiscal year, we qualify as an emerging growth company as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) enacted in 2012. As an emerging growth company, we expect to take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may use these provisions until the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. As an emerging growth company, we intend to take advantage of an extended transition period for complying with new or revised accounting standards as permitted by The JOBS Act.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (ii) scaled executive compensation disclosures; and (iii) the requirement to provide only two years of audited financial statements, instead of three years.

THE OFFERING

Class A common stock offered by us	8,130,081 shares

Class A common stock outstanding immediately after this offering	16,152,817 shares, assuming no sale of pre-funded warrants, which, if sold, would reduce the number of shares of Class A common stock that we are offering on a one-for-one basis.

Pre-funded warrants offered by us in this offering	We are also offering to each purchaser whose purchase of shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Class A common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants (each pre-funded warrant to purchase one share of our Class A common stock) in lieu of shares that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding Class A common stock (or, at the election of the purchaser, 9.99%). The purchase price of each pre-funded warrant will equal the price at which one share of Class A common stock are being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant will be $0.001 per share. The pre-funded warrants will be exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each pre-funded warrant we sell, the number of shares we are offering will be decreased on a one-for-one basis.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $8.8 million (or approximately $10.2 million if the representative of the underwriter exercises its over-allotment in full), at an assumed public offering price of $1.23 per share, which was the closing price of our Class A common stock on The Nasdaq Capital Market on January 12, 2023, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for (i) sales and marketing, (ii) operational costs, (iii) product development, (iv) manufacturing expansion and (v) working capital and other general corporate purposes. We may also use a portion of the net proceeds to in-license, acquire or invest in complementary businesses or products, however, we have no current commitments or obligations to do so. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Risk factors	See “Risk Factors” on page 6 and other information included in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our Class A Common Stock.

Nasdaq Capital Market symbol	Shares of our Class A Common Stock are listed on The Nasdaq Capital Market under the symbol “SIDU.” There is no established trading market for the pre-funded warrants, and we do not expect a trading market to develop. We do not intend to list the pre-funded warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the pre-funded warrants will be extremely limited.

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Unless otherwise stated, all information contained in this prospectus assumes no sale of any pre-funded warrants in lieu of Class A common stock in this offering

The number of shares of Class A common stock and Class B common stock that will be outstanding after this offering is based on 8,022,736 shares of Class A common stock and 10,000,000 shares of Class B common stock outstanding as of December 30, 2022, and excludes:

●	10,000,000 shares of Class A common stock issuable upon conversion of our Class B Common Stock;

●	950,000 shares of Class A common stock reserved for future issuance under our 2021 Omnibus Equity Incentive Plan.

Summary Financial Data

The following tables set forth our summary financial data as of the dates and for the periods indicated. We have derived the summary statement of operations data for the years ended December 31, 2021 and 2020 from our audited financial statements included elsewhere in this prospectus. The summary statements of operations data for the nine months ended September 30, 2022 and 2021 and the summary balance sheet data as of September 30, 2022 have been derived from our unaudited financial statements included elsewhere in this prospectus. The following summary financial data should be read with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes and other information included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future and the results for the nine months ended September 30, 2022 are not necessarily indicative of the results that may be expected for the full fiscal year.

Statement of Operations Data:

(in thousands, except share and per share data)

	Years Ended		Nine Months Ended
	December 31,		September 30,
	2021	2020	2022	2021
Revenues	$1,409	$1,807	$4,964	$885
Cost of revenue	(1,775)	(1,786)	(3,724)	(1,057)
Gross profit (loss)	(367)	21	1,239	(172)

Operating costs and expenses:
Total operating expenses	3,147	1,554	9,779	1,722

Other income (expenses)	(233)	(10)	(175)	574

Net loss	$(3,746)	$(1,543)	$(8,714)	$(1,320)

Basic and diluted loss per Common Share[1]	$(0.34)	$(0.15)	$(0.52)	$(0.13)
Basic and diluted weighted average number of common shares outstanding	11,161,181	10,000,000	16,886,582	10,281,841

(1)	See Note 2 to our financial statements for an explanation of the method used to compute basic and diluted net loss per share.

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Balance Sheet Data:

(in thousands)

	As of September 30, 2022
	Actual	As Adjusted(1)(2)
Cash	$4,359	$13,179
Working capital	6,671	15,491
Total assets	11,211	20,031
Total liabilities	3,370	3,370
Total stockholders’ equity	7,840	16,660

(1) On a as adjusted basis to give effect to our issuance and sale of 8,130,081 shares of Class A common stock in this offering at an assumed public offering price of $1.23 per share which was the closing price of our Class A common stock on The Nasdaq Capital Market on January 12, 2023, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(2) Each $1.00 increase (decrease) in the assumed public offering price of $1.23 per share, which was the closing price of our Class A common stock on The Nasdaq Capital Market on January 12, 2023, would increase (decrease) the as adjusted amount of each of cash, working capital, total assets and total stockholders’ equity by approximately $7.5 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares offered by us at the assumed public offering price per share, which was the closing price of our Class A common stock on The Nasdaq Capital Market on January 12, 2023, would increase (decrease) the as adjusted amount of each of cash, working capital, total assets and total stockholders’ equity (deficit) by approximately $1.1 million.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below as well as the other information included in this prospectus, including “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

Risk Factors Relating to Our Operations and Business

Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

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Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter. Risks and challenges we have faced or expects to face include our ability to:

●	forecast our revenue and budget for and manage its expenses;

●	attract new customers and retain existing customers;

●	effectively manage our growth and business operations, including planning for and managing capital expenditures for our current and future space and space-related systems and services, managing our supply chain and supplier relationships related to our current and future product and service offerings, and integrating acquisitions;

●	anticipate and respond to macroeconomic changes and changes in the markets in which we operate;

●	maintain and enhance the value of our reputation and brand;

●	develop and protect intellectual property; and

●	hire, integrate and retain talented people at all levels of our organization.

If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, our business, financial condition and results of operations could be adversely affected. Further, because we have limited historical financial data and operate in a rapidly evolving market, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more developed market. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from its expectations and its business, financial condition and results of operations could be adversely affected.

We have incurred significant losses since inception, we expect to incur losses in the future, and we may not be able to achieve or maintain profitability.

We have incurred significant losses since our inception. We incurred net losses of $3,746,138 and $1,542,906 for the years ended December 31, 2021 and 2020, respectively. While we have generated limited revenue to date, we have not yet achieved production level satellite manufacturing, launch and data activities, and it is difficult for us to predict our future operating results. As a result, our losses may be larger than anticipated, and we may not achieve profitability when expected, or at all, and even if we do, we may not be able to maintain or increase profitability.

We expect our operating expenses to increase over the next several years as we commence production level satellite manufacturing and satellite launch activities, continue to refine and streamline our design and manufacturing processes, make technical improvements, increase our launch cadence, hire additional employees and initiate research and development efforts relating to new products and technologies, including our space services business. These efforts may be more costly than we expect and may not result in increased revenue or growth in our business. Any failure to increase our revenue sufficiently to keep pace with our investments and other expenses could prevent us from achieving or maintaining profitability or positive cash flow. Furthermore, if our future growth and operating performance fail to meet investor or analyst expectations, or if we have future negative cash flow or losses resulting from our investment in acquiring customers or expanding our operations, this could have a material adverse effect on our business, financial condition and results of operations.

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We may require substantial additional funding to finance our operations, but adequate additional financing may not be available when we need it, on acceptable terms or at all.

In the future, we could be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. For example, the global COVID-19 health crisis and related financial impact has resulted in, and may continue to result in, significant disruption and volatility of global financial markets that could adversely impact our ability to access capital. We may sell equity securities or debt securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, our current investors may be materially diluted. Any debt financing, if available, may involve restrictive covenants and could reduce our operational flexibility or profitability. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures.

The success of our business will be highly dependent on our ability to effectively market and sell our commercial satellite manufacturing, launch, and data services for small LEO satellites.

We expect that our success will be highly dependent, especially in the foreseeable future, on our ability to effectively forecast, market and sell our launch and data services for small LEO satellites. We have limited experience in forecasting, marketing and selling such services, and if we are unable to utilize our current or future sales organization effectively in order to adequately target and engage our potential customers, our business may be adversely affected.

Our success depends, in part, on our ability to attract new customers in a cost-effective manner. We expect that we will need to make significant investments in order to attract new customers. Our sales growth is dependent upon our ability to implement strategic initiatives, and these initiatives may not be effective in generating sales growth. In addition, marketing campaigns, which we have not historically utilized, can be expensive and may not result in the acquisition of customers in a cost-effective manner, if at all. Further, as our brand becomes more widely known, future marketing campaigns or brand content may not attract new customers at the same rate as past campaigns or brand content. If we are unable to attract new customers, our business, financial condition and results of operations will be harmed.

We have not yet delivered our 3D printed satellites into orbit, and any setbacks we may experience during our first commercial satellite launch and other demonstration and commercial missions could have a material adverse effect on our business, financial condition and results of operation, and could harm our reputation.

The success of our launch and satellite services business will depend on our ability to successfully and regularly deliver customer satellites into orbit. In November 2019, we successfully launched EFTP, our on-orbit external experimental facility hosted on the NanoRacks International Space Station External Platform (NREP). Additionally, in January of 2020, a microsatellite was successfully launched from the ISS using our SSIKLOPS platform for the STP program office.

There is no guarantee that our planned commercial launches or subsequent commercial launches thereafter will be successful. While we believe that our launch partners have built operational processes to ensure that the design, manufacture, performance and servicing of their launch vehicles and rockets meet rigorous performance goals, there can be no assurance that our launch partners will not experience operational or process failures and other problems during our first commercial launch or any planned launches thereafter. Any failures or setbacks, particularly on our first commercial launches, could harm our reputation and have a material adverse effect on our business, financial condition and results of operation.

The market for commercial satellite manufacturing, launch and data services for small LEO satellites is not well established, is still emerging and may not achieve the growth potential we expect or may grow more slowly than expected.

The market for in-space infrastructure services, in particular commercial satellite manufacturing, launch and data services for small LEO satellites, has not been well established and is still emerging. Our estimates for the total addressable launch market and satellite market are based on several internal and third-party estimates, including our contracted revenue, the number of potential customers who have expressed interest in our satellite launch and data services, assumed prices and production costs for our services, assumed flight cadence, our ability to leverage our current manufacturing and operational processes and general market conditions. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the annual total addressable market for our services, as well as the expected growth rate for the total addressable market for our services, may prove to be incorrect.

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Our ability to grow our business depends on the successful development of our satellites and related technology, which is subject to many uncertainties, some of which are beyond our control.

Our current objectives focus on the development of small satellites and integration capabilities and related technology. If we do not complete this development in our anticipated timeframes or at all, our ability to grow our business will be adversely affected. The successful development of our satellite capabilities and related technology involves many uncertainties, some of which are beyond our control, including, but not limited to:

●	timing in making further enhancements to our product design and specifications;

●	successful completion of our planned commercial satellite launches;

●	our ability to obtain additional applicable approvals, licenses or certifications from regulatory agencies, if required, and maintaining current approvals, licenses or certifications;

●	performance of our manufacturing facilities despite risks that disrupt productions, such as natural disasters and hazardous materials;

●	performance of a limited number of suppliers for certain raw materials and supplied components;

●	performance of our third-party contractors that support our future research and development activities;

●	our ability to maintain rights from third parties for intellectual properties critical to our future research and development activities;

●	our ability to fund and maintain our future research and development activities, particularly the development of various enhancements that increase the data transfer capacity of our satellite; and

●	the impact of the COVID-19 pandemic on us, our customers, suppliers and distributors, and the global economy.

We routinely conduct hazardous operations in testing of our satellite subsystems, which could result in damage to property or persons. Unsatisfactory performance or failure of our satellites and related technology at launch or during operation could have a material adverse effect on our business, financial condition and results of operation.

We manufacture and operate highly sophisticated products for the commercial space, aerospace and defense industries and conduct activities that depend on complex technology. Although there have been and will continue to be technological advances in spaceflight, our operations remain an inherently hazardous and risky activity. Launch failures, explosions and other accidents on launch or during flight have occurred for others and will likely occur in the future.

While we have built operational processes to ensure that the design, manufacture, performance and servicing of our products and related technologies meet rigorous quality standards, there can be no assurance that we will not experience operational or process failures and other problems, including through manufacturing or design defects, cyber-attacks or other intentional acts, that could result in potential safety risks. We may experience a total loss of our customers’ payloads and our own payloads if there is an accident or failure at launch or during the journey into space, which could have a material adverse effect on our results of operations and financial condition. For some missions, we or our customers can elect to buy launch insurance, which can reduce our monetary losses from any launch failure, but even in this case we will have losses associated with our inability to test our technology in space and delays with further technology development. Any insurance we or our customers have may not be adequate to cover our or their loss, respectively.

Any actual or perceived safety or reliability issues may result in significant reputational harm to our businesses, in addition to tort liability, maintenance, increased safety infrastructure and other costs that may arise. Such issues could result in delaying or cancelling planned launches, increased regulation or other systemic consequences. Our inability to meet our safety standards or adverse publicity affecting our reputation as a result of accidents, mechanical failures, damages to customer property or medical complications could have a material adverse effect on our business, financial condition and results of operation.

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We may experience a total loss of our technology and products and our customers’ payloads if there is an accident on launch or during the journey into space, and any insurance we have may not be adequate to cover our loss.

Although there have been and will continue to be technological advances in spaceflight, it is still an inherently dangerous activity. Explosions and other accidents on launch or during the flight have occurred and will likely occur in the future. If such incident should occur, we will likely experience a total loss of our systems, products, technologies and services and our customers’ payloads. The total or partial loss of one or more of our products or customer payloads could have a material adverse effect on our results of operations and financial condition. For some missions, we can elect to buy launch insurance, which can reduce our monetary losses from the launch failure, but even in this case we will have losses associated with our inability to test our technology in space and delays with further technology development.

Any delays in the development and manufacture of satellites and related technology may adversely impact our business, financial condition and results of operations.

We have previously experienced, and may experience in the future, delays or other complications in the design, manufacture, launch, production, delivery and servicing ramp of satellites and related technology. If delays like this arise or recur, if our remediation measures and process changes do not continue to be successful or if we experience issues with planned manufacturing improvements or design and safety, we could experience issues in sustaining the ramp of our spaceflight system or delays in increasing production further.

If we encounter difficulties in scaling our delivery or servicing capabilities, if we fail to develop and successfully commercialize our satellites and related technologies, if we fail to develop such technologies before our competitors, or if such technologies fail to perform as expected, are inferior to those of our competitors or are perceived as less safe than those of our competitors, our business, financial condition and results of operations could be materially and adversely impacted.

Our customized hardware and software may be difficult and expensive to service, upgrade or replace.

Some of the hardware and software we use in operations is significantly customized and tailored to meet our requirements and specifications and could be difficult and expensive to service, upgrade or replace. Although we expect to maintain inventories of some spare parts, it nonetheless may be difficult, expensive or impossible to obtain replacement parts for the hardware due to a limited number of those parts being manufactured to our requirements and specifications. Also, our business plan contemplates updating or replacing some of the hardware and software in our network as technology advances, but the complexity of our requirements and specifications may present us with technical and operational challenges that complicate or otherwise make it expensive or infeasible to carry out such upgrades and replacements. If we are not able to suitably service, upgrade or replace our equipment, our ability to provide our services and therefore to generate revenue could be harmed.

Our satellites may collide with space debris or another spacecraft, which could adversely affect our operations.

Although we expect to comply with best practices and international orbital debris mitigation requirements to actively maneuver our satellites to avoid potential collisions with space debris or other spacecraft, these abilities are limited by, among other factors, uncertainties and inaccuracies in the projected orbit location of, and predicted collisions with, debris objects tracked and cataloged by governments or other entities. Additionally, some space debris is too small to be tracked and therefore its orbital location is unknown; nevertheless, this debris is still large enough to potentially cause severe damage or a failure of our satellites should a collision occur. If our satellites collide with space debris or other spacecraft, our products and services could be impaired. Also, a failure of one or more of our satellites or the occurrence of equipment failures, collision damage, or other related problems that may result during the de-orbiting process could constitute an uninsured loss and could materially harm our financial condition.

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If we are unable to adapt to and satisfy customer demands in a timely and cost-effective manner, or if we are unable to manufacture our products at a quantity and quality that our customers demand, our ability to grow our business may suffer.

The success of our business depends in part on effectively managing and maintaining our space services, manufacturing our products, conducting a sufficient number of launches to meet customer demand and providing customers with an experience that meets or exceeds their expectations. Even if we succeed in developing our products and completing launches within our targeted timeline, we could thereafter fail to develop the ability to produce these products at quantity with a quality management system that ensures that each unit performs as required. Any delay in our ability to produce products or complete launches at rate and with a reliable quality management system could have a material adverse on our business.

If our current or future space services do not meet expected performance or quality standards, including with respect to customer safety and satisfaction, this could cause operational delays. Further, launching satellites within restricted airspace require advance scheduling and coordination with government agencies and range owners and other users, and any high priority national defense assets will have priority in the use of these resources, which may impact our cadence of our space operations or could result in cancellations or rescheduling. Any operational or manufacturing delays or other unplanned changes to our ability to conduct our launches could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

If our operations continue to grow as planned, of which there can be no assurance, we will need to expand our sales and marketing, customer and commercial strategy, products and services, supply, and manufacturing and distribution functions and initiate research and development. We will also need to continue to leverage our manufacturing and operational systems and processes, and there is no guarantee that we will be able to scale the business and the manufacture of spacecraft as currently planned or within the planned timeframe. The continued expansion of our business may also require additional manufacturing and operational facilities, as well as space for administrative support, and there is no guarantee that we will be able to find suitable locations or partners for the manufacture and operation of our products.

Our continued growth could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring, training and managing an increasing number of employees, finding manufacturing capacity to produce our products and related equipment, and delays in production and launches. These difficulties may result in the erosion of our brand image, divert the attention of management and key employees and impact financial and operational results. In addition, in order to continue to expand our presence around the globe, we expect to incur substantial expenses as we continue to attempt to streamline our manufacturing process, increase our launch cadence, hire more employees, and fund research and development efforts relating to new products and technologies and expand our business. If we are unable to drive commensurate growth, these costs, which include lease commitments, headcount and capital assets, could result in decreased margins, which could have a material adverse effect on our business, financial condition and results of operations.

Our prospects and operations may be adversely affected by changes in consumer preferences and economic conditions that affect demand for satellite services.

Because our business is currently concentrated on commercial satellite manufacturing, launch and data services, we are vulnerable to changes in consumer preferences or other market changes. The global economy has in the past, and will in the future, experience recessionary periods and periods of economic instability. During such periods, our potential customers may choose not to expend the amounts that we anticipate based on our expectations with respect to the addressable market for satellite services. There could be a number of other effects from adverse general business and economic conditions on our business, including insolvency of any of our third-party suppliers or contractors, decreased consumer confidence, decreased discretionary spending and reduced customer or governmental demand for satellites and other products we produce, which could have a material adverse effect on our business, financial condition and results of operations.

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Adverse publicity stemming from any incident involving us or our competitors, could have a material adverse effect on our business, financial condition and results of operations.

We are at risk of adverse publicity stemming from any public incident involving our company, our people or our brand. If any of our launch partners’ vehicles or our satellites or those of one of our competitors were to be involved in a public incident, accident or catastrophe, this could create an adverse public perception of satellite launch or manufacturing activities and result in decreased customer demand for launch and satellite services, which could cause a material adverse effect on our business, financial conditions and results of operations. Further, if our launch partners’ vehicles or rockets were to be involved in a public incident, accident or catastrophe, we could be exposed to significant reputational harm or potential legal liability. Any reputational harm to our business could cause customers with existing contracts with us to cancel their contracts and could significantly impact our ability to make future sales. The insurance we carry may be inapplicable or inadequate to cover any such incident, accident or catastrophe. In the event that our insurance is inapplicable or not adequate, we may be forced to bear substantial losses from an incident or accident.

If we are unable to maintain relationships with our existing launch partners or enter into relationships with new launch partners, we may be unable to reach our targeted annual launch rate, which could have an adverse effect on our ability to grow our business.

We do not own or operate our own launch vehicles. We rely on third party launch partners to launch our and our customers’ satellites. Part of our strategy involves increasing our launch cadence and reaching approximately 100 satellites launched by 2026. Our ability to achieve such launch cadence targets will depend on our ability to maintain our relationships with our existing launch partners and add new launch partners in the future. We currently have agreements with the International Space Station and Vaya Space and expect to enter into a variety of arrangements to secure additional launch partners. We may in the future experience delays in our efforts to secure additional launch partners. Challenges as a result of regulatory processes or in the ability of our partners to secure the necessary permissions to establish launch sites could delay our ability to achieve our target cadence and could adversely affect our business.

We are dependent on third-party launch vehicles to deliver our systems, products, and technologies into space. If the number of companies offering launch services or the number of launches does not grow in the future or there is a consolidation among companies who offer these services, this could result in a shortage of space on these launch vehicles, which may cause delays in our ability to meet our customers’ needs. Additionally, a shortage of space available on launch vehicles may cause prices to increase or cause delays in our ability to meet our customers’ needs. Either of these situations could have a material adverse effect on our results of operations and financial condition. Further, if a launch is delayed, our timing for recognition of revenue may be impacted depending on the length of the delay and the nature of the contract with the customers with payloads on such delayed flight. Such a delay in recognizing revenue could materially impact our financial statements or result in negative impacts to our earnings during a specified time period, which could have a material effect on our results of operations and financial condition.

We rely on a limited number of suppliers for certain raw materials and supplied components. We may not be able to obtain sufficient raw materials or supplied components to meet our manufacturing and operating needs, or obtain such materials on favorable terms, which could impair our ability to fulfill our orders in a timely manner or increase our costs of production.

Our ability to manufacture our products is dependent upon sufficient availability of raw materials and supplied components, which we secure from a limited number of suppliers. Our reliance on suppliers to secure these raw materials and supplied components exposes us to volatility in the prices and availability of these materials. We may not be able to obtain sufficient supply of raw materials or supplied components, on favorable terms or at all, which could result in delays in manufacture of our products or increased costs.

In addition, we have in the past and may in the future experience delays in manufacture or operation as we go through the requalification process with any replacement third-party supplier, as well as the limitations imposed by International Traffic in Arms Regulations and other restrictions on transfer of sensitive technologies. Additionally, the imposition of tariffs on such raw materials or supplied components could have a material adverse effect on our operations. Prolonged disruptions in the supply of any of our key raw materials or components, difficulty qualifying new sources of supply, implementing use of replacement materials or new sources of supply or any volatility in prices could have a material adverse effect on our ability to operate in a cost-efficient, timely manner and could cause us to experience cancellations or delays of scheduled launches, customer cancellations or reductions in our prices and margins, any of which could harm our business, financial condition and results of operations.

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Failure of third-party contractors could adversely affect our business.

We are dependent on various third-party contractors to develop and provide certain of our components of and processes to our products. Should we experience complications with any of these components and services, we may need to delay our manufacturing activities or delay or cancel scheduled launches. We face the risk that any of our contractors may not fulfill their contracts and deliver their products or services on a timely basis, or at all. We have in the past experienced, and may in the future experience, operational complications with our contractors. The ability of our contractors to effectively satisfy our requirements could also be impacted by such contractors’ financial difficulty or damage to their operations caused by fire, terrorist attack, natural disaster, or other events. The failure of any contractors to perform to our expectations could result in shortages of certain manufacturing or operational components for our spacecraft or delays in spaceflights and harm our business. Our reliance on contractors and inability to fully control any operational difficulties with our third-party contractors could have a material adverse effect on our business, financial condition, and results of operations.

We expect to face intense competition in the commercial space market and other industries in which we may operate.

We face intense competition in the commercial space market and amongst our competitors. Currently, our primary competitors in the commercial satellite market are BlackSky, Spire, Hawkeye-360, LoftOrbital, and IceEye. In addition, we are aware of a significant number of entities actively engaged in developing commercial launch capabilities for small and medium sized satellite payloads, including Virgin Orbit, Relativity, ABL, and Firefly, among others. Many of our current and potential competitors are larger and have substantially greater financial or other resources than we currently have or expect to have in the future, and thus may be better positioned to exploit the market need for small payloads and targeted orbital delivery, which is the focus of our business. They may also be able to devote greater resources to the development of their current and future technologies, which could overlap with our technologies, or the promotion and sale of their products and services. Our competitors could offer small launch vehicles at lower prices, which could undercut our business strategy and potential competitive edge. Our current and potential competitors may also establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings relative to ours. Further, it is possible that domestic or foreign companies or governments, some with greater experience in the aerospace industry or greater financial resources than we possess, will seek to provide products or services that compete directly or indirectly with ours in the future. Any such foreign competitor, for example, could benefit from subsidies from, or other protective measures by, its home country.

We believe our ability to compete successfully as a commercial provider of launch and satellite services does and will depend on a number of factors, which may change in the future due to increased competition, including the price of our products and services, consumer satisfaction for the experiences we offer, and the frequency and availability of our products and services. If we are unable to compete successfully, our business, financial condition and results of operations could be adversely affected.

We may in the future invest significant resources in developing new service offerings and exploring the application of our proprietary technologies for other uses and those opportunities may never materialize.

While our primary focus for the foreseeable future will be on commencing our commercial launch activities, increasing our launch cadence, and fully expanding our satellite operations center, we may also invest significant resources in developing new technologies, services, products, and offerings. However, we may not realize the expected benefits of these investments. These anticipated technologies, however, are unproven and these products or technologies may never materialize or be commercialized in a way that would allow us to generate ancillary revenue streams. Relatedly, if such technologies become viable offerings in the future, we may be subject to competition from our competitors within the commercial launch and satellite industries, some of which may have substantially greater monetary and knowledge resources than we have and expect to have in the future to devote to the development of these technologies. Such competition or any limitations on our ability to take advantage of such technologies could impact our market share, which could have a material adverse effect on our business, financial condition, and results of operations.

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Such research and development initiatives may also have a high degree of risk and involve unproven business strategies and technologies with which we have limited operating or development experience. They may involve claims and liabilities (including, but not limited to, personal injury claims), expenses, regulatory challenges, and other risks that we may not be able to anticipate. There can be no assurance that customer demand for such initiatives will exist or be sustained at the levels that we anticipate, or that any of these initiatives will gain sufficient traction or market acceptance to generate sufficient revenue to offset any new expenses or liabilities associated with these new investments. Further, any such research and development efforts could distract management from current operations and would divert capital and other resources from our more established offerings and technologies. Even if we were to be successful in developing new products, services, offerings or technologies, regulatory authorities may subject us to new rules or restrictions in response to our innovations that may increase our expenses or prevent us from successfully commercializing new products, services, offerings, or technologies.

If we fail to adequately protect our proprietary intellectual property rights, our competitive position could be impaired and we may lose valuable assets, generate reduced revenue and incur costly litigation to protect our rights.

Our success depends, in part, on our ability to protect our proprietary intellectual property rights, including certain methodologies, practices, tools, technologies and technical expertise we utilize in designing, developing, implementing, and maintaining applications and processes used in our satellite systems and related technologies. To date, we have relied primarily on trade secrets and other intellectual property laws, non-disclosure agreements with our employees, consultants and other relevant persons and other measures to protect our intellectual property and intend to continue to rely on these and other means, including patent protection, in the future. However, the steps we take to protect our intellectual property may be inadequate, and we may choose not to pursue or maintain protection for our intellectual property in the United States or foreign jurisdictions. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Despite our precautions, it may be possible for unauthorized third parties to copy our technology and use information that we regard as proprietary to create technology that competes with ours.

Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate. To the extent we expand our international activities, our exposure to unauthorized copying and use of our technologies and proprietary information may increase. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon, misappropriating or otherwise violating our technology and intellectual property.

We rely in part on trade secrets, proprietary know-how and other confidential information to maintain our competitive position. Although we enter into non-disclosure and invention assignment agreements with our employees, enter into non-disclosure agreements with our customers, consultants, and other parties with whom we have strategic relationships and business alliances and enter into intellectual property assignment agreements with our consultants and vendors, no assurance can be given that these agreements will be effective in controlling access to and distribution of our technology and proprietary information. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our products.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.

Our success depends in part upon successful prosecution, maintenance, enforcement and protection of our owned and licensed intellectual property.

To protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Such litigation could be costly, time consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology, as well as any costly litigation or diversion of our management’s attention and resources, could disrupt our business, as well as have a material adverse effect on our financial condition and results of operations. The results of intellectual property litigation are difficult to predict and may require us to stop using certain technologies or offering certain services or may result in significant damage awards or settlement costs. There is no guarantee that any action to defend, maintain or enforce our owned or licensed intellectual property rights will be successful, and an adverse result in any such proceeding could have a material adverse impact on our business, financial condition, operating results, and prospects.

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In addition, we may from time-to-time face allegations that we are infringing, misappropriating or otherwise violating the intellectual property rights of third parties, including the intellectual property rights of our competitors. We may be unaware of the intellectual property rights that others may claim cover some or all of our technology or services. Irrespective of the validity of any such claims, we could incur significant costs and diversion of resources in defending against them, and there is no guarantee any such defense would be successful, which could have a material adverse effect on our business, contracts, financial condition, operating results, liquidity, and prospects.

Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could divert the time and resources of our management team, and harm our business, our operating results and our reputation.

The majority of our customer contracts may be terminated by the customer at any time for convenience as well as other provisions permitting the customer to discontinue contract performance for cause (for example, if we do not achieve certain milestones on a timely basis). If our contracts are terminated or if we experience any other contract-related risks, our results of operations may be adversely impacted. In addition, some of our customers are government entities, which subjects us to additional risks including early termination, audits, investigations, sanctions, and penalties.

We are subject to a variety of contract-related risks. Some of our existing customer contracts, including those with the government, include provisions allowing the customers to terminate their contracts for convenience, with a termination penalty for at least the amounts already paid, or to terminate the contracts for cause (for example, if we do not achieve certain milestones on a timely basis). Customers that terminate such contracts may also be entitled to a pro rata refund of the amount of the customer’s deposit. In addition, some of our customers are pre-revenue startups or otherwise not fully established companies, which exposes us to a degree of counterparty credit risk.

Part of our strategy is to market our space and satellite manufacturing and launch and data services to key government customers. We expect we may derive limited revenue from contracts with NASA and the U.S. government and may enter into further contracts with the U.S. or foreign governments in the future, and this subjects us to statutes and regulations applicable to companies doing business with the U.S. government, including the Federal Acquisition Regulation. These U.S. government contracts customarily contain provisions that give the government substantial rights and remedies, many of which are not typically found in commercial contracts, and which are unfavorable to contractors. For instance, most U.S. government agencies include provisions that allow the government to unilaterally terminate or modify contracts for convenience, in which case the counterparty to the contract may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting party may be liable for any extra costs incurred by the government in procuring undelivered items from another source.

Our government contracts may be subject to the approval of appropriations being made by the U.S. Congress to fund the expenditures under these contracts. In addition, government contracts normally contain additional requirements that may increase our costs of doing business, reduce our profits, and expose us to liability for failure to comply with these terms and conditions. These requirements include, for example:

●	specialized disclosure and accounting requirements unique to government contracts;

●	financial and compliance audits that may result in potential liability for price adjustments, recoupment of government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from doing business with the U.S. government;

●	public disclosures of certain contract and company information; and

●	mandatory socioeconomic compliance requirements, including labor requirements, non-discrimination and affirmative action programs and environmental compliance requirements.

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Government contracts are also generally subject to greater scrutiny by the government, which can initiate reviews, audits, and investigations regarding our compliance with government contract requirements. In addition, if we fail to comply with government contract laws, regulations and contract requirements, our contracts may be subject to termination, and we may be subject to financial and/or other liability under our contracts, the Federal Civil False Claims Act (including treble damages and other penalties), or criminal law. In particular, the False Claims Act’s “whistleblower” provisions also allow private individuals, including present and former employees, to sue on behalf of the U.S. government. Any penalties, damages, fines, suspension, or damages could adversely affect our ability to operate our business and our financial results. If any customer were to unexpectedly terminate, cancel, or decline to exercise an option to renew with respect to one or more of our significant contracts for any reason, including as a result of our failure to meet certain performance milestones, or if a government customer were to suspend or debar us from doing business with such government, our business, financial condition, and results of operations would be materially harmed.

If we commercialize outside the United States, we will be exposed to a variety of risks associated with international operations that could materially and adversely affect our business.

As part of our growth, we aim to establish offices and partnerships outside of the United States. We plan to continue to build our pipeline of global customers to include joint ventures and strategic partnerships. As we expand internationally, we expect that we would be subject to additional risks related to entering into international business relationships, including:

●	restructuring our operations to comply with local regulatory regimes;

●	identifying, hiring and training highly skilled personnel;

●	unexpected changes in tariffs, trade barriers and regulatory requirements, including through the International Traffic in Arms Regulations, or ITAR, Export Administration Regulations, or EAR, and Office of Foreign Assets Control, or OFAC, International Telecommunications Union, or ITU;

●	economic weakness, including inflation, or political instability in foreign economies and markets;

●	compliance with tax, employment, immigration, and labor laws for employees living or traveling abroad;

●	foreign taxes, including withholding of payroll taxes;

●	the need for U.S. government approval to operate our spaceflight systems outside the United States;

●	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue;

●	government appropriation of assets;

●	workforce uncertainty in countries where labor unrest is more common than in the United States; and

●	disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the U.S. Foreign Corrupt Practices Act, or FCPA, OFAC regulations and U.S. anti-money laundering regulations, as well as exposure of our foreign operations to liability under these regulatory regimes.

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Our business is subject to a wide variety of extensive and evolving government laws and regulations. Failure to comply with such laws and regulations could have a material adverse effect on our business.

We are subject to a wide variety of laws and regulations relating to various aspects of our business, including with respect to our satellite system operations, employment and labor, health care, tax, privacy and data security, health and safety, and environmental issues. Laws and regulations at the foreign, federal, state, and local levels frequently change, especially in relation to new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future regulatory or administrative changes. We monitor these developments and devote a significant amount of management’s time and external resources towards compliance with these laws, regulations and guidelines, and such compliance places a significant burden on management’s time and other resources, and it may limit our ability to expand into certain jurisdictions. Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate and could have a material adverse effect on our sales, profitability, cash flows and financial condition.

Failure to comply with these laws, such as with respect to obtaining and maintaining licenses, certificates, authorizations and permits critical for the operation of our business, may result in civil penalties or private lawsuits, or the suspension or revocation of licenses, certificates, authorizations or permits, which would prevent us from operating our business. For example, deploying space assets such as satellites in the United States require licenses and permits from certain agencies of the Department of Transportation, including the Federal Aviation Administration, or FAA, and review by other agencies of the U.S. Government, including the National Oceanic and Atmospheric Administration, or “NOAA”, the Department of Defense, Department of State, NASA, Federal Communications Commission, or the “FCC” and the International Telecommunications Union, or the “ITU”. License approval includes an interagency review of safety, operational, national security, and foreign policy and international obligations implications, as well as a review of foreign ownership. Delays in licensing and approvals allowing us to deploy our commercial satellites could adversely affect our ability to operate our business and our financial results.

Moreover, regulation of our industry is still evolving, and new or different laws or regulations could affect our operations, increase direct compliance costs for us or cause any third-party suppliers or contractors to raise the prices they charge us because of increased compliance costs. Application of these laws to our business may negatively impact our performance in various ways, limiting the collaborations we may pursue, further regulating the export and re-export of our products, services, and technology from the United States and abroad, and increasing our costs and the time necessary to obtain required authorization. The adoption of a multi-layered regulatory approach to any one of the laws or regulations to which we are or may become subject, particularly where the layers are in conflict, could require alteration of our manufacturing processes or operational parameters which may adversely impact our business. We may not be in complete compliance with all such requirements at all times and, even when we believe we are in complete compliance, a regulatory agency may determine that we are not. The timing of our satellite deployments may depend on the ability of our partners to secure regulatory licenses from the FAA and the FCC/ITU.

A component of our near-term strategy involves increasing our launch cadence by accelerating our development and production efforts and adding additional launch partners. Our ability to achieve this increased launch cadence within the timeframe in which we hope to do so will depend on the ability of our launch partners to secure the necessary regulatory licenses from the FAA, the FCC/ITU and other regulatory authorities. If our launch partners fail to obtain the licenses necessary to support our anticipated launch cadence, or any delays or hurdles that present in our interactions with the FAA, the FCC/ITU or other regulatory authorities, could impact our ability to grow our business, could delay our ability to execute on our existing and future customer contracts and could adversely affect our business and results of operations.

We are subject to stringent U.S. export and import control laws and regulations. Unfavorable changes in these laws and regulations or U.S. government licensing policies, our failure to secure timely U.S. government authorizations under these laws and regulations, or our failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition, and results of operation.

Our business is subject to stringent U.S. import and export control laws and regulations as well as economic sanctions laws and regulations. We are required to import and export our products, software, technology, and services, as well as run our operations in the United States, in full compliance with such laws and regulations, which include the EAR, the ITAR, and economic sanctions administered by the Treasury Department’s OFAC. Similar laws that impact our business exist in other jurisdictions. These foreign trade controls prohibit, restrict, or regulate our ability to, directly or indirectly, export, deemed export, re-export, deemed re-export or transfer certain hardware, technical data, technology, software, or services to certain countries and territories, entities, and individuals, and for end uses. If we are found to be in violation of these laws and regulations, it could result in civil and criminal, monetary and non-monetary penalties, the loss of export or import privileges, debarment, and reputational harm.

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Pursuant to these foreign trade control laws and regulations, we are required, among other things, to (i) maintain a registration under the ITAR, (ii) determine the proper licensing jurisdiction and export classification of products, software, and technology, and (iii) obtain licenses or other forms of U.S. government authorization to engage in the conduct of our spaceflight business. The authorization requirements include the need to get permission to release controlled technology to foreign person employees and other foreign persons. Changes in U.S. foreign trade control laws and regulations, or reclassifications of our products or technologies, may restrict our operations. The inability to secure and maintain necessary licenses and other authorizations could negatively impact our ability to compete successfully or to operate our spaceflight business as planned. Any changes in the export control regulations or U.S. government licensing policy, such as those necessary to implement U.S. government commitments to multilateral control regimes, may restrict our operations. Given the great discretion the government has in issuing or denying such authorizations to advance U.S. national security and foreign policy interests, there can be no assurance we will be successful in our future efforts to secure and maintain necessary licenses, registrations, or other U.S. government regulatory approvals.

Under the “Exon-Florio Amendment” to the U.S. Defense Production Act of 1950, as amended (the “DPA”), the U.S. President has the power to disrupt or block certain foreign investments in U.S. businesses if he determines that such a transaction threatens U.S. national security. The Committee on Foreign Investment in the United States (“CFIUS”) has been delegated the authority to conduct national security reviews of certain foreign investments. CFIUS may impose mitigation conditions to grant clearance of a transaction.

The Foreign Investment Risk Review Modernization Act (“FIRRMA”), enacted in 2018, amended the DPA to, among other things, expand CFIUS’s jurisdiction beyond acquisitions of control of U.S. businesses. Under FIRRMA, CFIUS also has jurisdiction over certain foreign non-controlling investments in U.S. businesses that are involved with critical technology or critical infrastructure, or that collect and maintain sensitive personal data of U.S. citizens (“TID U.S. Businesses”), if the foreign investor receives specified triggering rights in connection with its investment. We are a TID U.S. Business because we develop and design technologies that would be considered critical technologies. Certain foreign investments in TID U.S. Businesses are subject to mandatory filing with CFIUS. These restrictions on the ability of foreign persons to invest in us could limit our ability to engage in strategic transactions that could benefit our stockholders, including a change of control, and could also affect the price that an investor may be willing to pay for our common stock.

Failure to comply with federal, state, and foreign laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, could adversely affect our business and our financial condition.

We collect, store, process, and use personal information and other customer data, and we rely in part on third parties that are not directly under our control to manage certain of these operations and to collect, store, process and use payment information. Due to the volume and sensitivity of the personal information and data we and these third parties manage and expect to manage in the future, as well as the nature of our customer base, the security features of our information systems are critical. A variety of federal, state, and foreign laws and regulations govern the collection, use, retention, sharing and security of this information. Laws and regulations relating to privacy, data protection and consumer protection are evolving and subject to potentially differing interpretations. These requirements may not be harmonized, may be interpreted, and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. As a result, our practices may not have complied or may not comply in the future with all such laws, regulations, requirements, and obligations.

We expect that new industry standards, laws and regulations will continue to be proposed regarding privacy, data protection and information security in many jurisdictions. We cannot yet determine the impact such future laws, regulations and standards may have on our business. Complying with these evolving obligations is costly.

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As we expand our international presence, we may also become subject to additional privacy rules, many of which, such as the General Data Protection Regulation promulgated by the European Union (the “GDPR”) and national laws supplementing the GDPR, such as in the United Kingdom, are significantly more stringent than those currently enforced in the United States. The law requires companies to meet stringent requirements regarding the handling of personal data of individuals located in the EEA. These more stringent requirements include expanded disclosures to inform customers about how we may use their personal data through external privacy notices, increased controls on profiling customers and increased rights for data subjects (including customers and employees) to access, control and delete their personal data. In addition, there are mandatory data breach notification requirements. The law also includes significant penalties for non-compliance, which may result in monetary penalties of up to the higher of €20.0 million or 4% of a group’s worldwide turnover for the preceding financial year for the most serious violations. The GDPR and other similar regulations require companies to give specific types of notice and informed consent is required for the placement of a cookie or similar technologies on a user’s device for online tracking for behavioral advertising and other purposes and for direct electronic marketing, and the GDPR also imposes additional conditions in order to satisfy such consent, such as a prohibition on pre-checked tick boxes and bundled consents, thereby requiring customers to affirmatively consent for a given purpose through separate tick boxes or other affirmative action.

A significant data breach or any failure, or perceived failure, by us to comply with any federal, state or foreign privacy or consumer protection-related laws, regulations or other principles or orders to which we may be subject or other legal obligations relating to privacy or consumer protection could adversely affect our reputation, brand and business, and may result in claims, investigations, proceedings or actions against us by governmental entities or others or other penalties or liabilities or require us to change our operations and/or cease using certain data sets. Depending on the nature of the information compromised, we may also have obligations to notify users, law enforcement or payment companies about the incident and may need to provide some form of remedy, such as refunds, for the individuals affected by the incident.

Failures in our technology infrastructure could damage our business, reputation and brand and substantially harm our business and results of operations.

If our main data center were to fail, or if we were to suffer an interruption or degradation of services at our main data center, we could lose important manufacturing and technical data, which could harm our business. Our facilities are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures, and similar events. In the event that our or any third-party provider’s systems or service abilities are hindered by any of the events discussed above, our ability to operate may be impaired. A decision to close the facilities without adequate notice, or other unanticipated problems, could adversely impact our operations. Any of the aforementioned risks may be augmented if our or any third-party provider’s business continuity and disaster recovery plans prove to be inadequate. The facilities also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. Any security breach, including personal data breaches, or incident, including cybersecurity incidents, that we experience could result in unauthorized access to, misuse of or unauthorized acquisition of our or our customers’ data, the loss, corruption or alteration of this data, interruptions in our operations or damage to our computer hardware or systems or those of our customers. Moreover, negative publicity arising from these types of disruptions could damage our reputation. We may not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in our service. Significant unavailability of our services due to attacks could cause users to cease using our services and materially and adversely affect our business, prospects, financial condition, and results of operations.

We are highly dependent on our senior management team and other highly skilled personnel, and if we are not successful in attracting or retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our success depends, in significant part, on the continued services of our senior management team and on our ability to attract, motivate, develop, and retain a sufficient number of other highly skilled personnel, including engineers, manufacturing and quality assurance, design, finance, marketing, sales and support personnel. Our senior management team has extensive experience in the aerospace industry, and we believe that their depth of experience is instrumental to our continued success. The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy and have a material adverse effect on our business, financial condition, and results of operations.

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Competition for qualified highly skilled personnel can be strong, and we can provide no assurance that we will be successful in attracting or retaining such personnel now or in the future. We have not yet started production level satellite manufacturing, launch and data operations, and our estimates of the required team size to support our estimated flight rates may require increases in staffing levels that may require significant capital expenditure. Further, any inability to recruit, develop and retain qualified employees may result in high employee turnover and may force us to pay significantly higher wages, which may harm our profitability. Additionally, we only carry key man insurance for our Chief Executive Officer, and the loss of any key employee or our inability to recruit, develop and retain these individuals as needed, could have a material adverse effect on our business, financial condition, and results of operations.

Any acquisitions, partnerships, or joint ventures that we enter into could disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.

From time to time, we may evaluate potential strategic acquisitions of businesses, including partnerships or joint ventures with third parties, both domestic and international. We may not be successful in identifying acquisition, partnership, and joint venture candidates. In addition, we may not be able to continue the operational success of such businesses or successfully finance or integrate any businesses that we acquire or with which we form a partnership or joint venture. We may have potential write-offs of acquired assets and/or an impairment of any goodwill recorded as a result of acquisitions. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations or may result in conflicts with our business. Any acquisition, partnership or joint venture may not be successful, may reduce our cash reserves, may negatively affect our earnings and financial performance and, to the extent financed with the proceeds of debt, may increase our indebtedness. We cannot ensure that any acquisition, partnership, or joint venture we make will not have a material adverse effect on our business, financial condition, and results of operations.

We may experience difficulties in integrating the operations of acquired companies into our business and in realizing the expected benefits of these acquisitions.

Acquisitions involve numerous risks, any of which could harm our business and negatively affect our financial condition and results of operations. The success of any acquisition will depend in part on our ability to realize the anticipated business opportunities from combining their and our operations in an efficient and effective manner. These integration processes could take longer than anticipated and could result in the loss of key employees, the disruption of each company’s ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect our ability to maintain relationships with customers, employees or other third parties, or our ability to achieve the anticipated benefits of the acquisitions, and could harm our financial performance. If we are unable to successfully or timely integrate the operations of an acquired company with our business, we may incur unanticipated liabilities and be unable to realize the revenue growth, synergies and other anticipated benefits resulting from the acquisitions, or fully offset the costs of the acquisition, and our business, results of operations and financial condition could be materially and adversely affected.

We are subject to many hazards and operational risks that can disrupt our business, including interruptions or disruptions in service at our primary facilities, which could have a material adverse effect on our business, financial condition, and results of operations.

Our operations are subject to many hazards and operational risks inherent to our business, including general business risks, product liability and damage to third parties, our infrastructure or properties that may be caused by fires, floods and other natural disasters, power losses, telecommunications failures, terrorist attacks, human errors and similar events. Additionally, our manufacturing operations are hazardous at times and may expose us to safety risks, including environmental risks and health and safety hazards to our employees or third parties.

Moreover, our operations are entirely based in and around our Cape Canaveral, Florida facility, where our machine shop, production facilities, administrative offices, and engineering functions are located. Any significant interruption due to any of the above hazards and operational to the manufacturing or operation of our facilities, including from weather conditions, growth constraints, performance by third-party providers (such as electric, utility or telecommunications providers), failure to properly handle and use hazardous materials, failure of computer systems, power supplies, fuel supplies, infrastructure damage, disagreements with the owners of the land on which our facilities are located could result in manufacturing delays or the delay or cancellation of our planned commercial satellite launches and, as a result, could have a material adverse effect on our business, financial condition and results of operations.

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In addition, our insurance coverage may be inadequate to cover our liabilities related to such hazards or operational risks. Moreover, we may not be able to maintain adequate insurance in the future at rates we consider reasonable and commercially justifiable, and insurance may not continue to be available on terms as favorable as our current arrangements. The occurrence of a significant uninsured claim, or a claim in excess of the insurance coverage limits maintained by us, could harm our business, financial condition and results of operations.

We have not historically obtained and may not maintain launch or in-orbit insurance coverage for our satellites to address the risk of potential systemic anomalies, failures, collisions with our satellites or other satellites or debris, or catastrophic events affecting the existing satellite system. If one or more of our launches result in catastrophic failure or one or more of our in-orbit satellites or payloads fail, and we have not obtained insurance coverage, we could be required to record significant impairment charges for the satellite or payload.

We have not historically obtained and may not maintain launch or in-orbit insurance coverage for our satellites to address the risk of potential systemic anomalies, failures, collisions with our satellites or other satellites or debris, or catastrophic events affecting the existing satellite system. If one or more of our in-orbit uninsured satellites or payloads fail, or one or more of our uninsured satellites is destroyed during failed launch, we could be required to record significant impairment charges for the satellite or payload. We may review the purchase of launch insurance on a case-by-case basis evaluating the launch history of our launch provider, number of satellites to be deployed on the launch vehicle, the status of our constellation, our ability to launch additional satellites in the near term, and the cost of insurance, among other factors. As a result of our case-by-case evaluation process, we have procured launch insurance for our next four upcoming launches, which policies are subject to the typical terms and conditions regarding, among other things, cancellation and scope of coverage. We do not maintain third-party liability insurance with respect to our satellites. Accordingly, we currently have no insurance to cover any third-party damages that may be caused by any of our satellites, including personal and property insurance. If we experience significant uninsured losses, such events could have a material adverse impact on our business, financial condition and results of operations.

Natural disasters, unusual weather conditions, epidemic outbreaks, global health crises, terrorist acts and political events could disrupt our business and flight schedule.

The occurrence of one or more natural disasters such as tornadoes, hurricanes, fires, floods and earthquakes, unusual weather conditions, epidemic outbreaks, terrorist attacks or disruptive political events in certain regions where our facilities are located, or where our third-party contractors’ and suppliers’ facilities are located, could adversely affect our business, financial condition, and results of operations. Severe weather, such as rainfall, snowfall, or extreme temperatures, may impact the ability of our satellite launch and data services to be carried out as planned, resulting in additional expense to reschedule such service, thereby reducing our sales and profitability. Terrorist attacks, actual or threatened acts of war or the escalation of current hostilities, or any other military or trade disruptions impacting our domestic or foreign suppliers of components of our products, may impact our operations by, among other things, causing supply chain disruptions and increases in commodity prices, which could adversely affect our raw materials or transportation costs. These events also could cause or act to prolong an economic recession in the United States or abroad. To the extent these events also impact one or more of our suppliers or contractors or result in the closure of any of their facilities or our facilities, commence our commercial satellite launch activities as planned or thereafter increase our launch cadence. In addition, the disaster recovery and business continuity plans we have in place currently are limited and are unlikely to prove adequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans and, more generally, any of these events could cause consumer confidence and spending to decrease, which could adversely impact our commercial satellite manufacturing, launch and data operations.

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Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide.

Our quarterly and annual operating results may fluctuate significantly, which makes it difficult for us to predict our future operating results. These fluctuations may occur due to a variety of factors, many of which are outside of our control, including, but not limited to:

●	the number of satellite launch missions we schedule for a period, the price at which we sell them and our ability schedule additional launch missions for repeat customers;

●	unexpected weather patterns, maintenance issues, natural disasters or other events that force us to cancel or reschedule launches;

●	the cost of raw materials or supplied components critical for the manufacture and operation of our satellite equipment;

●	the timing and cost of, and level of investment in, research and development relating to our technologies and our current or future facilities;

●	developments involving our competitors;

●	changes in governmental regulations or in the status of our regulatory approvals or applications;

●	future accounting pronouncements or changes in our accounting policies; and

●	general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

The individual or cumulative effects of factors discussed above could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful.

This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any guidance we may provide, or if the guidance we provide is below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated guidance we may provide.

We may become involved in litigation that may materially adversely affect us.

From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources from the operation of our business, and cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses, and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business.

We have been focused on developing satellite manufacturing and launch capabilities and services since 2013. This limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

Because we have limited historical financial data and operate in a rapidly evolving market, any predictions about its future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more developed market. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition and results of operations could be adversely affected.

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The markets for commercial satellite manufacturing, launch and data services have not been well established as the commercialization of space is a relatively new development and is rapidly evolving. Our estimates for the total addressable markets for satellite launch and data services are based on a number of internal and third-party estimates, including our contracted revenue and sales pipeline, assumed prices at which we can offer services, assumed frequency of service, our ability to leverage our current manufacturing and operational processes and general market conditions. As a result, our estimates of the annual total addressable markets for in-space infrastructure services, as well as the expected growth rate for the total addressable market for that experience, may prove to be incorrect.

We are subject to environmental regulation and may incur substantial costs.

We are subject to federal, state, local and foreign laws, regulations, and ordinances relating to the protection of the environment, including those relating to emissions to the air, discharges to surface and subsurface waters, safe drinking water, greenhouse gases and the management of hazardous substances, oils and waste materials. Federal, state, and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and remediate hazardous or toxic substances or petroleum product releases at or from the property. Under federal law, generators of waste materials, and current and former owners or operators of facilities, can be subject to liability for investigation and remediation costs at locations that have been identified as requiring response actions. Compliance with environmental laws and regulations can require significant expenditures. In addition, we could incur costs to comply with such current or future laws and regulations, the violation of which could lead to substantial fines and penalties.

We may have to pay governmental entities or third parties for property damage and for investigation and remediation costs that they incurred in connection with any contamination at our current and former properties without regard to whether we knew of or caused the presence of the contaminants. Liability under these laws may be strict, joint and several, meaning that we could be liable for the costs of cleaning up environmental contamination regardless of fault or the amount of waste directly attributable to us. Even if more than one person may have been responsible for the contamination, each person covered by these environmental laws may be held responsible for all of the clean-up costs incurred. Environmental liabilities could arise and have a material adverse effect on our financial condition and performance. We do not believe, however, that pending environmental regulatory developments in this area will have a material effect on our capital expenditures or otherwise materially adversely affect its operations, operating costs, or competitive position.

The COVID-19 pandemic has and could continue to negatively affect various aspects of our business, make it more difficult for us to meet our obligations to our customers, and result in reduced demand for our products and services, which could have a material adverse effect on our business, financial condition, results of operations, or cash flows.

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, and it has since spread throughout other parts of the world, including the United States. Any outbreak of contagious diseases or other adverse public health developments could have a material adverse effect on our business operations. These impacts to our operations have included and could again in the future include disruptions or restrictions on the ability of our employees and customers to travel or our ability to pursue collaborations and other business transactions, travel to customers and/or conduct live demonstrations of our products, oversee the activities of our third-party manufacturers and suppliers. We may also be impacted by the temporary closure of the facilities of suppliers, manufacturers, or customers.

In an effort to halt the outbreak of COVID-19, a number of countries, including the United States, placed significant restrictions on travel and many businesses announced extended closures. These travel restrictions and business closures have and may in the future adversely impact our operations locally and worldwide, including our ability to manufacture, market, sell or distribute our products. Such restrictions and closure have caused or may cause temporary closures of the facilities of our suppliers, manufacturers, or customers. A disruption in the operations of our employees, suppliers, customers, manufacturers, or access to customers would likely impact our sales and operating results. We are continuing to monitor and assess the effects of the COVID-19 pandemic on our commercial operations; however, we cannot at this time accurately predict what effects these conditions will ultimately have on our operations due to uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak and speed of vaccinations, and the length of the travel restrictions and business closures imposed by the governments of impacted countries. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could affect demand for our products and likely impact our operating results.

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Changes in tax laws or regulations may increase tax uncertainty and adversely affect results of our operations and our effective tax rate.

We are subject to taxes in the United States and certain foreign jurisdictions. Due to economic and political conditions, tax rates in various jurisdictions, including the United States, may be subject to change. Our future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation. In addition, we may be subject to income tax audits by various tax jurisdictions. Although we believe our income tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution by one or more taxing authorities could have a material impact on the results of our operations. Further, we may be unable to utilize our net operating losses in the event a change in control is determined to have occurred.

Our Chief Executive Officer, Carol Craig, is also the Chief Executive Officer of CTC, our principal stockholder, and may allocate her time to such other business thereby causing conflicts of interest in her determination as to how much time to devote to our affairs.

Our Chief Executive Officer, Carol Craig, is also the Chief Executive Officer of CTC and may not commit her full time to our affairs, which may result in a conflict of interest in allocating her time between our business and the other business. Ms. Craig spends approximately 50 hours per week working for us. Furthermore, our Chief Executive Officer is not obligated to contribute any specific number of her hours per week to our affairs. If other business affairs require our Chief Executive Officer to devote more amounts of time to other affairs, including the business of CTC, it could limit her ability to devote time to our affairs and could have a negative impact on our ability to implement our plan of operation.

If we fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to accounting controls and procedures in the future, or, if we discover additional material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult. Our management determined that our disclosure controls and procedures and internal controls were ineffective as of December 31, 2021, and if they continue to be ineffective could result in material misstatements in our financial statements.

If we fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to disclosure controls and procedures in the future, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult. Section 404 of the Sarbanes-Oxley Act requires annual management assessment of the effectiveness of our internal control over financial reporting. As of December 31, 2021, our management has determined that we had a material weakness in our control environment with respect to inadequate segregation of duties in our accounting and financial reporting functions due to not having enough personnel in our accounting and financial reporting functions. If additional material weaknesses or significant deficiencies are discovered or if we otherwise fail to achieve and maintain the adequacy of our internal control, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our Class A common stock could drop significantly.

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Risks Related to our Relationship with Craig Technical Consulting, Inc.

CTC controls the direction of our business, and the concentrated ownership of our common stock will prevent you and other stockholders from influencing significant decisions.

As of December 30, 2022, CTC owns a 92.6% of the voting power of our outstanding common stock. As long as CTC beneficially controls a majority of the voting power of our outstanding Class B Common Stock, it will generally be able to determine the outcome of all corporate actions requiring stockholder approval, including the election and removal of directors. Even if CTC were to control less than a majority of the voting power of our outstanding Class B Common Stock, it may influence the outcome of such corporate actions so long as it owns a significant portion of our Class B Common Stock. If CTC continues to hold its shares of our Class B Common Stock, it could remain our controlling stockholder for an extended period of time or indefinitely.

We may be a “controlled company” within the meaning of the Nasdaq rules and, as a result, may qualify for, and may rely on, exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

As a result of the concentration of ownership of our outstanding common stock, we may be a “controlled company” within the meaning of the corporate governance standards of the Nasdaq rules. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements.

As a controlled company, we may rely on certain exemptions from the Nasdaq standards that may enable us not to comply with certain Nasdaq corporate governance requirements if CTC continues to control a majority of the voting power of our outstanding common stock. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of The Nasdaq Capital Market.

The ownership by our Chief Executive Officer of shares of CTC common stock may create, or may create the appearance of, conflicts of interest.

The ownership by our Chief Executive Officer of shares of CTC common stock may create, or may create the appearance of, conflicts of interest. Ownership by our Chief Executive Officer of common stock of CTC, creates, or, may create the appearance of, conflicts of interest when she is faced with decisions that could have different implications for CTC than the decisions have for us. Our Chief Executive Officer has agreed to recuse herself with respect to voting on any matter coming before either CTC’s or our board of directors related to our relationship with CTC, although she will still be permitted to participate in discussions and negotiations. Any perceived conflicts of interest resulting from investors questioning the independence of our management or the integrity of corporate governance procedures may materially affect our stock price.

Risks Related to this Offering and Our Class A Common Stock

Our stock price may be volatile, and purchasers of our Class A common stock could incur substantial losses.

The stock market in general has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to operating performance of individual companies, particularly following a public offering of a company with a small public float. There is the potential for rapid and substantial price volatility of our Class A common stock following this offering. These broad market factors may seriously harm the market price of our Class A common stock, regardless of our actual or expected operating performance and financial condition or prospects, which may make it difficult for investors to assess the rapidly changing value of our Class A common stock.

We are currently listed on The Nasdaq Capital Market. If we are unable to maintain listing of our securities on Nasdaq or any stock exchange, our stock price could be adversely affected and the liquidity of our stock and our ability to obtain financing could be impaired and it may be more difficult for our stockholders to sell their securities.

Although our Class A Common Stock is currently listed on The Nasdaq Capital Market, we may not be able to continue to meet the exchange’s minimum listing requirements or those of any other national exchange. If we are unable to maintain listing on Nasdaq or if a liquid market for our Class A Common Stock does not develop or is sustained, our Class A Common Stock may remain thinly traded.

The listing rules of Nasdaq require listing issuers to comply with certain standards in order to remain listed on its exchange. If, for any reason, we should fail to maintain compliance with these listing standards and Nasdaq should delist our securities from trading on its exchange and we are unable to obtain listing on another national securities exchange, a reduction in some or all of the following may occur, each of which could have a material adverse effect on our stockholders:

●	the liquidity of our Class A Common Stock;

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●	the market price of our Class A Common Stock;

●	our ability to obtain financing for the continuation of our operations;

●	the number of institutional and general investors that will consider investing in our Class A Common Stock;

●	the number of investors in general that will consider investing in our Class A Common Stock;

●	the number of market makers in our Class A Common Stock;

●	the availability of information concerning the trading prices and volume of our Class A Common Stock; and

●	the number of broker-dealers willing to execute trades in shares of our Class A Common Stock.

The dual-class structure of our common stock as contained in our amended and restated certificate of incorporation, as amended, has the effect of concentrating voting control with those stockholders who held our Class B Common Stock prior to our initial public offering. This ownership will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transactions requiring stockholder approval, and that may adversely affect the trading price of our Class A Common Stock.

Our Class B Common Stock has ten votes per share, and our Class A Common Stock, which is the stock that we sold in our initial public offering, has one vote per share. CTC holds all of the issued and outstanding shares of our Class B Common Stock, representing approximately 92.6% of the voting power of our outstanding capital stock as of December 30, 2022. In addition, because of the ten-to-one voting ratio between our Class B and Class A Common Stock, the holder of our Class B Common Stock could continue to control a majority of the combined voting power of our common stock and therefore control all matters submitted to our stockholders for approval until converted by our Class B Common stockholder. This concentrated control may limit or preclude your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions requiring stockholder approval. In addition, this concentrated control may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our stockholders. As a result, such concentrated control may adversely affect the market price of our Class A Common Stock.

Future transfers by holders of Class B Common Stock will generally result in those shares converting to Class A Common Stock, subject to limited exceptions as specified in our amended and restated certificate of incorporation, such as transfers to family members and certain transfers effected for estate planning purposes. The conversion of Class B Common Stock to Class A Common Stock will have the effect, over time, of increasing the relative voting power of those holders of Class B Common Stock who retain their shares in the long term. As a result, it is possible that one or more of the persons or entities holding our Class B Common Stock could gain significant voting control as other holders of Class B Common Stock sell or otherwise convert their shares into Class A Common Stock.

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We cannot predict the effect our dual-class structure may have on the market price of our Class A Common Stock.

We cannot predict whether our dual-class structure will result in a lower or more volatile market price of our Class A Common Stock, adverse publicity or other adverse consequences. For example, certain index providers have announced and implemented restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell announced that it would require new constituents of its indices to have greater than 5% of the company’s voting rights in the hands of public stockholders, and S&P Dow Jones announced that it would no longer admit companies with multiple-class share structures to certain of its indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Also in 2017, MSCI, a leading stock index provider, opened public consultations on its treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under such announced and implemented policies, the dual-class structure of our common stock would make us ineligible for inclusion in certain indices and, as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices would not invest in our Class A Common Stock. These policies are relatively new and it is unclear what effect, if any, they will have on the valuations of publicly-traded companies excluded from such indices, but it is possible that they may adversely affect valuations, as compared to similar companies that are included. Due to the dual-class structure of our common stock, we will likely be excluded from certain indices and we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and could make our Class A Common Stock less attractive to other investors. As a result, the market price of our Class A Common Stock could be adversely affected.

Our principal stockholders will continue to have significant influence over the election of our board of directors and approval of any significant corporate actions, including any sale of the company.

Our founders, executive officers, directors, and other principal stockholders, in the aggregate, beneficially own a majority of our outstanding stock. These stockholders currently have, and likely will continue to have, significant influence with respect to the election of our board of directors and approval or disapproval of all significant corporate actions. The concentrated voting power of these stockholders could have the effect of delaying or preventing an acquisition of the company or another significant corporate transaction.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the currently intended purposes described in the section entitled “Use of Proceeds.” Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management may not apply our cash from this offering in ways that ultimately increase the value of any investment in our securities or enhance stockholder value. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply our cash in ways that enhance stockholder value, we may fail to achieve expected financial results, which may result in a decline in the price of our shares of Class A common stock, and, therefore, may negatively impact our ability to raise capital, invest in or expand our business, acquire additional products or licenses, commercialize our product, or continue our operations.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against companies following a decline in the market price of their securities. This risk is especially relevant for us because biotechnology companies have experienced significant share price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the shares and trading volume could decline.

The trading market for our Class A Common Stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades our Class A Common Stock or publishes inaccurate or unfavorable research about our business, the market price for our Class A Common Stock would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our common stock to decline.

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We do not expect to pay dividends in the foreseeable future, and you must rely on price appreciation of your shares of Class A Common Stock for return on your investment.

We have paid no cash dividends on any class of our stock to date, and we do not anticipate paying cash dividends in the near term. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our stock. Accordingly, investors must be prepared to rely on sales of their shares after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our shares. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

As the public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Class A common stock in this offering, you will pay more for your shares of Class A common stock than the amount paid by our existing stockholders for their shares on a per share basis. As a result, you will experience immediate and substantial dilution in net tangible book value per share in relation to the price that you paid for your shares. We expect the dilution as a result of the offering to be $0.19 per share to new investors purchasing our shares of Class A common stock in this offering. In addition, you will experience further dilution to the extent that our shares are issued upon the exercise of any warrants or exercise of stock options under any stock incentive plans. See “Dilution” for a more complete description of how the value of your investment in our shares will be diluted upon completion of this offering.

We will incur increased costs as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, and particularly after we no longer qualify as an emerging growth company, we will incur significant legal, accounting, and other expenses that we did not incur previously. The Sarbanes-Oxley Act of 2002 (“SOX”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on U.S. reporting public companies, including the establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more expensive for us to obtain director and officer liability insurance, which in turn could make it more difficult for us to attract and retain qualified senior management personnel or members for our board of directors. In addition, these rules and regulations are often subject to varying interpretations, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Pursuant to Section 404 of SOX (“Section 404”), we will be required to furnish a report by our senior management on our internal control over financial reporting.

While we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To prepare for eventual compliance with Section 404, once we no longer qualify as an emerging growth company, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404.

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We are an “emerging growth company,” and the reduced reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (“the JOBS Act”). For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including exemption from compliance with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of our initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock held by non-affiliates exceeds $700 million as of the end of our prior second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, under the JOBS Act, emerging growth companies may delay adopting new or revised accounting standards until such time as those standards apply to private companies. We may elect not to avail ourselves of this exemption from new or revised accounting standards and, therefore, may be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile.

Anti-takeover provisions contained in our certificate of incorporation and bylaws as well as provisions of Delaware law, could impair a takeover attempt.

Our certificate of incorporation, bylaws and Delaware law contain provisions which could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our board of directors. Our corporate governance documents include provisions:

●	authorizing “blank check” preferred stock, which could be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend, and other rights superior to our common stock;

●	limiting the liability of, and providing indemnification to, our directors and officers;

●	limiting the ability of our stockholders to call and bring business before special meetings;

●	requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;

●	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings; and

●	providing our board of directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock.

Any provision of our certificate of incorporation, bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Class A common stock and could also affect the price that some investors are willing to pay for our Class A common stock.

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Our amended and restated certificate of incorporation, as amended, designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or other employees.

Our certificate of incorporation requires that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for each of the following:

●	any derivative action or proceeding brought on our behalf;

●	any action asserting a claim for breach of any fiduciary duty owed by any director, officer, or other employee of ours to the Company or our stockholders, creditors or other constituents;

●	any action asserting a claim against us or any director or officer of ours arising pursuant to, or a claim against us or any of our directors or officers, with respect to the interpretation or application of any provision of, the DGCL, our certificate of incorporation or bylaws; or

●	any action asserting a claim governed by the internal affairs doctrine;

provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any of the foregoing actions for lack of subject matter jurisdiction, any such action or actions may be brought in another state court sitting in the State of Delaware.

The exclusive forum provision is limited to the extent permitted by law, and it will not apply to claims arising under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), or for any other federal securities laws which provide for exclusive federal jurisdiction.

Our Amended and Restated Certificate of Incorporation, as amended, provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Securities Exchange Act of 1934, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock are deemed to have notice of and consented to this provision.

Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our second amended and restated certificate of incorporation provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring such a claim arising under the Securities Act against us, our directors, officers, or other employees in a venue other than in the federal district courts of the United States of America. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our second amended and restated certificate of incorporation.

Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, this provision may limit or discourage a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

We note that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

There is no public market for the pre-funded warrants to purchase shares of our Class A common stock being offered by us in this offering.

There is no established public trading market for the pre-funded warrants to purchase shares of our Class A common stock that are being offered as part of this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants on any national securities exchange or other nationally recognized trading system, including The Nasdaq Capital Market. Without an active market, the liquidity of the pre-funded warrants will be limited.

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INDUSTRY AND MARKET DATA

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such projections, assumptions, and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies, and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

TRADEMARKS, SERVICE MARKS AND TRADENAMES

We own or have rights to use a number of registered and common law trademarks, service marks and/or trade names in connection with our business in the United States and/or in certain foreign jurisdictions.

Solely for convenience, the trademarks, service marks, logos and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others, which are the property of their respective owners. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

We have a trademark for the names BRINGING SPACE DOWN TO EARTH® and SPACE ACCESS REIMAGINED® and pending applications for the names THE EASY BUTTON FOR SPACE™, SUDS AND SATELLITES™, A MULTI-MISSION SATELLITE FOR A MULTI-MISSION CONSTELLATION™ and ACCESSING SPACE REQUIRES A DOWN-TO-EARTH PARTNER™.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words. We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short- and long-term business operations and objectives, and financial needs. These forward-looking statements include, but are not limited to, statements concerning the following:

●	our projected financial position and estimated cash burn rate;

●	our estimates regarding expenses, future revenues and capital requirements;

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●	our ability to continue as a going concern;

●	our need to raise substantial additional capital to fund our operations;

●	our ability to compete in the global space industry;

●	our ability to obtain and maintain intellectual property protection for our current products and services;

●	our ability to protect our intellectual property rights and the potential for us to incur substantial costs from lawsuits to enforce or protect our intellectual property rights;

●	the possibility that a third party may claim we have infringed, misappropriated or otherwise violated their intellectual property rights and that we may incur substantial costs and be required to devote substantial time defending against these claims;

●	our reliance on third-party suppliers and manufacturers;

●	the success of competing products or services that are or become available;

●	our ability to expand our organization to accommodate potential growth and our ability to retain and attract key personnel; and

●	the potential for us to incur substantial costs resulting from lawsuits against us and the potential for these lawsuits to cause us to limit our commercialization of our products and services.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of shares of our Class A common stock in this offering will be approximately $8.8 million (or $10.2 million if the representative of the underwriters exercises its over-allotment option in full), based on an assumed public offering price of $1.23 per share, which was the closing price of our Class A common stock on The Nasdaq Capital Market on January 12, 2023, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for (i) sales and marketing, (ii) operational costs, (iii) product development, (iv) manufacturing expansion and (v) working capital and other general corporate purposes. We may also use a portion of the net proceeds to in-license, acquire or invest in complementary businesses or products, however, we have no current commitments or obligations to do so.

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A $1.00 increase or decrease in the assumed public offering price of $1.23 per share would increase or decrease the net proceeds from this offering by approximately $7.5 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions.

An increase (decrease) of 1,000,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the net proceeds from this offering by approximately $1.2 million, assuming no change in the assumed public offering price per share and after deducting estimated underwriting discounts and commissions.

This expected use of the net proceeds from this offering and our existing cash represents our intentions based upon our current plans, financial condition and business conditions. Predicting the cost necessary to develop product candidates can be difficult and the amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development and commercialization efforts, any collaborations that we may enter into with third parties for our product candidates and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering and our existing cash.

In the ordinary course of our business, we expect to from time to time evaluate the acquisition of, investment in or in-license of complementary products, technologies or businesses, and we could use a portion of the net proceeds from this offering for such activities. We currently do not have any agreements, arrangements, or commitments with respect to any potential acquisition, investment or license.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments, and government securities.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our Class A common stock, and we do not anticipate paying any cash dividends on our Class A common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our cash and capitalization as of September 30, 2022:

●	on an actual basis; and

●	on an as adjusted basis to give further effect to (i) our issuance and sale of shares of our Class A common being sold in this offering at an assumed public offering price of $1.23 per share, a which was the closing price of our Class A common stock on The Nasdaq Capital Market on January 12, 2023, after deducting the estimated underwriting discounts and commissions and our estimated offering expenses, and assuming no sale of the pre-funded warrants in this offering.

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(in thousands, except share and per share data)	Actual	As Adjusted[1]
Cash	$4,359	$13,179

Stockholders’ equity:
Preferred stock, par value $0.0001 per share; 5,000,000 shares authorized, no issued and outstanding	-	-
Class A common stock, par value $0.0001 per share; 100,000,000 shares authorized, 7,936,274 shares issued and outstanding, actual and 16,066,355 shares issued and outstanding, as adjusted	794	1,607
Class B common stock, par value $0.0001 per share; 10,000,000 shares authorized, 10,000,000 shares issued and outstanding	1,000	1,000
Additional paid-in capital	31,969	40,788
Accumulated deficit	(24,130)	(24,130)
Total stockholders’ equity	7,840	16,660

Total capitalization	$7,840	$16,660

(1)	A $1.00 increase (decrease) in the assumed public offering price of $1.23 per share, would increase (decrease) the as adjusted amount of each of cash, total stockholders’ equity and total capitalization by $7.5 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and excluding the proceeds, if any, from the exercise of the pre-funded warrants issued pursuant to this offering. An increase (decrease) of 1,000,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the as adjusted amount of each of cash, total stockholders’ equity and total capitalization by $1.1 million, assuming no change in the assumed public offering price per share and after deducting estimated underwriting discounts and commissions.

DILUTION

If you invest in our Class A common stock, your ownership interest will be diluted to the extent of the difference between public offering price per share of our Class A common stock and the as adjusted net tangible book value per share of our Class A common stock immediately after this offering.

As September 30, 2022 we had a historical net tangible book value of $7,840,148, or $0.99 per share of Class A common stock, based on 7,936,274 shares of Class A common stock outstanding at September 30, 2022. Our historical net tangible book value per share is the amount of our total tangible assets less our total liabilities at September 30, 2022, divided by the number of shares of Class A common stock outstanding at September 30, 2022.

After giving further effect to the sale of shares of Class A common stock in this offering at an assumed public offering price of $1.23 per share, which was the closing price of our Class A common stock on The Nasdaq Capital Market on January 12, 2023, assuming no sale of any pre-funded warrants in this offering and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value at September 30, 2022 would have been $16.7 million, or $1.04 per share of common stock. This represents an immediate increase in as adjusted net tangible book value of $0.05 per share to existing stockholders and immediate dilution of $0.19 per share to new investors purchasing shares of Class A common stock in this offering.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$1.23
Net tangible book value per share as of September 30, 2022	$0.99
Increase in net tangible book value per share attributable to new investors in this offering	.05

As adjusted net tangible book value per share immediately after this offering		1.04

Dilution per share to new investors in this offering		$0.19

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A $1.00 increase (decrease) in the assumed public offering price of $1.23 per share, which was the closing price of our Class A common stock on The Nasdaq Capital Market on January 12, 2023, would increase (decrease) our as adjusted net tangible book value after this offering by $0.46 per share and the dilution to new investors purchasing Class A common stock in this offering by $0.54 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discount and commissions. An increase of 1,000,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase our as adjusted net tangible book value after this offering by $0.00 per share and decrease the dilution to new investors purchasing common stock in this offering by $0.00 per share, assuming no change in the assumed public offering price per share and after deducting estimated underwriting discounts and commissions. A decrease of 1,000,000 shares in the number of shares offered by us would decrease the as adjusted net tangible book value after this offering by $0.01 per share and increase the dilution to new investors purchasing Class A common stock in this offering by $0.01 per share, assuming no change in the assumed public offering price per share and after deducting estimated underwriting discounts and commissions.

If the underwriter exercises its option to purchase additional shares in full, the as adjusted net tangible book value per share after giving effect to the offering would be $1.04 per share. This represents an increase in as adjusted net tangible book value of $0.05 per share to existing stockholders and dilution in as adjusted net tangible book value of $0.19 per share to new investors.

To the extent that stock options or warrants are exercised, new stock options are issued under our equity incentive plan, or we issue additional common stock in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and plan of operations together with “Selected Financial Data” and our financial statements and the related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus. All amounts in this report are in U.S. dollars, unless otherwise noted.

Overview of Operations

We are a space-as-a-service company focused on commercial satellite design, manufacture, launch, and data collection with a vision to enable space flight heritage status for new technologies and deliver data and predictive analytics to both domestic and global customers. We are building an all-inclusive space-as-a-service platform for the global space economy. We are developing and plan to launch 100 kg (220-pound) satellites with available space to rapidly integrate customer sensors and technologies. By developing a plug-and-play operating system for space, we believe we can deliver customer sensors to orbit in months, rather than years. In addition, we intend on delivering high-impact data for insights on aviation, maritime, weather, space services, earth intelligence and observation, financial technology (Fintech) and the Internet of Things. The majority of our revenues to date have been from our space related hardware manufacturing, however, 2022 revenue to date includes revenue related to our multi-mission constellation and our hybrid 3D printed LizzieSat satellite.

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Results of Operations

Three Months Ended September 30, 2022 compared to the Three Months Ended September 30, 2021

	Three Months Ended
	September 30,
	2022	2021	Change	%
Revenue	$1,317,247	$499,851	$817,396	164%
Cost of revenue	1,402,870	480,997	921,873	192%
Gross Profit (Loss)	(85,623)	18,854	(104,477)	(554)%
Gross Profit (Loss) Percentage	(7)%	4%

Operating expense	3,789,795	918,199	2,871,596	313%
Other income (expense)	(50,880)	276,604	(327,484)	(118)%
Net loss	$(3,926,298)	$(622,741)	$(3,303,557)	530%

Revenue

The increase in non-related party revenue of 923% for the three months ended September 30, 2022 to approximately $1.26 million as compared to approximately $123,000 for the three months ended September 30, 2021 was primarily driven by increased sales staff which allowed for more aggressive pursuit of customers as well as an increase in our government contracts and manufacturing line. Contracts increased as a result of the timing of industry needs, and proposals submitted. The decrease in revenue from related parties of 85% to approximately $57,101 for the three months ended September 30, 2022 from approximately $377,000 for the three months ended September 30, 2021 was driven by smaller contracts our related party entered into with its customers, resulting in it outsourcing less of its work to us.

Cost of Revenue

The increase in cost of revenue of 192% for the three months ended September 30, 2022 to approximately $1.4 million as compared to approximately $481,000 for the three months ended September 30, 2021 was driven by increased materials purchases and other direct costs related to our increased revenue. As a manufacturing entity, materials and other direct costs are a percentage of revenue. The percent change in the cost of revenue was higher than the percent increase in revenue due to a change in contract mix, and increased materials purchases as well as continued supply chain impacts.

Gross Profit (Loss)

The decrease in our gross profit of approximately $104,000 or 554% to a gross loss of approximately $86,000 for the three months ended September 30, 2022 as compared to a gross profit of approximately $19,000 for the three months ended September 30, 2021 is primarily attributable to mix of contracts and higher supply chain related costs.

Operating Expenses

	Three Months Ended
	September 30,
	2022	2021	Change	%
Operating expenses
Payroll expenses	$1,627,241	$500,881	$1,126,360	225%
Sales and marketing expenses	192,305	-	192,305	100%
Lease expense	80,019	81,926	(1,907)	(2)%
Depreciation expense	28,015	8,880	19,135	215%
Professional fees	681,582	49,680	631,902	1272%
General and administrative expense	1,180,633	276,832	903,801	326%
Total	$3,789,795	$918,199	$2,871,596	313%

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Overall operating expenses increased by $2.9 million to approximately $3.79 million for the three months ended September 30, 2022 as compared to approximately $918,000 for the three months ended September 30, 2021. The increase is primarily attributed to an increase in our payroll expenses to approximately $1.63 million from $501,000 for the three months ended September 30, 2021, as a result of an expansion of our staff, an increase in sales and marketing expenses to $192,000 from $0 primarily driven by increased general marketing and investor relations consulting expense, an increase in our professional fees from approximately $50,000 to approximately $682,000, which includes increased legal and accounting fees as a result of being a public company as well as a $600,000 one-time banking advisory fee, and an increase in our other general and administrative costs to $1.2 million from $277,000 for the prior year, which is related to the increase in the size of our Company as well increased insurance, regulatory and other costs associated with being a public company.

Total other income (expense)

During the three months ended September 30, 2022, we had interest expense of $50,880, consisting of $44,700 related to interest on notes payable, $6,126 related to the financing of our insurance policies, and $54 for interest related to credit cards.

During the three months ended September 30, 2021, we had other income of $309,000 for forgiveness of PPP loan and interest expense of $33,000.

Nine Months Ended September 30, 2022 compared to the Nine Months Ended September 30, 2021

	Nine Months Ended
	September 30,
	2022	2021	Change	%
Revenue	$4,963,945	$885,305	$4,078,640	461%
Cost of revenue	3,724,467	1,057,137	2,667,330	252%
Gross Profit (Loss)	1,239,478	(171,832)	1,411,310	821%
Gross Profit Percentage	25%	(19)%

Operating expense	9,778,757	1,721,683	8,057,074	468%
Other expense	(175,208)	573,867	(749,075)	(131)%
Net loss	$(8,714,487)	$(1,319,648)	$(7,394,839)	560%

Revenue

The increase in non-related party revenue of 893% for the nine months ended September 30, 2022 to approximately $4.1 million as compared to approximately $413,000 for the nine months ended September 30, 2021 was primarily driven by increased sales staff which allowed for more aggressive pursuit of customers. Contracts increased as a result of the timing of industry needs, and proposals submitted. The increase in revenue from related parties of 83% to approximately $864,000 for the nine months ended September 30, 2022 from approximately $472,000 for the nine months ended September 30, 2021 was driven by the mix of contracts as well as larger contracts our related party entered into with its customers, resulting in it outsourcing more of its work to us.

Cost of Revenue

The increase in cost of revenue of 252% for the nine months ended September 30, 2022 to $3.72 million as compared to approximately $1.06 million for the nine months ended September 30, 2021 was driven by increased materials purchases and other direct costs related to our increased revenue. As a manufacturing entity, materials and other direct costs are a percentage of revenue. The percent change in the cost of revenue was smaller than the percent increase in revenue due to the mix of contracts and an increase in our higher margin Satellite-as-a-Service business line.

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Gross Profit (Loss)

The increase in our gross profit of approximately $1.41 million or 821% to a gross profit of approximately $1.24 million for the nine months ended September 30, 2022 as compared to a gross loss of approximately $172,000 for the nine months ended September 30, 2021 is primarily attributable to an increase in revenue, the mix of contracts and an increase in our higher margin Satellite-as-a-Service business line.

Operating Expenses

	Nine Months Ended
	September 30,
	2022	2021	Change	%
Operating expenses
Payroll expenses	$3,769,890	$943,743	$2,826,147	299%
Sales and marketing expenses	394,919	71,111	323,808	455%
Lease expense	251,370	165,934	85,436	51%
Depreciation expense	96,611	24,478	72,133	295%
Professional fees	2,135,796	80,173	2,055,623	2564%
General and administrative expense	3,130,171	436,244	2,693,927	618%
Total	$9,778,757	$1,721,683	$8,057,074	468%

Overall operating expenses increased by $8.1 million to approximately $9.78 million for the nine months ended September 30, 2022 as compared to approximately $1.72 million for the nine months ended September 30, 2021. The increase is primarily attributed to an increase in our payroll expenses to $3.77 million from $944,000 for the nine months ended September 30, 2021, as a result of an expansion of our staff, an increase in sales and marketing expenses to $395,000 from $71,000 primarily driven by increased general marketing and investor relations consulting expense, an increase in our lease expenses to $251,000 from $166,000 as a result of our leasing more space for our business expansion, an increase in our professional fees from approximately $80,000 to approximately $2.14 million, which includes a one-time charge of $1.2 million in stock-based consulting fees for investor relations, a $600,000 one-time banking advisory fee as well as increased legal and accounting fees as a result of being a public company, and an increase in our other general and administrative costs to $3.13 million from $436,000 for the prior period, which is related to an increase in the size of our Company as well as increased insurance, regulatory and other costs associated with being a public company.

Total other income (expense)

During the nine months ended September 30, 2022, we had interest expense of $175,000, consisting of $137,000 related to interest on notes payable and $18,000 related to notes payable - related party, $18,000 related to the financing of our insurance policies, $1,300 related to financing of our equipment leases which were paid off in the second quarter and $500 for interest related to credit cards.

During the nine months ended September 30, 2021, we had other income of $634,000 for forgiveness of PPP loan, other expense of $500, and interest expense of $59,500.

Year Ended December 31, 2021 to Year Ended December 31, 2020

The following table provides certain selected financial information for the periods presented:

	Years Ended
	December 31,
	2021	2020	Change	%
Revenue- non-related parties	$789,400	$1,631,413	$(842,013)	(52)%
Revenue - related parties	619,324	175,769	443,555	252%
Total revenue	1,408,724	1,807,182	(398,458)	(22)
Cost of revenue	1,775,299	1,786,410	(11,111)	(1)%
Gross Profit (Loss)	(366,575)	20,772	(387,347)	(1,865)%
Gross Profit (Loss) Percentage	(26)%	1%	(27)%	(2,364)%
Operating expense	3,146,957	1,553,909	1,593,048	103%
Other income (expense)	(232,606)	(9,769)	(222,837)	2,281%
Net loss	$(3,746,138)	$(1,542,906)	$(2,403,232)	143%

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Revenue

The decrease in non-related party revenue of 52% for the year ended December 31, 2021 to $789,000 as compared to approximately $1.6 million for the year ended December 31, 2020 was driven by negative impacts as a result of the Covid-19 global pandemic and due to the uneven nature of contract business. The increase in revenue from related parties of 252% to approximately $619,000 from approximately $176,000 was driven by our related party outsourcing more of its work to us as opposed to outside sources.

Cost of Revenue

The decrease in cost of revenue of 1% for the year ended December 31, 2021 to $1.77 million as compared to approximately $1.78 million for the year ended December 31, 2020 was driven by fewer materials purchases and other direct costs as a percentage of revenue. As a manufacturing entity, materials and other direct costs are a percentage of revenue. The percent change in the cost of revenue was less than the percent change in revenue due to increased costs due to inflationary pressure on labor costs and raw materials as compared to fixed rate contracts for work.

Gross Profit (Loss)

The increase in our gross loss of approximately $387,000 or 1,865% for the year ended December 31, 2021 as compared to a gross profit of approximately $21,000 for the year ended December 31, 2020 is primarily attributable to a reduction in revenue and an increase in labor intensive contracts. Additionally, costs of both labor and materials increased due to inflationary pressures as a result of a strong job market and supply chain constraints.

Operating Expenses

	Years Ended
	December 31,
	2021	2020	Change	%
Operating expenses
Payroll expense	$1,503,236	$905,012	$598,224	66%
Sales and marketing expense	71,111	154,384	(83,273)	(54)%
Lease expense	253,311	159,122	94,189	59%
Depreciation expense	34,767	41,521	(6,754)	(16)%
Professional fees	335,604	19,216	316,388	1,646%
General and administrative expense	948,928	274,654	674,274	245%
Total	$3,146,957	$1,553,909	$1,593,048	103%

Overall operating expenses increased by $1.6 million to approximately $3.15 million for the year ended December 31, 2021 as compared to approximately $1.55 million for the year ended December 31, 2020. The increase is primarily attributed to an increase in our payroll expenses to $1.5 million from $905,012 for the year ended December 31, 2020, primarily as a result of an expansion of our staff, an increase in our lease expenses to $253,311 from $159,122 as a result of our leasing more space for our expansion, an increase in our professional fees from approximately $19,000 to approximately $335,00 as a result of preparing for our initial public offering and an increase in our other general and administrative costs to $948,000 from $278,000 for the prior period, which is related to an increase in the size of our Company.

Total other income (expense)

During the year ended December 31, 2021, we had gain on forgiveness of PPP loan of $633,830, other expense of $504, financing expense related to our IPO of $768,905 and interest expense of $97,027.

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During the year ended December 31, 2020, we had other income of $10,000 as a result of EIDL grants, other miscellaneous expenses of $1,500 and interest expense of $18,269.

Liquidity and Capital Resources

The following table provides selected financial data about us as of September 30, 2022, and December 31, 2021.

	September 30,	December 31,
	2022	2021	Change	%
Current assets	$8,898,452	$16,007,584	$(7,109,132)	(44)%
Current liabilities	$2,227,212	$3,810,269	$(1,583,057)	(42)%
Working capital (deficiency)	$6,671,240	$12,197,315	$(5,526,075)	(45)%

We had an accumulated deficit of $24.1 million and working capital of $6.7 million as of September 30, 2022. As of September 30, 2022, we had $4.4 million of cash.

As of September 30, 2022 and December 31, 2021, the working capital surplus is due to funds raised through equity sales in relation to our initial public offering in December, 2021 and funds raised through financing in relation to our equity line of credit.

Current assets decreased by $7.1 million to $8.9 million as of September 30, 2022 from $16.0 million as of December 31, 2021. The decrease is primarily attributable to incurring a net loss during the first nine months as a result of our Company’s expansion in operations.

Current liabilities decreased by approximately $1.6 million to approximately $2.2 million as of September 30, 2022 from $3.8 million as of December 31, 2021. The decrease was primarily the result of the forgiveness by Craig Technical Consulting, Inc. of Notes payable - related party and related interest of $1.6 million.

For the nine months ended September 30, 2022 we had a net loss of $8.7 million. We have non-recurring one-time expenses of $1.9 million included in our net loss. For the nine months ended September 30,2022, we had negative cash flow from operating activities of $9.8 million. We have non-recurring one-time expenses of $700,000 included in our cash flow from operating activities. We plan to fund our cash flow needs through current cash on hand and future debt and/or equity financings which we may obtain through one or more public or private equity offerings, debt financings, government or other third-party funding, strategic alliances or collaboration agreements. If we are unable to obtain funding, we could be forced to delay, reduce or eliminate our projects and services which could adversely affect our future business prospects and our ability to continue as a going concern. We believe that our current available cash on hand plus additional sources of funding noted previously will be sufficient to fund our planned expenditures and meet our obligations for at least the one-year period following our condensed consolidated financial statement issuance date.

Cash Flow

	Nine Months Ended
	September 30,
	2022	2021	Change	%
Cash used in operating activities	$(9,827,748)	$(518,955)	$(9,308,793)	1794%
Cash used in investing activities	$(1,425,623)	$(30,266)	$(1,395,357)	4610%
Cash provided by financing activities	$1,901,577	$2,763,371	$(861,794)	(31)%
Cash on hand	$4,359,051	$2,234,312	$2,124,739	95%

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Cash Flows from Operating Activities

Nine Months ended September 30, 2022 and 2021

For the nine months ended September 30, 2022 and 2021, we did not generate positive cash flows from operating activities. For the nine months ended September 30, 2022, net cash flows used in operating activities was approximately $9.8 million compared to approximately $519,000 during the nine months ended September 30, 2021.

Cash flows used in operating activities for the nine months ended September 30, 2022 is comprised of a net loss of $8.7 million, which was reduced by non-cash expenses of $1.2 million for one-time stock-based consulting fees and $239,000 for depreciation and amortization, and an increase in net change in working capital of approximately $2.56 million.

For the nine months ended September 30, 2021, net cash flows used in operating activities was comprised of a net loss of approximately $1.3 million, which was reduced by non-cash expenses of approximately $295,000 for depreciation and amortization, $200,000 in stock-based compensation, gain on forgiveness of a PPP note of $634,000, and a decrease in net change in working capital of approximately $928,000.

Cash Flows from Investing Activities

During the nine months ended September 30, 2022 and 2021, we purchased property and equipment in the amount of approximately $1.4 million and $30,000 respectively. The increase related primarily to the purchase of assets related to the satellite side of our business.

Cash Flows from Financing Activities

During the nine months ended September 30, 2022, net cash used in financing activities of approximately $1.9 million included $3.1 million in net proceeds from issuance of common stock and payments of approximately $148,000 to pay off our finance leases, repayments of notes payable of approximately $214,000 and repayments of notes payable - related party to Craig Technical Consulting, Inc., our principal stockholder, of $797,500.

During the nine months ended September 30, 2021, net cash provided by financing activities of $2.8 million included $2.7 million from the sale of 3 million common shares, proceeds from our principal shareholder of $90,000, proceeds from a PPP loan of $308,000, and was offset by the repayment of notes payable of $16,000, payments on our finance leases of $62,000 and repayment of note payable to a related party of $250,000.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements or relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities.

Critical Accounting Policies and Significant Judgments and Estimates

This discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are described in more detail in the notes to our financial statements included elsewhere in this annual report on Form 10-K, we believe that the following accounting policies are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

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We believe our most critical accounting policies and estimates relate to the following:

●	Revenue Recognition
●	Inventory
●	Lease Accounting

Revenue Recognition

We adopted ASC 606 - Revenue from Contracts with Customers using the modified retrospective transition approach. The core principle of ASC 606 is that revenue should be recognized in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled for exchange of those goods or services. Our updated accounting policies and related disclosures are set forth below, including the disclosure for disaggregated revenue. The impact of adopting ASC 606 was not material to the Condensed Consolidated Financial Statements.

Our revenue is recognized under Topic 606 in a manner that reasonably reflects the delivery of our services and products to customers in return for expected consideration and includes the following elements:

●	executed contracts with our customers that we believe are legally enforceable;
●	identification of performance obligations in the respective contract;
●	determination of the transaction price for each performance obligation in the respective contract;
●	Allocation of the transaction price to each performance obligation; and
●	recognition of revenue only when we satisfy each performance obligation.

These five elements, as applied to each our revenue category, is summarized below:

Revenues from fixed price contracts that are still in progress at month end are recognized on the percentage-of-completion method, measured by the percentage of total costs incurred to date to the estimated total costs for each contract. This method is used because management considers total costs to be the best available measure of progress on these contracts. Revenue from fixed price contracts and time-and-materials contracts that are completed in the month the work was started are recognized when the work is shipped. To achieve this core principle, we apply the following five steps: identify the contract with the client, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to performance obligations in the contract and recognize revenues when or as we satisfy a performance obligation.

Revenues from fixed price service contracts that contain provisions for milestone payments are recognized at the time of the milestone being met and payment received. This method is used because management considers that the payments are non-refundable unless the entity fails to perform as promised. If the customer terminates the contract we are entitled only to retain any progress payments received from the customer and we have no further rights to compensation from the customer. Even though the payments made by the customer are non-refundable, the cumulative amount of those payments is not expected, at all times throughout the contract, to at least correspond to the amount that would be necessary to compensate us for performance completed to date. Accordingly, we account for the progress under the contract as a performance obligation satisfied at a point in time. To achieve this core principle, we apply the following five steps: identify the contract with the client, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to performance obligations in the contract and recognize revenues when or as we satisfy a performance obligation.

Inventory

Inventory consists of work in progress and consists of estimated revenue calculated on a percentage of completion based on direct labor and materials in relation to the total contract value.

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The standard requires lessees to recognize the assets and liabilities that arise from leases in the balance sheet. Additionally, in July 2018, the FASB issued ASU 2018-11, Leases (Topic 842) - Targeted Improvements, which, among other things, provides an additional transition method that would allow entities to not apply the guidance in ASU 2016-02 in the comparative periods presented in the financial statements and instead recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liabilities - current, and operating lease liabilities - noncurrent on the balance sheets. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in our balance sheets.

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ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we generally use our incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Leases with a lease term of 12 months or less at inception are not recorded on our balance sheet and are expensed on a straight-line basis over the lease term in our statement of operations.

JOBS Act

On April 5, 2012, the Jumpstart Our Business Startups Act (the “JOBS Act”) was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We have chosen to take advantage of the extended transition periods available to emerging growth companies under the JOBS Act for complying with new or revised accounting standards until those standards would otherwise apply to private companies provided under the JOBS Act. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates for complying with new or revised accounting standards.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we intend to rely on certain of these exemptions, including without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (ii) complying with any requirement that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

BUSINESS

Company Overview

Founded in 2012, we are a vertically integrated provider of Space-as-a-Service solutions including end-to-end satellite support. The company combines mission critical hardware manufacturing; multi-disciplinary engineering services; satellite design, manufacture, launch planning, mission operations and in-orbit support; and space-based data collection with a vision to enable space flight heritage status for new technologies and deliver data and predictive analytics to both domestic and global customers. We have over ten (10) years of commercial, military and government manufacturing experience combined with space qualification experience, existing customers and pipeline, and International Space Station (ISS) heritage hardware.

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In addition, we are building a multi-mission satellite constellation using our hybrid 3D printed multipurpose satellite to provide continuous, near real-time Earth Observation and Internet-of-Things (IOT) data for the global space economy. We have designed and are manufacturing LizzieSat (LS) for our LEO satellite constellation operating in diverse orbits (28°-98° inclination, 300-650km altitude) as approved by the International Telecommunication Union (ITU) in February 2021. LS is expected to begin operations in 2023. Initial launches are planned via NASA CRS2 program agreement and launch service rideshare contracts. Each LS is 100kg with 35kg dedicated to payloads including remote sensing instruments. Payloads (Sidus or customer owned) can collect data over multiple Earth based locations, record it onboard, and downlink via ground passes to Sidus Mission Control Center (MCC) in Merritt Island, FL.

Leveraging our existing manufacturing operations, flight hardware manufacturing experience and commercial off the shelf subsystem hardware, we believe we can deliver customer sensors to orbit in months, rather than years. In addition, we intend on delivering high-impact data for insights on aviation, maritime, weather, space services, earth intelligence and observation, financial technology (Fintech) and the Internet of Things. While our business has historically been centered on the design and manufacture of space hardware, our expansion into manufacture of spacecraft as well as on-orbit constellation management services and space data applications has led us to innovating in the area of space data applications. We continue to patent our products including our satellites, external platforms and other innovations. Sidus offerings include a broad area of market sub-segments, such as:

●	Mission Critical Hardware Manufacturing
●	Multi-Disciplinary Engineering Services
●	Satellite Design, Production, Launch Planning, Mission Operations, and In-Orbit Support
●	On-Orbit Testing of Space Ecosystem Technologies and Hardware
●	Data and Analytics Derived from Satellite Missions

Each of these areas and initiatives addresses a critical component of our cradle-to-grave solution and value proposition for the space economy as a Space-as-a-Service company. The majority of our revenues to date have been from our space related hardware manufacturing, however, 2022 revenue to date includes revenue related to our multi-mission constellation and our hybrid 3D printed LizzieSat satellite.

We support a broad range of international and domestic government and commercial companies with its hardware manufacturing including the Department of State, the Department of Defense, NASA, Collins Aerospace, Lockheed Martin, Teledyne Marine, Bechtel, and L3Harris in areas that include launch vehicles, satellite hardware, and autonomous underwater vehicles. Planned services that benefit not only current customers but additional such as Mission Helios include providing the ability for customers to demonstrate that a technology (hardware or software) performs successfully in the harsh environment of space and delivering space-based data that can provide critical insight for agriculture, commodities tracking, disaster assessment, illegal trafficking monitoring, energy, mining, oil and gas, fire monitoring, classification of vegetation, soil moisture, carbon mass, Maritime AIS, Aviation ADS, weather monitoring, and space services. We plan to own and operate one of the industry’s leading U.S. based low earth orbit (“LEO”) small satellite (“smallsat” or “smallsats”) constellations. Our operating strategy is to continue to enhance the capabilities of our satellite constellation, to increase our international and domestic partnerships and to expand our analytics offerings in order to increase the value we deliver to our customers. Our two operating assets—our satellite constellation and hardware manufacturing capability—are mutually reinforcing and are a result of years of heritage and innovation.

Our strategy is to capitalize on the rapid growth and deployment of millions of low-cost GPS enabled terrestrial, IoT, and space-based sensors to provide data to global customers in near real-time. As we are now entering a new commercial space age, the number of commercial sensors on orbit has expanded from a handful of large expensive commercial satellites just a few years ago to now hundreds and in the near future thousands of sensors that will ultimately change the way we see and understand our world. Our mission is to enable our existing and future customers to prove out new technologies for the space ecosystem rapidly and at low cost and also have access to space-based data on-demand for any problem set or business need. We believe we can deliver this at a lower cost than legacy providers due to our vertically integrated cost-efficiencies, capital efficient constellation design, and improved pricing models with improved data accessibility. We believe the combination of the proven flight heritage and years of industry experience of a traditional space company with the disruptive innovation of a new space startup such as our 3D printing of spacecraft and focus on intellectual property makes us very well positioned in the global space economy.

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Recent Developments

Key Factors Affecting Our Results and Prospects

We believe that our performance and future success depend on several factors that present significant opportunities but also pose risks and challenges, including competition from better known and well-capitalized companies, the risk of actual or perceived safety issues and their consequences for our reputation and the other factors discussed under “Risk Factors.” We believe the factors discussed below are key to our success.

Growing our experienced space hardware operations

We are on track to grow our space and defense hardware operations, with a goal of expanding to two and a half shifts with an increased customer base in the future. With current customers in space, marine, and defense industries, our contract revenue is growing, and we are in active discussions with numerous potential customers, including government agencies, large defense contractors and private companies, to add to our contracted revenue. In the past decade, we have fabricated ground and flight products for the NASA SLS Rocket and Mobile Launcher as well as other commercial space and satellite companies. Customers supported include Boeing, Lockheed Martin, Northrop Grumman, Dynetics/Leidos, Blue Origin, United Launch Alliance, Collins Aerospace, L3Harris, OneWeb and Space Systems Loral/Maxar. Various products have been manufactured including fluid, hydraulic and pneumatic systems, electrical control systems, cable harnesses, hardware lifting frames, umbilical plates, purge and hazardous gas disconnects, frangible bolts, reef cutters, wave guides, customized platforms, and other precision machined and electrical component parts for all types of Rockets, Ground, Flight and Satellite systems. In June 2022, the NASA xEVAS, 12 year, $3.5 Billion multiple award contract was awarded to Collins Aerospace and Axiom Space. We are a member of the Collins Aerospace team and expect to support this contract upon execution of task orders issued by NASA and contracts with independent commercial entities. The Exploration Extravehicular Activity Services, or xEVAS Program is expected to include the design, development, production, hardware processing, and sustainment of an integrated Extravehicular Activity (EVA) capability that includes a new Spacesuit and ancillary hardware, such as Vehicle Interface Equipment and EVA tools. This EVA capability is to be provided as a service for the NASA International Space Station (ISS), Artemis Program (Gateway and Human Landing System), and Commercial Space missions.

Commencing and Expanding Commercial Satellite Operations

Our goal is to help customers understand how space-based data can be impactful to day-to-day business. Our strategy includes increasing the demand downstream by starting out as end user focused. While others are focused on data verticalization strategy specializing on a key sectors or problem set, we believe that flexibility in production, low-cost bespoke design and ‘Bringing Space Down to Earth’ for consumers will provide a scalable model for growth. Critical Design Review (CDR) was successfully completed in the third fiscal quarter of 2022. Initial contracts for launch were signed in December of 2021 with NASA and Mission Helios, a blockchain company. We are in active discussions with numerous potential customers, including domestic and international government agencies, for payload hosting and data related to our planned satellite launches over the next 24 months.

We filed for X-band and S-band radio frequencies licensing in February 2021 and were granted approval through a published filing by the ITU on April 4, 2021. Such licenses are held through Aurea Alas, Ltd., an Isle of Man company, which is a variable interest entity (“VIE”)to us. Our filing contains approved spectrum use for multiple X-Band and S-Band frequencies and five different orbital planes. Additionally, we filed and received approval for a NOAA license related to our initial launch. Any delays in commencing our commercial launch operations, including due to delays or cost overruns in obtaining NOAA licenses or other regulatory approvals for future operations or frequency requirements, could adversely impact our results and growth plans.

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Our Vertically Integrated Space Platform

We are designing, developing, manufacturing, and plan to operate a constellation of proprietary smallsats. These satellites are designed to for multiple missions and customers and form the foundation of our satellite platform. Weighing approximately 100 kilograms each, these hybrid 3D printed, modular satellites are more functional than cubesats and nanosatellites and less expensive to manufacture than the larger satellites in the 200-600kg range. Launched into a LEO and operating in diverse orbits (28°-98° inclination, 300-650km altitude) as approved by the International Telecommunication Union (ITU) in February 2021, our constellation will be optimally distributed to provide maximum coverage for our customers in the government and commercial sectors. With six initial globally distributed ground stations, our constellation is designed for rapid tasking, collection, and delivery of high-revisit, high-resolution imagery and data analytics. Our planned average daily revisit rate, from dawn to dusk, is 10 times a day or approximately 90 minutes. As our satellite constellation grows, the amount of data we collect will scale, and we expect our revisit rate will improve.

Our cost efficient smallsats are designed from the ground-up to optimize performance per unit cost. We can integrate technologies and deliver data on demand at lower costs than legacy providers due to our vertical integration, use of COTS proven systems, cost-efficiencies, capital efficient constellation design, and adaptable pricing models.

We are manufacturing our satellites at our Cape Canaveral facility. Our current configuration and facility is designed to manufacture 5-10 satellites a month. Our vertical integration enables us to control our satellites through the entire design, manufacturing, and operation process. Our years of experience manufacturing space hardware means that we are able to leverage our manufacturing expertise and commercial best practices for satellite production. Additionally, leveraging both in-house and partner-provided subsystem components and in-house design and integration services, as well as operational support of satellites on orbit, to provide turn-key delivery of entire constellations offer “concept to constellation” in months instead of years. Specifically, our Space-as-a-Service offerings encompass all aspects of hosted satellite and constellation services, including hosting customer payloads onto our satellites, and delivering services to customers from our space platform. These services are expected to allow customers to focus on developing innovative payloads rather than having to design or develop complete satellite buses or satellites or constellations, which we will provide, along with ancillary services that are likely to include telemetry, tracking and control (“TT&C”), communications, processing, as well as software development and maintenance. Our patented technologies include a print head for regolith-polymer mixture and associated feedstock; a heat transfer system for regolith; a method for establishing a wastewater bioreactor environment; vertical takeoff and landing pad and interlocking pavers to construct same; and high-load vacuum chamber motion feedthrough systems and methods. Regolith is a blanket of unconsolidated, loose, heterogeneous superficial deposits covering solid rock. It includes dust, broken rocks, and other related materials and is present on Earth, the Moon, Mars, some asteroids, and other terrestrial planets and moons. We continue to patent our products including our satellites, external platforms and other innovations.

Revenue Generation

We generate revenue by selling payload space on our satellite platform, providing engineering and systems integration services to strategic customers on project-by-project basis, and manufacturing space hardware. This support is typically contracted to both commercial and government customers under fixed price contracts and often includes other services. Additionally, we intend to add to our revenue by selling geospatial data captured through our constellation. Our data monetization strategy includes selling data directly to other companies and consumers, selling data to data aggregation firms, listing our data on a data marketplace and leveraging a white label data commerce platform.

Lowering Manufacturing Cost and Schedule

We are developing a manufacturing model that provides for rapid response to customer requirements including integration of customers technologies and space-based data delivery. Our planned satellites are being designed to integrate Customer Off the Shelf (COTS) subsystems that are space-proven, can be rapidly integrated into the satellite and replaced rapidly when customer needs changed or evolve. Our vertically integrated manufacturing processes give us the flexibility to make changes during the production cycle without impacting launch or costs.

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Our satellite production process is based around normally readily available materials and COTS systems and is highly scalable. We believe that our ongoing innovations in design and manufacturing will further reduce our per satellite costs. We invested approximately $16 million in our business and manufacturing facility through September 30, 2022, and we expect the facility will be at full capacity by the end of 2024. We anticipate that this will enable us to increase the pace of satellite manufacturing and launch cadence. While we believe that our estimate is reliable, the development of our manufacturing facility may take longer than planned, including due to delays in obtaining federal and state regulatory approvals of our final construction plans or any changes that are required to be made to those plans. Any delays in our achieving full manufacturing capacity could adversely impact our results and growth plans.

Environmental, social, and corporate governance

We are developing an Environmental, Social and Governance (ESG) policy that will implement the tracking of several indicators we believe are critical to ensure we are doing our part to continue sustainable growth and maximize shareholder value. We have been in business for ten years manufacturing space hardware and components, and in that time, implementation of policies and processes to mitigate environmental impact have been of upmost importance. Furthermore, since our inception, we have recognized the value of our employees and have always endeavored to prioritize employee well-being. We also understand that our efforts to promote value and well-being are not limited to our employees. We are committed to the communities we belong to and have endeavored to provide tangible benefits back to the community that supports us.

Environmental

As the global awareness and importance of environmental sustainability increases, we recognize our duty to implement developments that not only facilitate the evolution of aerospace solutions, but also promote environmentally conscious protocols yielding measurable results toward the conservation of our planet. A key component of our focus on sustainability is found in our utilization of in-house 3D printing technology as a primary manufacturing asset. The development of 3D printing is host to a variety of manufacturing improvements but perhaps one of the chief benefits is the reduced environmental Impact of our manufacturing. Our LizzieSat constellation will contribute to this reduced impact as a portion of the satellite bus is 3D printed.

Manufacturing parts with a 3D printer reduces overall energy consumption and waste, reducing our carbon footprint compared to its predecessor of conventional machining. Additional benefits include the removal of waste and unnecessary energy associated with conventional machining, often resulting in the production of more scrapped material per part than the material that part is composed of. While these are among the biggest impacts, the effects to can be seen in smaller scales. Due to the massive reduction in weight 3D printing provides, energy spent using cargo ships and commercial vehicles for transportation sees a significant decrease. This reduction in weight is accompanied by a reduction in space requirements for housing the material, cutting out the need for large storage spaces and the energy needed to maintain those facilities.

Looking toward the future, the potential for exciting developments in the field of sustainability are of upmost importance. These developments include the planned use of more biodegradable and/or recycled materials that can be used to manufacture parts and further benefit the environment. Until these developments occur, we are doing our part through the practice of recycling of metal and any used oil and coolant. As technologies continue to advance, we remain dedicated to preserving the Earth and continuing to evolve with newer technologies as they develop.

Social

We recognize the importance of our employees, the community with which we are situated as well as the global community. This recognition has led us to implement a variety of actions that support society from the individual to global scale.

Employee well-being is at the heart of our commitment to provide a positive impact on all. We understand the importance of diversity in the workplace because we were built on diversity. Being a service-disabled, veteran-owned, woman-owned, and Hispanic minority-owned business reflects the open and diverse environment we provide to all who are a part of it.

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Community on all scales is fundamental to our success, and because of that, we are committed to leaving a lasting impact on the community that supports us. This commitment brought forth Sidus Serves, our way of actively improving life on earth. Community involvement is key to our culture, and we believe in the power of volunteerism. We actively invest in the communities of our employees and are passionate about the improvement of their communities through individual efforts and partnership with local, regional, and national organizations. We also believe it is important to bridge the gap in the aerospace field by supporting young professionals through establishing partnerships with several organizations dedicated to providing STEM learning opportunities to a diverse array of students.

Governance

Our governance structure is designed to promote transparency, efficiency, and ethics. Through a qualified and diverse chain of command, we are confident that our decision making will carry out performance at the highest degree. Our Board of Directors consists of professionals with strong executive experience, business strategy and leadership skills. Our board consists of 3 independent directors alongside our CEO and CTO including 2 women.

Our Growth Strategies

We are focused on empowering end users, developers, channel partners and the organizations they serve to quickly and easily access and integrate real-time geospatial intelligence into their daily operations and also prove out technologies to further grow the space ecosystem. Our growth strategy is driven by the following objectives:

Increase our overall customer base. We are an established heritage aerospace firm that is a part of the political and secular shift towards space-based data coming from commercial satellite and intelligence providers. We have the opportunity to expand our current customer base through a combination of direct and indirect sales strategies. We also plan to grow our direct sales teams and indirect sales channels.

Expand within our current customer base. As our space-as-a-service offerings grows and delivers results, we expect that our current customers will increase their spending on our services.

Continue to penetrate international markets. We have increased our focus on international markets. We have a current pipeline of prospective small underrepresented international governments and firms that can benefit from our support and services.

Grow distribution channels and channel partner ecosystem. We plan to invest in distribution channels and in our relationships with technology partners, solution providers, strategic global system integrators, solution partners, and value-added-resellers to help us enter into and expand in new markets while complementing our direct sales efforts. We have also established a Joint Cooperation and Marketing Agreement with Dhruva, India’s first private space company, to co-market, and sell our services in other countries.

Global Space Economy Overview

In recent years, the importance of the space economy has been growing as technological advances in both satellites and supporting terrestrial technologies have enabled new commercial use cases. These use cases include satellite broadband, remote imaging, Internet-of-Things (“IOT”)/Machine-to-Machine (“M2M”) communications, defense-related applications, as well as others. As a result, several new and existing operators have announced new satellite constellations to serve these use cases. Many of these announced constellations will consist of small LEO satellites rather than large GEO satellites.

Benchmark International research reported in September 2022 that the $388 billion global Space industry is expected to reach $540 billion by 2026, and $1 trillion in annual revenue by 2040 with launch costs lowered by 95%. This includes a 70% expansion from 2010 to 2020. In addition, Euroconsult expects that over the next decade, the total manufacturing and launch market value for small satellites is expected to reach $55.6 billion, with the small satellite manufacturing marketing growing by 258% over the next decade.

Rapid growth in private investment in the commercial space industry has led to a wave of new companies reinventing major elements of the traditional space industry, including human spaceflight, satellites and launch, in addition to unlocking entirely new market segments. Furthermore, government agencies have realized the value of the private commercial space industry and have become increasingly more supportive and reliant on private companies to catalyze innovation and advance national space objectives. In the United States, this has been evident by notable policy initiatives and by commercial contractors’ growing share of space activity.

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Launch Market

We are witnessing a shift in the launch requirements of satellite operators, as the launch industry adjusts to the increasing volume of launches and the shift from larger satellites to small satellites. According to a study, conducted and published by the NASA Ames Research Center in 2016, in recent years, the satellite market has been undergoing a major evolution with new space companies replacing the traditional approach of deploying a few large, complex and costly satellites with a multitude of smaller, less complex and cheaper satellites. This new approach has created a sharp increase in the number of launched satellites and so the historic trends are no longer representative. Over the last 6 years, this trend has continued.

The launch industries initial response was the introduction of ridesharing, allowing multiple operators to share the cost of a large launch vehicle. This, combined with the emergence of new launch vehicles, reduced launch costs and increased access to space for small satellite operators. However, operators must wait until a particular rideshare is full for their launch. In addition, all small satellites on a single rideshare are delivered to a single orbital destination. From there, small satellites must either complete a time-consuming orbit raise to their desired orbit, requiring a significant on-board propulsion system or an in-space shuttle. While in-space shuttling reduces the need for satellite propulsion capability, shuttles add significant expense and take weeks or months to reach the desired orbit. The launch market will continue to evolve and we believe that many of these challenges related to desired orbit and timeline will be resolved and more options will be available to launch small satellites to meet the needs of the small satellite market.

Small Satellite Market

Another paradigm shift in the commercial space market is the rise of the small satellite market. Starting in 2018, the space industry began a dramatic transformation. Demand for large geosynchronous communications satellites dramatically declined as companies prepared to launch constellations consisting of hundreds or thousands of smaller, less expensive broadband satellites in low and medium Earth orbits. Euroconsult anticipates that approximately 18,460 satellites <500 kg will be launched in the next ten years, according to Prospects of the Small Satellite Marketing –A Euroconsult Report 8th Edition July 2022.

Moreover, the rise of this market has also created a new market segment in nanosatellites and microsatellites, weighing less than 10 kg and between 10 and 100 kg, respectively. While these satellites can be deployed individually, they can also be operated as part of a constellation, a large group of satellites interconnected to provide a service, such as the Starlink satellite constellation’s offering of global internet connectivity. According to Euroconsult’s July 2022 small satellite market report, the next decade will be defined primarily by the rollout of multiple constellations, which will account for 81% of small satellites, mainly for commercial operators.

According to a report published in 2021 by Bryce Space & Technology, 40% of all small satellites launched in last 10 years were launched in 2020.Euroconsult projected that the number of small satellites launched per year is increasing from 466 (for the period 2012 -2022) to 1,846 (for the period 2022-2031).

The growth in the satellite constellations market is being driven by technological advances in ground equipment, new business models, expanded funding, and growing demand for high bandwidth and lower latency. Though this satellite constellation remains nascent in maturity, we anticipate considerable growth over the coming years in the launch industry as companies continue to seek versatile and low-cost ways to deliver single satellites to specific orbits, deploy their satellite constellations or solve their data needs through the use of existing space infrastructure. Furthermore, we anticipate the growth of the satellite constellations market to contribute business to our Satellite Services offerings. LEO satellite constellations have relatively short lifespans on orbit, resulting in a requirement to launch replenishment satellites every few years and therefore represents a recurring customer revenue stream.

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It’s in the Data

A recent Harvard Business Review article stated “Space is becoming an important source of value for businesses across diverse sectors—including agriculture, pharmaceuticals, tourism, and consumer goods.” The article goes on to cite 4 ways businesses can create value using space: data, capabilities, resources, and markets.

“When looking specifically at data, two things are happening – we are using Space to track changes on Earth and/or we are transmitting data through space for various customers. HBR talked about how “space can deliver value for businesses is the Global Positioning System, or GPS. Originally created to provide position, navigation, and timing data for the U.S. military, GPS has become critical to the world economy. A 2019 study sponsored by the National Institute of Standards and Technology found that since GPS’s services were opened to the private sector in 1983, GPS has generated roughly $1.4 trillion in economic benefits for U.S. industries, including agriculture, transportation, energy, and consumer goods. About 90% of the benefits have been realized in the past 10 years. And altogether new kinds of companies, including rideshare services such as Uber and Lyft, have been built on its back.”

Meeting demand

With the launch of Artemis and the ever-growing race to put more people into space, Harvard Business Review, Your Company Needs a Space Strategy. Now. – December 2022, stated that “Space Tourism is a booming market expected to reach roughly $400 million in the next decade.”

According to NSR’s Global Space Economy, 2nd Edition JAN 2022, the satellite market currently makes up the largest value in space (over 70%) with a forecasted Compounded Annual Growth Rate (CAGR) is approximately 5% (this is according to several research and marketing intelligence firms)

The reasons for a positive trend in LEO data include:

●	Increased demand for uses beyond just images
●	Improved ability to handle and store large amounts of data.
●	Reduced latency time between data collection and distribution (We have a partnership with one of the edge computing companies and are integrating it into our satellites)

Earth Observation/Remote Sensing/Space Data as a Service is projected for strong growth that is driven by 1) medium growth from environmental, social, and governance (ESG) and weather monitoring, and 2) strong growth from the expansion of Software-as-a-Service (SaaS) models for space data.

Most of the market is made of “EO Information Products” with a projected $26.52 billion in Cumulative Revenue by 2030. IP/Technological Advancement is the leading driver of EO markets, and it is driven by improvements made both upstream and downstream, meaning more volume, variety of data, and adoption of cloud and automation.

The second largest market is “Satellite Big Data” comprising over $22 billion Cumulative Revenue within the Applications market. As the variety and volume of data increases along with the speed, EO data providers are increasingly reaching across the value chain into the big data ecosystem. Data from satellites is poised to be larger, more complex data sets, especially from new data sources.

The third largest market is “EO Data” with Cumulative Revenue over $17 billion within the Application Market. High-revisit and high-resolution EO data for government use remain a significant contributor to this market, given the fixed demand and large nature of contracts.

Our Customers

To compete effectively in today’s data-driven market environment, organizations of all sizes and industries face a growing need for timely and affordable geospatial intelligence and analytics. To meet these customer demands, next generation geospatial intelligence platforms must have the ability to deliver situational awareness, location intelligence, and insights into events and activities as they are happening. Geospatial intelligence plays an increasingly critical role in decision making for government and commercial organizations. Our current customer base and end market mix are weighted towards U.S. and international defense and intelligence customers and markets. We believe there are significant opportunities to expand our imagery and software analytical services, as well as our engineering and systems integration offerings, to customers both domestically and internationally. In addition, our products and services can benefit customers in a variety of commercial markets including, but not limited to, energy and utilities, insurance, commodities, mining, manufacturing, logistics, agriculture, environmental monitoring, disaster and risk management, engineering and construction, and consumer behavior. Management classifies our customer base predominantly into two categories:

Government: We sell to multiple U.S. and foreign government agencies that span defense, intelligence, and federal and civilian agencies.

Commercial: Commercial customers represent a smaller but important portion of our business to date. We intend to expand and scale our sales to commercial customers by targeting a wide range of end markets in which we anticipate rapidly growing demand for geospatial intelligence, including energy and utilities, insurance, mining, manufacturing, agriculture, environmental, engineering and construction, commodities, and supply chain management. Other areas such as Crop moisture; commodities tracking; disaster assessment; illegal trafficking monitoring; Energy; mining; oil and gas; fire monitoring; classification of vegetation, soil moisture, and carbon mass; Maritime AIS; Aviation ADS; terrestrial and space weather monitoring; and space services.

Our Products and Services

Space Services

We provide the following services to our customers:

Satellite/Space Hardware Manufacturing

For over a decade, we have manufactured space-rated and human-rated hardware and components. During this time, we have provided components and systems for the International Space Station, the Boeing Starliner, NASA’s SLS, Lockheed Martin’s Orion, and several other programs and customers.

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At a combined 35,000 square-feet, our manufacturing facilities are all encompassing allowing us to vertically integrate and pipeline the manufacturing process without the need for outsourcing of precision machining, electronics assembly and testing, or 3D printing.

LEO Launch and Deployment Services

We strive to become a trusted platform for providing an affordable approach for launch, payload hosting, and deployment services in space. Our planned diverse range of launch, in-orbit, and deployment platforms is intended to be tailored to complement any mission.

Space-Based Geospatial Intel, Imagery and Data Analytics

We anticipate delivering reliable high-impact analytics and insights to international and domestic customers by combining our platform with multiple imaging and sensor solutions to increase the efficacy and emergence of data. We intend to collect, analyze, enrich, and deliver data gathered from our custom constellation to provide intelligent analytics to its customers. Our comprehensive data collection is expected to create a repository of insights for aviation, maritime, weather, space services, earth intelligence and observation, and federal industries from the ultimate vantage point - space.

Space Platforms

We anticipate offering a variety of affordable space platforms which allow our clients to conduct full missions and/or test new technologies in space at a reduced schedule and cost. Our platforms include:

External Flight Test Platform (EFTP)

Our External Flight Test Platform offers multiple industries the opportunity to develop, test, and fly experiments, hardware, materials, and advanced electronics on the ISS at a reduced cost and schedule. Potential payloads include optical communications, materials, satellite components, electroplating, and pharmaceutical testing. The EFTP includes integration and delivery to the ISS and has a typical deployment period of 15 weeks. All payloads can be returned after the mission if requested by the payload provider. Our EFTP is characterized by:

●	Highly reconfigurable platform

●	Available space: 1100 in3 (payloads are NOT required to conform to CubeSat form factors)

●	Power: 28V connectors (up to 2 available)

●	Flight computer available to support a wide array of sensor data

●	Additive and traditional manufacturing available to support payload development

●	Two left-hand circular polarized (LHCP) spiral antennae available with a frequency band of 2 to 18 GHz (nadir and zenith facing)

●	GPS patch antenna option

LizzieSat™ (LS)

LizzieSat (LS) is currently in development as a hybrid 3D manufactured Low Earth Orbit (LEO) microsatellite that focuses on rapid, cost-effective development and testing of innovative spacecraft technologies for multiple customers combined with delivery of space-based data for multiple industries. LS is planned to combine static component testing and LEO spacecraft development and deployment to provide complete life cycle services to commercial and government customers for Internal Research & Development (IR&D), data analytics and/or proof of concept. We anticipate that LS will leverage our in-house low-cost additive manufacturing of satellites using the Markforged X7, an industrial 3D printer featuring a dual nozzle print system that supports continuous carbon fiber and Kevlar reinforcement, to provide rapid, agile development of spacecraft due to its modular design.

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Controlling the satellite production process from design through manufacturing enables us to upgrade our satellites during production and also integrate customer technologies at varying points during the build process. This allows us to continuously improve our satellites’ capabilities as well as build out and maintain our constellation at a relatively low cost.

SSIKLOPS (Space Station Integrated Kinetic Launcher for Orbital Payload Systems)

We provide turnkey services to manage and execute the successful integration and on-orbit operations of satellite payloads using the International Space Station Integrated Kinetic Launcher for Orbital Payload Systems (SSIKLOPS). SSIKLOPS fills the payload deployment gap between small CubeSat launchers and major payloads by supporting the Low Earth Orbit (LEO) microsatellite market (up to 116kg). The SSIKLOPS is a mechanism used to robotically deploy satellites from the ISS and is designed to provide a method to transfer internally stowed satellites to the external environment.

On November 5, 2018, we were awarded a 5-year indefinite delivery indefinite quantity contract by NASA to provide services to manage and perform the work for the successful integration and on-orbit operations of the platform for U.S. government customers with the option to utilize the platform for commercial efforts as well. Pursuant to the agreement, we are responsible for marketing and operating the SSIKLOPS as well as sustaining the SSIKLOPS and associated hardware.

Our offerings include operation, engineering, and manufacturing to provide full life-cycle payload support. SSIKLOPS utilizes NASA’s ISS resupply vehicles to launch small satellites to the ISS in a controlled pressurized environment in soft stow bags. The satellites are processed through the ISS pressurized environment by the astronaut crew allowing satellite system diagnostics prior to orbit insertion. Orbit insertion is achieved through use of the Japanese Aerospace Exploration Agency’s Experiment Module Robotic Airlock (JEM Airlock), and one of the ISS Robotic Arms. Sidus and SSIKLOPS provide small satellites the infrastructure to be deployed from the ISS into LEO with minimal technical, environmental, logistical, and cost challenges.

Phoenix Deployer

Phoenix is currently in development as a CubeSat deployer utilizing the SSIKLOPS deployment platform to deploy CubeSats from the ISS. Phoenix offers a low-cost and high availability deployer option for CubeSats within the 3U to 12U range. U refers to the standard ‘Cubesat’ dimensions (Units or “U”) of 10 cm x 10 cm x 10 cm which are used to describe space on spacecraft). We anticipate that Phoenix will offer:

●	3U CubeSats (Up to 12)
●	6U CubeSats (Up to 6)
●	12U CubeSats (Up to 3)

Aerospace and Defense Manufacturing Services

Our manufacturing capabilities combine our design engineering, precision machining, waterjet cutting, and wire harness fabrication experience to provide the highest quality and performance for mission critical systems.

Precision Machining and Assembly

Our growing team of engineers and technicians, combined with state-of-the-art equipment support precision machining, fabrication, and assembly for prototypes, test articles, one-offs, low-rate initial production up through high volume Swiss screw machining production. We utilize the latest CNC machining and turning processes to deliver high-quality, complex and on-demand parts for specialized industries including the space sector.

●	CNC Swiss Screw Machining
●	CMM, VCMM Quality Inspection

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●	EDM Wire and Waterjet Cutting
●	3-D Printing
●	Welding

3D Printing

From early-stage product development to functional finished parts, Sidus offers commercial and industrial-grade additive manufacturing solutions. Our 3D printers enable us to provide rapid manufacturing with industrial micron-level laser scanning accuracy and 50 µm repeatability. Using Continuous Fiber Fabrication technology, we can produce parts at an enhanced schedule that are stronger than 6061 Aluminum and 40% lighter. Sidus provides internal engineering support to optimize the functional performance, product life cycle, and accuracy of its customers’ specific 3D printed technology to ensure repeatability and consistency across prints. Our 3D printing capabilities include:

●	Functional Prototypes and Models
●	Production Parts
●	End-life Production
●	Tool Development
●	Patterns and Molds
●	Jigs and Fixtures
●	Fly-Away Parts

Mechanical/Electrical Assembly and Test

●	Flight/Ground Cable and Wire Harnesses
●	Ground Support Equipment
●	Manned Spaceflight Rated Hardware
●	Satellite Components
●	Part Task Trainer Hardware

As part of our 35,000 square foot manufacturing facility, we have a reconfigurable electronics and cable harness fabrication lab with the necessary equipment, staff and square footage to produce space flight and ground cables and electronic chassis. Our experience and capabilities include manufacturing, assembly and testing of a wide selection of electrical control cabinet and electronic cabinet modification and fabrication processes. We have extensive experience assembling electronics, including soldering, crimping, multi-pinned connector terminations, fusion splicing, molding, potting, and testing.

Certifications include NASA 8739.4, NASA 8739.5, J STD 001 and IPC A 610. Our IPC-J-STD-001 accredited technicians adhere to NASA work standards KSC-E-165, KSC-GP-864, KSC-STD-132, all required for NASA 8739.4 credentials with other industry-standard certifications.

Design Engineering

We provide quality in-house design engineering services from up-front analysis to integration, assembly, and test. Our ISO 9001:2015 / AS9100D certified engineering capabilities include the ability to perform initial design concepts or value-add engineering change recommendations to existing engineering. Our multidisciplinary engineering experience and talent cover a broad spectrum of capabilities, enabling an even more comprehensive range of projects. Our design engineering capabilities include:

●	Requirements Definition - Product development and process optimization
●	Verification/Validation (multiple checks and balance) - Meets specification and intended purpose
●	Model Based Systems Engineering - Use of visual modeling vs document-based information exchange
●	3D CAD & 2D Engineering Release - Managing, planning, scheduling, and controlling
●	Test Procedures and Performance - Meets customer driven requirements
●	Operations/Maintenance Manuals - Fully integrated and procedurally driven
●	System Integration - Horizontal sub-system integration approach to projects and programs
●	Design for Life Cycle Cost & Manufacturing - Incorporation of innovative design manufacturing

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●	Model Based Data Control - Complex design verification/validation
●	Finite Element and Failure Mode & Effects Analysis
●	Design for Manufacturability

Program Management

We provide Program and Project Management to help improve project performance and provide oversight of complex projects and contracts through day-to-day support and expert knowledge. With a business culture that always puts the customer first, we provide dedicated project management services throughout the lifecycle of our customer’s project or program to ensure the project goes according to schedule. Program management services include:

●	Supply chain management
●	Customer requirement compliance
●	Logistics and configuration management
●	Resource and budget control
●	Schedule

Customer / Market Research

The need to provide commercial testing capabilities in space has been growing for many years and has become a requirement for many innovating companies. According to Euroconsult’s Prospectus for the Small Satellite Market, 8th Edition released in July of 2022, Euroconsult reported 1,738 small satellites were launched in 2021 which is 1.5x more than 2020 (1,195 small satellites launched in 2020). The small satellite industry is gearing up for significant expansion in terms of capabilities and demand. According to Euroconsult’s report, the number of satellites to be launched from 2022 to 2031 is estimated to be 18,500. As the small satellite market grows, the requirement for rapid flight proven testing is becoming more crucial. Although ground-based testing is available, it does not provide a mirrored testing environment for spacecraft and subcomponent testing. We intend to address this need with our Sidus Constellation. Furthermore, customization of the Sidus Constellation with appropriate technology can provide subscription data and imagery services for customers whose needs prompt consideration for a separate constellation. Currently, our core market corresponds most directly with satellite manufacturing and offering LEO space-as-a-service solutions. However, we believe our addressable market can also continue to expand in similar and adjacent industries such as government and defense manufacturing. We have generated space-related manufacturing revenue since 2012, and we have been generating revenue from our commercial constellation space offering since the first quarter of 2022 as we continue to finalize customers for LizzieSat-1 (LS-1) and subsequent missions. We signed a multi-launch agreement with SpaceX for five LizzieSat rideshare missions beginning in 2023. These five satellite missions support previously announced customers as well as potential future customers as we continue to layer new missions into our pipeline.

Sales and Marketing

We market our services to both government and commercial customers. Initially we are leveraging our existing relationships to help promote our expanded service offerings. We believe our executive management team has extensive reach in the space and satellite industry. Our Chief Sales and Revenue Officer focuses on new business sales, installed client base sales, marketing, and partner strategy.

Our marketing efforts focus on communicating the benefits of our solutions and educating our customers, the media and analysts about the advantages of our innovative technology. We strive to raise the awareness of our company, market our products and generate sales leads through industry events, public relations efforts, marketing materials, social media and our website. Attendance at key industry events is an important component of our marketing efforts. Our CEO, Carol Craig, has been invited to speak and participate in panel discussions at industry events and will continue to take advantage of these opportunities to spread awareness of our services. We believe a combination of these efforts strengthens our brand and may enhance our market position in our industry.

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Competition

The small satellite services industry at-large is highly competitive but has significant barriers to entry, including the cost and difficulty associated with successfully developing, building, and launching a satellite constellation and obtaining various governmental and regulatory approvals. In addition to cost, there is a significant amount of lead time associated with obtaining the required licenses, building, and launching the satellite constellation, and developing and deploying the ground station technology. We currently face substantial general competition from other service providers that offer a range of space-based data collection options. There are also several competitors working to develop innovative solutions to compete in this industry.

Our Competitive Differentiation

We believe that we are well-positioned to compete with legacy space-based data providers and other emergent providers due to our vertical integration strategy that combines rapid production with flexible technology insertion points. This approach enables us to address three primary barriers that have limited the legacy industry in achieving a broader market adoption and penetration including: easy access to data and information, access to low-cost data, and customized, bespoke response to customer needs. Key elements of our competitive differentiation include the following:

Low-cost sensor data capture. Our smallsat constellation is leveraging the disruptive economics of small satellites to enable us to capture data in a more cost-effective manner than legacy satellite providers. We can deliver our proprietary geospatial imagery on demand at a lower cost than legacy providers due to our cost-efficiencies, capital efficient constellation design, and adaptable, disruptive pricing models, among other things, which enables us to expand our customer base to commercial organizations that have previously been priced out of the geospatial intelligence market.

On-demand delivery of low-cost geospatial analytics through subscription contracts to commercial customers. Geospatial intelligence and analytics have generally been prohibitively expensive for many commercial customers, with price points geared towards government end users. Our constellation is designed to provide our services to commercial customers at a low cost, which we expect will expand our base of potential customers. Our data monetization strategy includes selling data directly to other companies and consumers, selling data to data aggregation firms, listing our data on a data marketplace and leveraging a white label data commerce platform.

Proprietary, low-cost smallsat assembly. We design satellites and manufacture our satellites in-house. Controlling the satellite production process from design through manufacturing enables us to upgrade our satellites during production, integrate customer technologies and data needs at various points during the entire production cycle and continuously improve our satellites’ capabilities, as well as build out and maintain our optimal constellation size at a relatively low cost. Our low-cost satellites benefit from longer life and decreasing launch and on-orbit costs and our planned multi-mission constellation with vertical integration equals efficient use of capital expenses.

Our Intellectual Property

We continually invest in innovative solutions and as of December 30, 2022 have 6 space related patents approved or pending, which ownership was transferred to us by our majority shareholder, Craig Technologies, at no charge. Our patented technologies include a print head for regolith-polymer mixture and associated feedstock for which a notice of allowance was received by us in October 2021; a heat transfer system for regolith which patent expires in June 2039; a method for establishing a wastewater bioreactor environment which patent expires in July 2039; vertical takeoff and landing pad and interlocking pavers to construct same which patent expires in April 2039; and high-load vacuum chamber motion feedthrough systems and methods which patent expires in May 2039.

We seek to establish and maintain our proprietary rights in our technology and products through a combination of patents, copyrights, trademarks, trade secrets and contractual rights. We also seek to maintain our trade secrets and confidential information through nondisclosure policies, the use of appropriate confidentiality agreements and other security measures. We have registered a number of patents and trademarks in the United States and in other countries and have a number of patent filings pending determination. There can be no assurance, however, that these rights can be successfully enforced against competitive products in any particular jurisdiction. Although we believe the protection afforded by our patents, copyrights, trademarks, trade secrets and contracts has value, the rapidly changing technology in the satellite and wireless communications industries and uncertainties in the legal process make our future success dependent primarily on the innovative skills, technological expertise and management abilities of our employees rather than on the protections afforded by patent, copyright, trademark and trade secret laws and contractual rights.

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Certain of our products include software or other intellectual property licensed from third parties. While it may be necessary in the future to seek or renew licenses relating to various aspects of our products, we believe, based upon past experience and standard industry practice, that such licenses generally could be obtained on commercially reasonable terms. Nonetheless, there can be no assurance that the necessary licenses would be available on acceptable terms, if at all.

The industry in which we compete is characterized by rapidly changing technology, a large number of patents, and frequent claims and related litigation regarding patent and other intellectual property rights. We cannot assure that our patents and other proprietary rights will not be challenged, invalidated or circumvented, that others will not assert intellectual property rights to technologies that are relevant, or that our rights will give us a competitive advantage. In addition, the laws of some foreign countries may not protect our proprietary rights to the same extent as the laws of the United States.

The commercial space industry is driven by rapidly changing technologies and innovation, and our success will require significant expenditure in Research and Development to develop new technologies, services, products, and offerings. Thus far, we have not established a Research and Development department, nor have we incurred research and development expenses. We do not currently perform formal R&D and instead we engineer our solutions with additional enhancements and innovations as part of our normal design and engineering efforts. We intend on setting up a formal Research and Development team in the future so we can more easily streamline our new products and get to market faster. If we fail to raise adequate funds to develop a robust Research and Development department and strategy, we will likely be unable to execute on our business plan.

Regulatory

Our business is subject to extensive rules, regulations, statutes, orders and policies imposed by the government in the United States and in foreign jurisdictions.

International Telecommunications Union (ITU)

We are required to comply with the laws and regulations of, and often obtain approvals from, national and local authorities in connection with our services. As we expand service to additional countries and regions, we will become subject to additional governmental approvals and regulations. We will provide a number of services that rely on the use of radio-frequency spectrum, and the provision of such services is highly regulated. Satellites are to be operated in a manner consistent with the regulations and procedures of the International Telecommunication Union (“ITU”), a specialized agency of the United Nations, which require the coordination of the operation of satellite systems in certain circumstances, and more generally are intended to avoid the occurrence of harmful interference among different users of the radio spectrum.

We have received approval of International Telecommunications Union (ITU) spectrum licensing for both X-Band and S-Band frequencies. We filed for X-Band and S-Band Radio Frequencies licensing in February 2021 and were granted approval through a published filing by the International Telecommunications Union (ITU) on April 4, 2021. The ITU is the specialized agency responsible for principles and licensing of the use of orbit and spectrum. Before a satellite can use the spectrum and orbital resources it needs to fulfil its mission, it requires an associated ‘satellite filing’. The filing is a tool to obtain international recognition of these resources.

International Traffic in Arms Regulations (“ITAR”) and Export Compliance and Controls

Our business is subject to, and we must comply with, stringent U.S. import and export control laws, including the ITAR process which has been developed under the jurisdiction of the Department of State and is administered by the Directorate of Defense Trade Controls (DDTC) and Export Administration Regulations (“EAR”) of the Bureau of Industry and Security of the U.S. Department of Commerce. ITAR generally restricts the export of hardware, software, technical data, and services that have defense or strategic applications. The EAR similarly regulates the export of hardware, software, and technology that has commercial or “dual-use” applications (i.e., for both military and commercial applications) or that have less sensitive military or space-related applications that are not subject to ITAR. The regulations exist to advance the national security and foreign policy interests of the U.S.

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The U.S. government agencies responsible for administering the ITAR and the EAR have significant discretion in the interpretation and enforcement of these regulations. The agencies also have significant discretion in approving, denying, or conditioning authorizations to engage in controlled activities. Such decisions are influenced by the U.S. government’s commitments to multilateral export control regimes, particularly the Missile Technology Control Regime concerning the spaceflight business.

Many different types of internal controls and measures are required to ensure compliance with such export control rules. In particular, we are required to maintain registration under ITAR; determine the proper licensing jurisdiction and classification of products, software, and technology; and obtain licenses or other forms of U.S. government authorizations to engage in activities, including the performance by foreign persons, related to and who support our spaceflight business. Under ITAR, we must receive permission from the Directorate of Defense Trade Controls to release controlled technology to foreign person employees and other foreign persons.

Employees/Human Capital

As of December 30, 2022, we had 70 employees, all of whom are full-time. We are not party to any collective bargaining agreements. Our workforce is concentrated in the “Florida Space Coast,” however we are accustomed to working as a cohesive team with remote workers which should be beneficial as we expand and add employees in different geographical areas nationwide and worldwide. Our management team is comprised of our CEO and four (4) of her direct reports who, collectively, have management responsibility for our business. Our management team places significant focus and attention on matters concerning our human capital assets, particularly our diversity, capability development, and succession planning. Accordingly, we regularly review employee development and succession plans for each of our functions to identify and develop our pipeline of talent.

Facilities

Our corporate headquarters is located at 150 N. Sykes Creek Parkway, Suite 200 Merritt Island, Florida 32953. We occupy facilities totaling approximately 3500 square feet under a sublease from Craig Technical Consulting, Inc., a principal stockholder and an entity owned and controlled by our Chief Executive Officer, Carol Craig, pursuant to a commercial sublease agreement (the “Lease Agreement”), dated August 1, 2021. The Lease Agreement currently has a 2-year term, with no options to renew. We currently pay $4,570.07 per month plus applicable sales and use tax, which is currently 6.5% in Brevard County. We believe this location is adequate for our current operations and needs.

In addition, our manufacturing spaces are located at 175 Imperial Boulevard, Cape Canaveral, FL 32920 and 400 Central Boulevard, Cape Canaveral, FL 32920. We are under lease agreements with 400 W. Central, LLC for these spaces. The Lease agreements for 175 Imperial Boulevard and 400 W. Central Boulevard currently have concurrent lease terms with one year options that end on May 31, 2024. We pay a combined amount of $22,877.75 per month plus applicable sales and use tax, which is currently 6.5% in Brevard County. We have a total of 35,700 square feet of leased space in these buildings. We believe our manufacturing spaces are adequate for our current operations and will allow for expected initial growth.

Legal Proceedings

We may be involved from time to time in ordinary litigation, negotiation, and settlement matters that will not have a material effect on our operations or finances. We are not currently party to any material legal proceedings, and we are not aware of any pending or threatened litigation against us that we believe could have a material adverse effect on our business, operating results, or financial condition.

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MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of each of our executive officers and directors as of the date of this prospectus.

Name	Age	Position
Carol Craig	55	Chairwoman and Chief Executive Officer
Teresa Burchfield	60	Chief Financial Officer
Jamie Adams	59	Chief Technology Officer and Director
Dana Kilborne	60	Director
Cole Oliver	44	Director
Miguel Valero	59	Director

Carol Craig. Ms. Craig is the founder of our company and has served as our Chief Executive Officer and Chairwoman since 2014. Ms. Craig is also the founder and Chief Executive Officer of Craig Technical Consulting, Inc., an engineering and technology company since 1999. Ms. Craig graduated from Knox College with a BA in Computer Science and a BS in Computer Science Engineering from University of Illinois. She also has a MS degree in Electrical and Computer Engineering from the University of Massachusetts at Amherst. She is currently pursuing a PhD in Systems Engineering at the Florida Institute of Technology. Carol is a former P-3 Orion Naval Flight Officer and one of the first women eligible to fly in combat. She has served on over 30 boards that include educational, aerospace and defense industry and non-profit organizations. Ms. Craig was selected to serve on our board of directors due to her extensive experience in the space industry and her relationships with key players in commercial space along with her position as CEO.

Teresa Burchfield. Ms. Burchfield has served as our Chief Financial Officer since April 2022. From April 2021 to October 2021, Ms. Burchfield was Chief Financial Officer of 4FRONT Solutions, LLC, an electric manufacturing services company. From August 2007 to April 2020, Ms. Burchfield served in various capacities with Tupperware Brands Corporation. While with Tupperware, she was the Vice President and Chief Financial Officer for the US & Canada business unit, Vice President and Group Chief Financial Officer for Europe, Middle East and Africa and the Vice President of Investor Relations. From November 2001 to August 2007, Ms. Burchfield was Vice President and Chief Financial Officer at BeautiControl, a wholly owned subsidiary of Tupperware. During her career Ms. Burchfield has also managed numerous aspects of business operations, business development, IT and marketing operations, and as a result she is experienced in product forecasting, purchasing and distribution analytics. Ms. Burchfield also has over 15 years of experience working in manufacturing environments, providing a strong background in costing and operational efficiencies. Ms. Burchfield holds a B.S. Degree in Accounting from the University of Central Oklahoma and is a CPA in the state of Oklahoma.

Jamie Adams. Mr. Adams has served as our Chief Technology Officer since September 2021 and was appointed to our board in December 2021. From June 2015 to September 2021, Mr. Adams worked for Lockheed Martin, most recently focused on strategic research and development in Lockheed Martin’s Autonomous Systems Group and supported Lockheed Martin’s business areas and mission and fire control (MFC) lines of business programs developing autonomous systems technology in multiple domains (air, land, sea, and space). He joined Lockheed Martin after a distinguished career NASA and Boeing. Mr. Adams’ final assignment at NASA was serving as the Associate Division Chief of NASA Johnson Space Center (JSC) Software, Robotics, and Simulation, Engineering Division. Mr. Adams was selected to serve on our board of directors based on his broad breadth of aerospace engineering expertise, technology roadmaps, corporate and government acquisition and financial strategies.

Dana Kilborne. Ms. Kilborne was appointed to our board of directors in December 2021. Ms. Kilborne has been the President and CEO of Cypress Bank & Trust since April 2018 and CEO of Cypress Capital Group since October 2019. She is also a director of both companies. In 2004, she founded another Florida based community bank as President and CEO and sold the company in January 2018. Ms. Kilborne has over thirty years of experience in the financial services industry in Florida. She served as a Director of the Federal Reserve Board of Atlanta Bank, Jacksonville Branch and currently serves on the corporate boards of HealthFirst, Inc., Florida Tech, and NCMIC. She is past Chair of the Economic Development Commission of the Space Coast, and of Holy Trinity Episcopal Academy, where she was also a volunteer teacher. She has served on the board of several community organizations including the East Coast Zoological Society, the Advisory Board of the Bisk College of Business at Florida Tech and many other local not for profit institutions. While in South Florida, she served on the Downtown Development Authority of West Palm Beach and Rosarian Academy and was awarded the Orchid Award by the mayor of West Palm Beach for her leadership in the community. Ms. Kilborne was selected to be a director based on her broad background in finance, accounting, entrepreneurship and governance.

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Cole Oliver. Mr. Oliver was appointed to our board of directors in December 2021. Mr. Oliver has been an equity partner in the law firm of Rossway Swan Tierney Barry & Oliver since 2010. Prior to beginning in private practice, Mr. Oliver served as a federal law clerk to The Honorable John Antoon, II, United States District Court Middle District of Florida. Currently, Mr. Oliver sits on the Board of Directors for Cypress Capital Group and Cypress Bank & Trust. Additionally, Mr. Oliver remains an active member of the community, currently serving as a Governing Board Member of the St. Johns River Water Management District, a member of the Brevard County Charter Review Commission, and as the Treasurer of the Board of Directors for the Holy Trinity Episcopal Academy. Previously, Mr. Oliver has served as the President of the East Coast Zoological Society and as a Member of the Brevard County Economic Development Commission. He received his B.A. degree from Washington & Lee University as a history major and an MBA with a concentration in finance from Louisiana State University. Additionally, Mr. Oliver earned his J.D. degree from the University of Florida, graduating magna cum laude and serving as the Editor in Chief of the Florida Law review. Mr. Oliver was selected to serve on our board of directors due to his extensive legal experience and his involvement and understanding of the impact of the space industry on local, federal and global economies.

Miguel Valero. Mr. Valero was appointed to our board of directors in December 2021. Since September 2022, Mr. Valero has been managing director of Space Strategies LLC, a consulting practice. From 2001 to September 2022, Mr. Valero was managing partner with Détente LLC, a strategy and financial advisory firm that focuses on technology associated with telecommunications, satellites, and space. He has worked for Lockheed Martin, Boeing Satellite Systems (formerly Hughes Communications), and Motorola in various executive positions. Miguel holds a BSEE in electronics and telecommunications. Miguel was selected to serve on our board of directors due to his extensive experience in the space industry and his relationships with key players in commercial space.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Director Independence

Our board of directors has affirmatively determined that each of Dana Kilborne, Cole Oliver and Miguel Valero is an “independent director,” as defined under the Nasdaq rules.

Controlled Company Exception

CTC has, in the aggregate, have more than 50% of the combined voting power for the election of directors. As a result, we are a “controlled company” within the meaning of the Nasdaq rules and may elect not to comply with certain corporate governance standards, including that: (i) a majority of our board of directors consists of “independent directors,” as defined under the Nasdaq rules; (ii) we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; (iii) we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (iv) we perform annual performance evaluations of the nominating and corporate governance and compensation committees. We do not intend to rely on the foregoing exemptions provided to controlled companies under the Nasdaq rules. Carol Craig, our Chairwoman and Chief Executive Officer, is the sole owner of CTC. See “Risk Factors—Risks Related to Our Relationship with Craig Technical Consulting, Inc.” for additional information.

Committees of Our Board of Directors

Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and its standing committees. We will have a standing audit committee and compensation committee. Our entire board of directors will serve in place of a nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

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Audit Committee

Our audit committee is responsible for, among other things:

●	Approving and retaining the independent auditors to conduct the annual audit of our financial statements;

●	reviewing the proposed scope and results of the audit;

●	reviewing and pre-approving audit and non-audit fees and services;

●	reviewing accounting and financial controls with the independent auditors and our financial and accounting staff;

●	reviewing and approving transactions between us and our directors, officers and affiliates;

●	establishing procedures for complaints received by us regarding accounting matters;

●	overseeing internal audit functions, if any; and

●	preparing the report of the audit committee that the rules of the SEC require to be included in our annual meeting proxy statement.

Our audit committee consists of Dana Kilborne, Cole Oliver and Miguel Valero, with Ms. Kilborne serving as chair. Our board of directors has affirmatively determined that Ms. Kilborne and Messrs. Oliver and Valero each meet the definition of “independent director” under the Nasdaq rules, and that they meet the independence standards under Rule 10A-3. Each member of our audit committee meets the financial literacy requirements of the Nasdaq rules. In addition, our board of directors has determined that Ms. Kilborne qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors will adopt a written charter for the audit committee, which is available on our principal corporate website at www.sidusspace.com.

Compensation Committee

Our compensation committee is responsible for, among other things:

●	reviewing and recommending the compensation arrangements for management, including the compensation for our president and chief executive officer;

●	establishing and reviewing general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

●	administering our stock incentive plans; and

●	preparing the report of the compensation committee that the rules of the SEC require to be included in our annual meeting proxy statement.

Our compensation committee consists of Dana Kilborne, Cole Oliver and Miguel Valero, with Mr. Valero serving as chair. Our board has determined that Ms. Kilborne and Messrs. Oliver and Valero are independent directors under Nasdaq rules. Our board of directors has adopted a written charter for the compensation committee, which is available on our principal corporate website at www.sidusspace.com.

Nominating and Governance

The members of our nominating and governance committee are Dana Kilborne, Cole Oliver and Miguel Valero. Mr. Oliver serves as the chairperson of the committee. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees.

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The nominating and corporate governance committee will be responsible for, among other things: (i) identifying and evaluating individuals qualified to become members of the board by reviewing nominees for election to the board submitted by stockholders and recommending to the board director nominees for each annual meeting of stockholders and for election to fill any vacancies on the board, (ii) advising the board with respect to board organization, desired qualifications of board members, the membership, function, operation, structure and composition of committees (including any committee authority to delegate to subcommittees), and self-evaluation and policies, (iii) advising on matters relating to corporate governance and monitoring developments in the law and practice of corporate governance, (iv) overseeing compliance with our code of ethics, and (v) approving any related party transactions.

The nominating and corporate governance committee’s methods for identifying candidates for election to our board of directors (other than those proposed by our stockholders, as discussed below) will include the solicitation of ideas for possible candidates from a number of sources—members of our board of directors, our executives, individuals personally known to the members of our board of directors, and other research. The nominating and corporate governance committee may also, from time-to-time, retain one or more third-party search firms to identify suitable candidates.

In making director recommendations, the nominating and corporate governance committee may consider some or all of the following factors: (i) the candidate’s judgment, skill, experience with other organizations of comparable purpose, complexity and size, and subject to similar legal restrictions and oversight; (ii) the interplay of the candidate’s experience with the experience of other board members; (iii) the extent to which the candidate would be a desirable addition to the board and any committee thereof; (iv) whether or not the person has any relationships that might impair his or her independence; and (v) the candidate’s ability to contribute to the effective management of our company, taking into account the needs of our company and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which we operate.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on our website, www.sidusspace.com. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq rules concerning any amendments to, or waivers from, any provision of the code.

Limitations on Liability and Indemnification Matters

Our Amended and Restated Certificate of Incorporation, as amended, contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases, or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

●	any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

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Our Amended and Restated Certificate of Incorporation, as amended, provides that we are authorized to indemnify our directors and officers to the fullest extent permitted by Delaware law. Our Amended and Restated Bylaws provide that we are required to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. Our Amended and Restated Bylaws will also provide that, upon satisfaction of certain conditions, we are required to advance expenses incurred by a director or executive officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. Our Amended and Restated Bylaws will also provide our board of directors with discretion to indemnify our other officers and employees when determined appropriate by our board of directors. We expect to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses, including, among other things, attorneys’ fees, judgments, fines, and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table provides certain summary information concerning compensation awarded to, earned by or paid to our Principal Executive Officer and our other highest paid executive officers whose total annual salary and bonus exceeded $100,000 (collectively, the “named executive officers”) for fiscal years ended December 31, 2022 and 2021.

Name and Principal Position	Year	Salary ($)		Total ($)

Carol Craig	2022	125,000		125,000
President & Chief Executive Officer	2021	31,519	(1)	31,519

Teresa Burchfield (2)	2022	188,542		188,542
Chief Financial Officer

Jamie Adams	2022	300,000		300,000
Chief Technology Officer	2021	67,059		67,059

(1)	Carol Craig, our founder and CEO, waived salary compensation from inception through December 31, 2020. On September 15, 2021, Ms. Craig began receiving compensation in the amount of $125,000 per year.
(2)	Ms. Burchfield became our Chief Financial Officer on April 11, 2022

Outstanding Equity Awards at December 31, 2022

There were no equity awards held by any of our named executive officers as of December 31, 2022.

Non-Employee Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of our Board and received compensation for such service during the fiscal year ended December 31, 2022. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our Board in 2022. Directors who are also employees do not receive cash or equity compensation for service on our Board of Directors in addition to compensation payable for their service as employees of the Company.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Dana Kilborne	40,000	40,000
Cole Oliver	40,000	40,000
Miguel Valero	40,000	40,000

Employment Agreements

In December 2021, we entered into an employment agreement with Ms. Craig, pursuant to which Ms. Craig serves as our Founder and Chief Executive Officer. Ms. Craig’s employment agreement provides for an annual base salary of $125,000 and provides that Ms. Craig will be eligible for an annual discretionary bonus, with a target equal to 100% of her base salary, based on the achievement of certain performance objectives established by our Board of Directors. Ms. Craig’s employment agreement contains standard non-competition and non-solicitation provisions. Ms. Craig is also eligible to receive additional equity-based compensation awards as the Company may grant from time to time. Ms. Craig’s employment agreement further provides for standard expense reimbursement, vacation time and other standard executive benefits.

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Pursuant to Ms. Craig’s employment agreement, in the event her employment is terminated without cause, due to a non-renewal by the Company, or if she resigns for “good reason” (in each case, other than within twelve (12) months following a change in control), Ms. Craig is entitled to (i) a cash payment equal to five (5) times the sum of her (x) annual base salary and (y) target bonus in effect on her last day of employment; (ii) continuation of health benefits for a period of 24 months; (iii) a lump sum payment equal to the amount of any annual bonus earned with respect to a prior fiscal year, but unpaid as of the date of termination; (iv) a lump sum payment equal to the amount of annual bonus that was accrued through the date of termination for the year in which employment ends; and (v) subject to Ms. Craig’s compliance with her restrictive covenants, the outstanding and unvested portion of any time-vesting equity award that would have vested during the one (1) year period following Ms. Craig’s termination had she remained an employee shall automatically vest upon his termination date.

In the event that Ms. Craig’s employment is terminated due to her death or disability, she will be entitled to receive (i) a lump sum payment equal to the amount of any annual bonus earned with respect to a prior fiscal year, but unpaid as of the date of termination; (ii) a lump sum payment equal to the amount of annual bonus that was accrued for the year in which employment ends; and (iii) the acceleration and vesting in full of any then outstanding and unvested portion of any time-vesting equity award granted to her by the Company.

In the event that Ms. Craig’s employment is terminated due to her non-renewal or resignation without “good reason,” she will be entitled to receive a lump sum payment equal to the amount of any annual bonus earned with respect to a prior fiscal year, but unpaid as of the date of termination.

In the event that Ms. Craig’s employment is terminated by the Company without cause, due to non-renewal by the Company, or if she resigns for “good reason,” in each case within twelve (12) months following a change in control, Ms. Craig is entitled to (i) a cash payment equal to ten (10) times the sum of her (x) annual base salary and (y) target bonus in effect on her last day of employment; (ii) continuation of health benefits for a period of 24 months; (iii) a lump sum payment equal to the amount of any annual bonus earned with respect to a prior fiscal year, but unpaid as of the date of termination; (iv) a lump sum payment equal to the amount of annual bonus that was accrued for the year in which employment ends prior to the date of termination; and (v) the acceleration and vesting in full of any then outstanding and unvested portion of any time-vesting equity award granted to her by the Company.

Sidus Space, Inc. 2021 Omnibus Equity Incentive Plan

As approved by our Board of Directors, we adopted a new comprehensive equity incentive plan, the 2021 Omnibus Equity Incentive Plan (the “2021 Plan”).

Authorized Shares. A total of 1,250,000 shares of our Class A Common Stock were originally reserved for issuance pursuant to the 2021 Plan.

Types of Awards. The 2021 Plan provides for the issuance of incentive stock options, non-statutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), and other stock-based awards.

Administration. The 2021 Plan will be administered by our board of directors, or if our board of directors does not administer the 2021 Plan, a committee or subcommittee of our board of directors that complies with the applicable requirements of Section 16 of the Exchange Act and any other applicable legal or stock exchange listing requirements (each of our board of directors or such committee or subcommittee, the “plan administrator”). The plan administrator may interpret the 2021 Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the 2021 Plan, provided that, subject to the equitable adjustment provisions described below, the plan administrator will not have the authority to reprice or cancel and re-grant any award at a lower exercise, base or purchase price or cancel any award with an exercise, base or purchase price in exchange for cash, property or other awards without first obtaining the approval of our stockholders.

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The 2021 Plan permits the plan administrator to select the eligible recipients who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price or other purchase price of an award, the number of shares of Class A Common Stock or cash or other property subject to an award, the term of an award and the vesting schedule applicable to an award, and to amend the terms and conditions of outstanding awards.

Restricted Stock and Restricted Stock Units. Restricted stock and RSUs may be granted under the 2021 Plan. The plan administrator will determine the purchase price, vesting schedule and performance goals, if any, and any other conditions that apply to a grant of restricted stock and RSUs. If the restrictions, performance goals or other conditions determined by the plan administrator are not satisfied, the restricted stock and RSUs will be forfeited. Subject to the provisions of the 2021 Plan and the applicable award agreement, the plan administrator has the sole discretion to provide for the lapse of restrictions in installments.

Unless the applicable award agreement provides otherwise, participants with restricted stock will generally have all of the rights of a stockholder; provided that dividends will only be paid if and when the underlying restricted stock vests. RSUs will not be entitled to dividends prior to vesting, but may be entitled to receive dividend equivalents if the award agreement provides for them. The rights of participants granted restricted stock or RSUs upon the termination of employment or service to us will be set forth in the award agreement.

Options. Incentive stock options and non-statutory stock options may be granted under the 2021 Plan. An “incentive stock option” means an option intended to qualify for tax treatment applicable to incentive stock options under Section 422 of the Internal Revenue Code. A “non-statutory stock option” is an option that is not subject to statutory requirements and limitations required for certain tax advantages that are allowed under specific provisions of the Internal Revenue Code. A non-statutory stock option under the 2021 Plan is referred to for federal income tax purposes as a “non-qualified” stock option. Each option granted under the 2021 Plan will be designated as a non-qualified stock option or an incentive stock option. At the discretion of the administrator, incentive stock options may be granted only to our employees, employees of our “parent corporation” (as such term is defined in Section 424(e) of the Code) or employees of our subsidiaries.

The exercise period of an option may not exceed ten years from the date of grant and the exercise price may not be less than 100% of the fair market value of a share of common stock on the date the option is granted (110% of fair market value in the case of incentive stock options granted to ten percent stockholders). The exercise price for shares of common stock subject to an option may be paid in cash, or as determined by the administrator in its sole discretion, (i) through any cashless exercise procedure approved by the administrator (including the withholding of shares of common stock otherwise issuable upon exercise), (ii) by tendering unrestricted shares of common stock owned by the participant, (iii) with any other form of consideration approved by the administrator and permitted by applicable law or (iv) by any combination of these methods. The option holder will have no rights to dividends or distributions or other rights of a stockholder with respect to the shares of Class A Common Stock subject to an option until the option holder has given written notice of exercise and paid the exercise price and applicable withholding taxes.

In the event of an participant’s termination of employment or service, the participant may exercise his or her option (to the extent vested as of such date of termination) for such period of time as specified in his or her option agreement.

Stock Appreciation Rights. SARs may be granted either alone (a “free-standing SAR”) or in conjunction with all or part of any option granted under the 2021 Plan (a “tandem SAR”). A free-standing SAR will entitle its holder to receive, at the time of exercise, an amount per share up to the excess of the fair market value (at the date of exercise) of a share of Class A Common Stock over the base price of the free-standing SAR (which shall be no less than 100% of the fair market value of the related shares of common stock on the date of grant) multiplied by the number of shares in respect of which the SAR is being exercised. A tandem SAR will entitle its holder to receive, at the time of exercise of the SAR and surrender of the applicable portion of the related option, an amount per share up to the excess of the fair market value (at the date of exercise) of a share of Class A Common Stock over the exercise price of the related option multiplied by the number of shares in respect of which the SAR is being exercised. The exercise period of a free-standing SAR may not exceed ten years from the date of grant. The exercise period of a tandem SAR will also expire upon the expiration of its related option.

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The holder of a SAR will have no rights to dividends or any other rights of a stockholder with respect to the shares of Class A Common Stock subject to the SAR until the holder has given written notice of exercise and paid the exercise price and applicable withholding taxes.

In the event of an participant’s termination of employment or service, the holder of a SAR may exercise his or her SAR (to the extent vested as of such date of termination) for such period of time as specified in his or her SAR agreement.

Other Stock-Based Awards. The administrator may grant other stock-based awards under the 2021 Plan, valued in whole or in part by reference to, or otherwise based on, shares of Class A Common Stock. The administrator will determine the terms and conditions of these awards, including the number of shares of Class A Common Stock to be granted pursuant to each award, the manner in which the award will be settled, and the conditions to the vesting and payment of the award (including the achievement of performance goals). The rights of participants granted other stock-based awards upon the termination of employment or service to us will be set forth in the applicable award agreement. In the event that a bonus is granted in the form of shares of common stock, the shares of Class A Common Stock constituting such bonus shall, as determined by the administrator, be evidenced in uncertificated form or by a book entry record or a certificate issued in the name of the participant to whom such grant was made and delivered to such participant as soon as practicable after the date on which such bonus is payable. Any dividend or dividend equivalent award issued hereunder shall be subject to the same restrictions, conditions and risks of forfeiture as apply to the underlying award.

Equitable Adjustment and Treatment of Outstanding Awards Upon a Change in Control

Equitable Adjustments. In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, special or extraordinary dividend or other extraordinary distribution (whether in the form of common shares, cash or other property), combination, exchange of shares, or other change in corporate structure affecting our common stock, an equitable substitution or proportionate adjustment shall be made in (i) the aggregate number and kind of securities reserved for issuance under the 2021 Plan, (ii) the kind and number of securities subject to, and the exercise price of, any outstanding options and SARs granted under the 2021 Plan, (iii) the kind, number and purchase price of shares of common stock, or the amount of cash or amount or type of property, subject to outstanding restricted stock, RSUs and other stock-based awards granted under the 2021 Plan and (iv) the terms and conditions of any outstanding awards (including any applicable performance targets). Equitable substitutions or adjustments other than those listed above may also be made as determined by the plan administrator. In addition, the plan administrator may terminate all outstanding awards for the payment of cash or in-kind consideration having an aggregate fair market value equal to the excess of the fair market value of the shares of common stock, cash or other property covered by such awards over the aggregate exercise price, if any, of such awards, but if the exercise price of any outstanding award is equal to or greater than the fair market value of the shares of common stock, cash or other property covered by such award, the plan administrator may cancel the award without the payment of any consideration to the participant. With respect to awards subject to foreign laws, adjustments will be made in compliance with applicable requirements. Except to the extent determined by the plan administrator, adjustments to incentive stock options will be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code.

Change in Control. The 2021 Plan provides that, unless otherwise determined by the plan administrator and evidenced in an award agreement, if a “change in control” (as defined below) occurs and a participant is employed by us or any of our affiliates immediately prior to the consummation of the change in control, then the plan administrator, in its sole and absolute discretion, may (i) provide that any unvested or unexercisable portion of an award carrying a right to exercise will become fully vested and exercisable; and (ii) cause the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any award granted under the 2021 Plan to lapse, and the awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be fully achieved at target performance levels. The administrator shall have discretion in connection with such change in control to provide that all outstanding and unexercised options and SARs shall expire upon the consummation of such change in control.

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For purposes of the 2021 Plan, a “change in control” means, in summary, the first to occur of the following events: (i) a person or entity becomes the beneficial owner of more than 50% of our voting power; (ii) an unapproved change in the majority membership of our board of directors; (iii) a merger or consolidation of us or any of our subsidiaries, other than (A) a merger or consolidation that results in our voting securities continuing to represent 50% or more of the combined voting power of the surviving entity or its parent and our board of directors immediately prior to the merger or consolidation continuing to represent at least a majority of the board of directors of the surviving entity or its parent or (B) a merger or consolidation effected to implement a recapitalization in which no person is or becomes the beneficial owner of our voting securities representing more than 50% of our combined voting power; or (iv) stockholder approval of a plan of our complete liquidation or dissolution or the consummation of an agreement for the sale or disposition of substantially all of our assets, other than (A) a sale or disposition to an entity, more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of us immediately prior to such sale or (B) a sale or disposition to an entity controlled by our board of directors. However, a change in control will not be deemed to have occurred as a result of any transaction or series of integrated transactions following which our stockholders, immediately prior thereto, hold immediately afterward the same proportionate equity interests in the entity that owns all or substantially all of our assets.

Tax Withholding

Each participant will be required to make arrangements satisfactory to the plan administrator regarding payment of up to the maximum statutory tax rates in the participant’s applicable jurisdiction with respect to any award granted under the 2021 Plan, as determined by us. We have the right, to the extent permitted by applicable law, to deduct any such taxes from any payment of any kind otherwise due to the participant. With the approval of the plan administrator, the participant may satisfy the foregoing requirement by either electing to have us withhold from delivery of shares of common stock, cash or other property, as applicable, or by delivering already owned unrestricted shares of common stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. We may also use any other method of obtaining the necessary payment or proceeds, as permitted by applicable law, to satisfy our withholding obligation with respect to any award.

Amendment and Termination of the 2021 Plan

The 2021 Plan provides our board of directors with authority to amend, alter or terminate the 2021 Plan, but no such action impair the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may materially impair the rights of any participant without the participant’s consent. Stockholder approval of any such action will be obtained if required to comply with applicable law. The 2021 Plan will terminate on the tenth anniversary of the Effective Date (although awards granted before that time will remain outstanding in accordance with their terms).

Clawback

If we are required to prepare a financial restatement due to the material non-compliance with any financial reporting requirement, then the plan administrator may require any Section 16 officer to repay or forfeit to us that part of the cash or equity incentive compensation received by that Section 16 officer during the preceding three years that the plan administrator determines was in excess of the amount that such Section 16 officer would have received had such cash or equity incentive compensation been calculated based on the financial results reported in the restated financial statement. The plan administrator may take into account any factors it deems reasonable in determining whether to seek recoupment of previously paid cash or equity incentive compensation and how much of such compensation to recoup from each Section 16 officer (which need not be the same amount or proportion for each Section 16 officer). The amount and form of the incentive compensation to be recouped shall be determined by the administrator in its sole and absolute discretion.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following includes a summary of transactions during our fiscal years ended December 31, 2021 and December 31, 2020 to which we have been a party, including transactions in which the amount involved in the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described elsewhere in this prospectus. We are not otherwise a party to a related party transaction, and no transaction is currently proposed, in which the amount of the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years and in which a related person had or will have a direct or indirect material interest.

Our corporate headquarters is located at 150 N. Sykes Creek Parkway, Suite 200 Merritt Island, Florida 32953. We occupy facilities totaling approximately 3500 square feet under a sublease from Craig Technical Consulting, Inc., a principal stockholder and an entity owned and controlled by our Chief Executive Officer, Carol Craig (“CTC”), pursuant to a commercial sublease agreement (the “Lease Agreement”), dated August 1, 2021. The Lease Agreement currently has a 2-year term, with no options to renew. We currently pay $4,570.07 per month plus applicable sales and use tax, which is currently 6.5% in Brevard County.

As of December 31, 2021 and 2020, we owed $0 and $7,302,422, respectively, to CTC, our principal stockholder, for cash advances made to us. The advances are unsecured, due on demand and non-bearing-interest.

As of December 31, 2021 and 2020, we owed CTC $588,797 and $0, respectively, in Accounts Payable and accrued interest - related party for work that we subcontracted to CTC to complete.

As of December 31, 2021 and 2020 CTC owed us $443,282 and $175,769 in Accounts Receivable - related party for work that CTC subcontracted to us to complete.

On May 1, 2021, CTC forgave $3,473,693 in principal amount owed to it by us and converted the remaining $4 million into a Note Payable - related party. The forgiven debt was accounted for as contributed capital. The principal balance of this Note outstanding (together with any accrued, but unpaid interest thereon) shall bear interest at a per annum interest rate equal to the long term Applicable Federal Rate (as such term is defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended), and matures on September 30, 2025, and shall be repaid in the amount of $250,000 every quarter for four (4) years beginning on Oct 1, 2021.

On December 1, 2021, we entered into a Loan Assignment and Assumption Agreement, or Loan Assignment, with Decathlon Alpha IV, L.P., or Decathlon and CTC pursuant to which we assumed $1,106,164 in loans (the “Decathlon Note”) to CTC by Decathlon. In connection with our assumption of the Decathlon Note, CTC reduced the principal of our Note Payable - related party by $1.4 million. We recorded a reclassification of $1,106,164 from Note Payable - related party to Note payable - non- current (Decathlon note) and recorded forgiveness of note payable - related party of $293,836. The forgiveness was accounted for as contributed capital.

Also in connection with the Loan Assignment on December 1, 2021, we entered into a Revenue Loan and Security Agreement, or RLSA, with Decathlon and our CEO, Carol Craig, pursuant to which we pay interest based on a minimum rate of 1 times the amount advanced and make monthly payments based on a percentage of our revenue calculated as an amount equal to the product of (i) all revenue for the immediately preceding month multiplied by (ii) the Applicable Revenue Percentage, defined as 4% of revenue for payments due during any month. The Decathlon Note is secured by our assets and is guaranteed by CTC and matures the earliest of: (i) December 9, 2023, (ii) immediately prior to a change of control, or (iii) upon an acceleration of the obligations due to a default under the RLSA.

Related Person Transaction Policy

We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds the lesser of $120,000 or 1% of our total assets at year-end. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

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Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our board of directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our audit committee, or other independent body of our board of directors, will take into account the relevant available facts and circumstances including, but not limited to:

●	the risks, costs and benefits to us;

●	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

●	the availability of other sources for comparable services or products; and

●	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our board of directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our board of directors, determines in the good faith exercise of its discretion.

Independence of the Board of Directors

Our board of directors undertook a review of the independence of our directors and considered whether any director has a relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our board of directors has affirmatively determined that Dana Kilborne, Cole Oliver and Miguel Valero are each an “independent director,” as defined under Nasdaq rules.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 30, 2022 by:

●	each of our named executive officers;

●	each of our directors;

●	all of our current directors and executive officers as a group; and

●	each stockholder known by us to own beneficially more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of December 30, 2022, pursuant to the exercise of options or warrants or conversion of preferred stock or convertible debt, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 8,022,736 and 10,000,000 shares of Class A common stock and Class B common stock, issued and outstanding, respectively, as of December 30, 2022.

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Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Sidus Space, Inc., 150 N. Sykes Creek Parkway, Suite 200, Merritt Island, Florida 32953.

Name of Beneficial Owner	Number of Shares of Class A Beneficially Owned	Number of Shares of Class B Beneficially Owned	Percentage of Common Stock Beneficially Owned

Directors and Executive Officers:
Carol Craig(1)	-	10,000,000	92.6
Jamie Adams	-
Dana Kilborne	-
Cole Oliver	-
Miguel Valero	-
Directors and Executive Officers as a group (5 persons)	-	10,000,000	92.6

5% or Greater Stockholders:
Craig Technical Consulting, Inc.	-	10,000,000	92.6

(1)	Carol Craig is the sole owner of Craig Technical Consulting, Inc. and has beneficial ownership of the Class B shares of common stock held by Craig Technical Consulting, Inc.

DESCRIPTION OF CAPITAL STOCK

We are offering up to 8,130,081 shares of our Class A common stock and pre-funded warrants to purchase up to shares of our Class A common stock. For each pre-funded warrant we sell, the number of shares of Class A common stock we are offering will be decreased on a one-for-one basis. We are also registering the shares of common stock issuable from time to time upon exercise of the pre-funded warrants offered hereby.

General

Our authorized capital stock consists of 115,000,000 shares, consisting of 100,000,000 shares of Class A Common Stock, par value $0.0001 per share, 10,000,000 shares of Class B Common Stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.

As of December 30, 2022, there were 8,022,736 shares of Class A Common Stock, 10,000,000 shares of Class B Common Stock and no shares of preferred stock issued and outstanding.

The following description of our capital stock and provisions of our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws is only a summary. You should also refer to our Amended and Restated Certificate of Incorporation, as amended, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part, and our Amended and Restated Bylaws, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Class A Common Stock and Class B Common Stock

We have authorized Class A Common Stock and Class B Common Stock.

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Class A Common Stock and Class B Common Stock are entitled to share equally, identically, and ratably, on a per share basis, with respect to any dividend or distribution of cash or property paid or distributed by us if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

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Voting Rights

Holders of our Class A Common Stock are entitled to one vote for each share and holders of our Class B Common Stock are entitled to ten votes per share, on all matters submitted to a vote of stockholders. The holders of our Class A Common Stock and Class B Common Stock will generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our certificate of incorporation. Delaware law could require either holders of our Class A Common Stock or Class B Common Stock to vote separately as a single class if (i) we were to seek to amend our certificate of incorporation to increase or decrease the aggregate number of authorized shares of such class or to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; or (ii) we were to seek to amend our certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Our certificate of incorporation does not provide for cumulative voting for the election of directors.

See the section titled “Risk Factors—Risks Relating to Ownership of Our Common Stock—The dual-class structure of our common stock as contained in our amended and restated certificate of incorporation has the effect of concentrating voting control with those stockholders who held our capital stock prior to our initial public offering, including our directors, executive officers and their respective affiliates. This ownership will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transactions requiring stockholder approval, and that may adversely affect the trading price of our Class A Common Stock” for a description of the risks related to the dual-class structure of our common stock.

Conversion

Each outstanding share of Class B Common Stock will be convertible at any time at the option of the holder into one share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one share of Class A Common Stock upon any transfer, whether or not for value, except for certain permitted transfers described in our certificate of incorporation, including transfers to family members, trusts solely for the benefit of the stockholder or their family members, and partnerships, corporations and other entities exclusively owned by the stockholder or their permitted transferees.

Change of Control Transactions

The holders of Class A Common Stock and Class B Common Stock will be treated equally, identically and ratably, on a per share basis, on (a) the sale, lease, exclusive license, exchange, or other disposition of all or substantially all of our property and assets, (b) the merger, consolidation, business combination, or other similar transaction with any other entity, which results in the voting securities outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) less than fifty percent of the total voting power represented by our voting securities and less than fifty percent of our total number of outstanding shares of capital stock, in each case as outstanding immediately after such merger, consolidation, business combination or other similar transaction, and (c) a recapitalization, liquidation, dissolution, or other similar transaction which results in the voting securities outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) less than fifty percent of the total voting power represented by our voting securities and less than fifty percent of our total number of outstanding shares of capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction.

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Subdivisions and Combinations

If we subdivide or combine in any manner outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other classes will be subdivided or combined in the same manner.

No Preemptive or Similar Rights

Our Class A Common Stock and Class B Common Stock are not entitled to preemptive rights and are not subject to conversion, redemption or sinking fund provisions, except for the conversion provisions with respect to the Class B Common Stock described above.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Class A Common Stock and Class B Common Stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Non-Assessable

All of the outstanding shares of our Class B Common Stock are, and the shares of our Class A Common Stock to be issued pursuant to this offering will be, fully paid and non-assessable.

Pre-Funded Warrants

The following summary of certain terms and provisions of the pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration and Exercise Price

Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.001. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price and number of shares of Class A common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Class A common stock and the exercise price.

Exercisability

Each pre-funded warrant may be exercised, in cash or by a cashless exercise at the election of the holder at any time following the date of issuance and from time to time thereafter until the pre-funded warrants are exercised in full. The pre-funded warrants will be exercisable in whole or in part by delivering to the Company a completed instruction form for exercise and complying with the requirements for exercise set forth in the pre-funded warrant. Payment of the exercise price may be made in cash or pursuant to a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Class A common stock determined according to the formula set forth in the pre-funded warrant.

Cashless Exercise

At the time a holder exercises its pre-funded warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

Exercise Limitation

In general, a holder will not have the right to exercise any portion of a pre-funded warrant if the holder (together with its Attribution Parties (as defined in the pre-funded warrant)) would beneficially own in excess of 4.99% or 9.99%, at the election of the holder, of the number of shares of our Class A common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided, that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Transferability

Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of Class A common stock will be issued upon the exercise of the pre-funded warrants. Rather, the number of shares of Class A common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no trading market available for the pre-funded warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder

Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our Class A common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our Class A common stock, including any voting rights, until they exercise their pre-funded warrants.

Preferred Stock

Our board of directors have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional, or special rights as well as the qualifications, limitations, or restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, any or all of which may be greater than the rights of the common stock. Our board of directors, without stockholder approval, will be able to issue convertible preferred stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any shares of preferred stock following this offering.

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Options

Our 2021 Equity Incentive Plan provides for us to sell or issue shares restricted shares of Class A Common Stock, or to grant incentive stock options or nonqualified stock options, stock appreciation rights and restricted stock unit awards for the purchase of shares of Class A Common Stock, to employees, members of the board of directors and consultants. As of December 30, 2022, no options to purchase shares of Class A Common Stock were outstanding. For additional information regarding the terms of the 2021 Plan, see “Executive and Director Compensation - Sidus Space, Inc. 2021 Equity Incentive Plan.”

Exclusive Forum

Our Amended and Restated Certificate of Incorporation, as amended, provides that unless we consent in writing to the selection of an alternative forum, the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of our Company to us or our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or our Amended and Restated Certificate of Incorporation, as amended, or our Amended and Restated Bylaws, or (iv) any action asserting a claim against us, our directors, officers, employees or agents governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

Additionally, our Amended and Restated Certificate of Incorporation, as amended, provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Securities Exchange Act of 1934, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock are deemed to have notice of and consented to this provision.

Anti-Takeover Effects of Delaware law and Our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws

The provisions of Delaware law, our Amended and Restated Certificate of Incorporation, as amended, and our Amended and Restated Bylaws, described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholder, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge, or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

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In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Board of Directors Vacancies

Our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws authorize only our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors may be set only by resolution of the majority of the incumbent directors.

Stockholder Action; Special Meeting of Stockholders

Our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws provide that our stockholders may not take action by written consent. Our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws further provide that special meetings of our stockholders may be called by a majority of the board of directors, the Chief Executive Officer, or the Chairman of the board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Amended and Restated Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to the secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which a public announcement of the date of such meeting is first made by us. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval and may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. If we issue such shares without stockholder approval and in violation of limitations imposed by the Nasdaq Capital Market or any stock exchange on which our stock may then be trading, our stock could be delisted.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock is Pacific Stock Transfer Company.

Stock Market Listing

Our shares of Class A Common Stock are listed on The Nasdaq Capital Market under the symbol “SIDU.”

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR

CLASS A COMMON STOCK AND PRE-FUNDED WARRANTS

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of our Class A common stock and pre-funded warrants but does not purport to be a complete analysis of all the potential tax considerations relating thereto. Throughout this summary, all references to our common stock are meant to include our pre-funded warrants. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”) Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. No ruling on the U.S. federal, state, or local tax considerations relevant to our operations or to the purchase, ownership, or disposition of our shares, has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions, regulated investment companies or real estate investment trusts;

●	persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;

●	tax-exempt organizations or governmental organizations;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

●	U.S. expatriates and certain former citizens or long-term residents of the U.S.;

●	partnerships or entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

●	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code; or

●	persons deemed to sell our common stock under the constructive sale provisions of the Internal Revenue Code.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our Class A common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

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Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder (other than a partnership) if you are any holder other than:

●	an individual citizen or resident of the U.S. (for U.S. federal income tax purposes);

●	a corporation or other entity taxable as a corporation created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia, or other entity treated as such for U.S. federal income tax purposes;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (x) whose administration is subject to the primary supervision of a U.S. court, and which has one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the Internal Revenue Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our Class A common stock, and partners in such partnerships, should consult their tax advisors.

Distributions

As described in “Dividend Policy,” we have never declared or paid cash dividends on our Class A common stock and do not anticipate paying any dividends on our Class A common stock in the foreseeable future. However, if we do make distributions on our Class A common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our Class A common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “—Gain on Disposition of Class A Common Stock.”

Subject to the discussion below on effectively connected income, backup withholding and foreign accounts, any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. A non-U.S. holder of shares of our Class A common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the U.S.) are generally exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

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Gain on Disposition of Class A Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A common stock unless:

●	the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by you in the U.S.);

●	you are a non-resident alien individual who is present in the U.S. for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

●	our Class A common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of (i) the five-year period preceding your disposition of our Class A common stock, or (ii) your holding period for our Class A common stock.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Class A common stock is regularly traded on an established securities market, such Class A common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded Class A common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our Class A common stock.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year (provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult any applicable income tax or other treaties that may provide for different rules.

Federal Estate Tax

Our Class A common stock beneficially owned by an individual who is not a citizen or resident of the U.S. (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise. The test for whether an individual is a resident of the U.S. for U.S. federal estate tax purposes differs from the test used for U.S. federal income tax purposes. Some individuals, therefore, may be non-U.S. holders for U.S. federal income tax purposes, but not for U.S. federal estate tax purposes, and vice versa.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8.

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Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act, or FATCA, imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our Class A common stock paid to “foreign financial institutions” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our Class A common stock paid to a “non-financial foreign entity” (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends on our Class A common stock, and under current transition rules, are expected to apply with respect to the gross proceeds from the sale or other disposition of our Class A common stock on or after January 1, 2019. An intergovernmental agreement between the U.S. and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our Class A common stock.

Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our Class A common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

ThinkEquity LLC is acting as the representative of the several underwriters named in the Underwriting Agreement (the “Representative”). On January _________, 2023 we entered into an underwriting agreement with the Representative (the “Underwriting Agreement”). Subject to the terms and conditions of the Underwriting Agreement, we have agreed to sell, and each underwriter named below has severally agreed to purchase, the number of shares of Class A common stock listed next to each underwriter’s name in the following table, at the public offering price less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Number of Shares
ThinkEquity LLC
Total

The underwriters are committed to purchase all of the securities offered by us other than those covered by the over-allotment option described below, if it purchases any securities. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the above securities, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

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Over-Allotment Option

We have granted a 45-day option to the representative of the underwriters to purchase up to                  additional shares of our common stock and/or pre-funded warrants at a public offering price of $                 per share/pre-funded warrant, solely to cover over-allotments, if any. The underwriters may exercise this option for 45 days from the date of this prospectus solely to cover sales of shares of common stock and/or pre-funded warrants by the underwriters in excess of the total number of shares of common stock and/or pre-funded warrants set forth in the table above. If any of these additional shares and/or pre-funded warrants are purchased, the underwriters will offer the additional shares and/or pre-funded warrants on the same terms as those on which the shares are being offered.

Discounts

The Representative has advised that the underwriters propose to offer the shares of common stock and pre-funded warrants directly to the public at the public offering price per share set forth on the cover page of this prospectus. After the offering to the public, the offering prices and other selling terms may be changed by the underwriters without changing the proceeds we will receive from the underwriters. Any shares sold by the underwriters to securities dealers will be sold at the public offering price less a concession not in excess of $  per share.

The following table summarizes the public offering price, underwriting commissions, and proceeds before expenses to us.

Total
	Per share	Per Pre-Funded Warrant	Without Over- Allotment Option	With Over- Allotment Option
Public offering price	$	$	$	$
Underwriting discounts and commissions (7.0%)	$	$	$	$
Proceeds, before expenses, to us	$	$	$	$

(1)	We have agreed to pay a non-accountable expense allowance to the Representative equal to 1% of the gross proceeds received in this offering which is not included in the underwriting discounts and commission.

We have agreed to reimburse the Representative for all expenses relating to the offering, including, without limitation, (a) all fees, expenses and disbursements relating to background checks of our officers, directors and entities in an amount not to exceed $7,500 in the aggregate, (b)the costs, not to exceed $3,000, associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones in such quantities as the Representative may reasonably request; (c) the fees and expenses of the underwriters’ legal counsel not to exceed $110,000; (d) the $29,500 cost associated with the use of Ipreo’s book building, prospectus tracking and compliance software for the offering; (e) $10,000 for data services and communications expenses; (f) up to $5,000 of the Representative’s actual accountable “road show” expenses; and (g) up to $30,000 of the Representative’s market making and trading, and clearing firm settlement expenses for the offering. We have paid an expense deposit of $25,000 to the Representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A).

We expect that the total expenses of the offering payable by us, excluding underwriting discount and commissions, will be approximately $ .

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.

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Representative’s Warrants

We have agreed to issue a warrant to the Representative to purchase a number of shares of Class A common stock equal to 4% of the total number of shares of Class A common stock and pre-funded warrants sold in this offering at an exercise price equal to 125% of the public offering price of the shares sold in this offering. This warrant will be exercisable upon issuance, will have a cashless exercise provision and will terminate on the fifth anniversary of the commencement date of sales in this offering. The warrant also provides for customary anti-dilution provisions and demand and “piggyback” registration rights with respect to the registration of the shares of Class A common stock underlying the warrants. The sole demand registration right provided will not be greater than five years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration rights provided will not be greater than seven years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(D). This prospectus also relates to the offering of the Representative warrant and the shares of common stock issuable upon exercise of the Representative warrant.

The Representative’s warrant and the underlying shares are deemed to be compensation by FINRA, and therefore will be subject to a lock-up pursuant to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), neither the Representative’s warrant nor any of our shares of Class A common stock issued upon exercise of the Representative’s warrant may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the commencement of sales of this offering subject to certain exceptions permitted by FINRA Rule 5110(e)(2).

Lock-Up Agreements

We will not, without the prior written consent of the Representative, from the date of execution of the Underwriting Agreement and continuing for a period of 3 months from such date (the “Lock-Up Period”), (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; (b) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; (c) complete any offering of our debt securities, other than entering into a line of credit with a traditional bank or (d) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock, whether any such transaction described in clause (a), (b), (c) or (d) above is to be settled by delivery of shares of our capital stock or such other securities, in cash or otherwise.

Our executive officers and directors have agreed pursuant to “lock-up” agreements not to, without the prior written consent of the Representative, directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock or any other of our securities or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of six months from the date of this prospectus. The Representative may, in its sole discretion and at any time or from time to time before the termination of the lock-up period release all or any portion of the securities subject to lock-up agreements; provided, however, that, subject to limited exceptions, at least three business days before the release or waiver or any lock-up agreement, the Representative must notify us of the impending release or waiver and we will be required to announce the impending release or waiver through a major news service at least two business days before the release or waiver.

Right of First Refusal

We have agreed to provide the Representative the right of first refusal for 12 months following the consummation of this offering, to act as our sole investment banker, sole book-runner and/or sole placement agent, at the Representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financing, during such period, on terms customary to the Representative; provided, however, if we are under an existing right of first refusal with a prior underwriter during a portion of the foregoing period, during such period we shall first offer each transaction subject to the foregoing right to the prior underwriter and if the prior underwriter does not exercise its right of first refusal, then the Representative shall have its exclusive right of first refusal.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, each underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, such underwriter may over-allot in connection with this offering by selling more securities than are set forth on the cover page of this prospectus. This creates a short position in our securities for such underwriter’s own accounts. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by such underwriter is not greater than the number of securities that it may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. To close out a short position, such underwriter may elect to exercise all or part of the over-allotment option. Such underwriter may also elect to stabilize the price of our securities or reduce any short position by bidding for, and purchasing, securities in the open market.

79

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, each underwriter may bid for, and purchase, shares of our securities in market-making transactions, including “passive” market-making transactions as described below.

These activities may stabilize or maintain the market price of our securities at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities and may discontinue any of these activities at any time without notice. These transactions may be affected on Nasdaq, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market-making transactions in our common stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

●	a passive market maker may not affect transactions or display bids for our securities in excess of the highest independent bid price by persons who are not passive market makers;

●	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

●	passive market-making bids must be identified as such.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other websites maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriter, and should not be relied upon by investors.

Other than the prospectus in electronic or printed format, the information on the underwriters’ website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Certain Relationships

The Representative and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The Representative has received, or may in the future receive, customary fees and commissions for these transactions.

Offer Restrictions Outside of the United States

Other than in the United States, no action has been taken that would permit a public offering of our common stock in any jurisdiction where action for the purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that country or jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

80

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities. An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);
●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or
●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

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France

This document is not being distributed in the context of a public offering of financial securitie (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité de marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 ;and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Hong Kong

Neither the information in this document nor any other document relating to the offer has been delivered for registration to the Registrar of Companies in Hong Kong, and its contents have not been reviewed or approved by any regulatory authority in Hong Kong, nor have we been authorized by the Securities and Futures Commission in Hong Kong. This document does not constitute an offer or invitation to the public in Hong Kong to acquire securities. Accordingly, unless permitted by the securities laws of Hong Kong, no person may issue or have in its possession for the purpose of issue, this document or any advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than in relation to securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“SFO”) and the subsidiary legislation made thereunder) or in circumstances which do not result in this document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the securities is personal to the person to whom this document has been delivered by or on behalf of our company, and a subscription for securities will only be accepted from such person. No person to whom a copy of this document is issued may issue, circulate or distribute this document in Hong Kong or make or give a copy of this document to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. No document may be distributed, published or reproduced (in whole or in part), disclosed by or to any other person in Hong Kong or to any person to whom the offer of sale of the securities would be a breach of the CO or SFO.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

82

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, or “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and
●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.
●	Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:
●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and
●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comiss&abreve;o do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

83

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

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LEGAL MATTERS

The validity of the issuance of the Class A common stock offered by us in this offering will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, New York, New York. ArentFox Schiff LLP, Washington, DC, has acted as counsel for the underwriters in connection with certain legal matters related to this offering.

EXPERTS

The financial statements of Sidus Space, Inc. as of December 31, 2021 and 2020 and for each of the years then ended included in this Registration Statement, of which this prospectus forms a part, have been so included in reliance on the report of BF Borgers CPA PC, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the Class A Common Stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our Class A Common Stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the Securities and Exchange Commission at prescribed rates from the public reference room of the Securities and Exchange Commission at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Securities and Exchange Commission electronically are publicly available through the Securities and Exchange Commission’s website at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the Securities and Exchange Commission.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, will be required to file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the Securities and Exchange Commission. You will be able to inspect and copy such periodic reports, proxy statements and other information at the Securities and Exchange Commission’s public reference room, and the website of the Securities and Exchange Commission referred to above.

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INDEX TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

SIDUS SPACE, INC.

F-1

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Sidus Space, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Sidus Space, Inc. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years ended December 31, 2021 and 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years ended December 31, 2021 and 2020, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BF Borgers CPA PC

BF Borgers CPA PC

Served as Auditor since 2021

Lakewood, CO

April 4, 2022

F-2

SIDUS SPACE, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2021	2020
Assets
Current assets
Cash	$13,710,845	$20,162
Accounts receivable	130,856	166,450
Accounts receivable - related parties	443,282	175,769
Inventory	127,502	205,942
Prepaid and other current assets	1,595,099	14,294
Total current assets	16,007,584	582,617

Property and equipment, net	775,070	952,198
Operating lease right-of-use assets	504,811	297,555
Other	12,486	12,486
Total Assets	$17,299,951	$1,844,856

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable and other current liabilities	$1,845,460	$260,191
Accounts payable and accrued interest - related party	588,797	-
Deferred revenue - related party	63,411	-
Due to shareholder	-	7,302,422
Notes payable	-	338,311
Notes payable - related party	1,000,000	-
Operating lease liability	261,674	121,613
Finance lease liability	50,927	73,184
Total Current Liabilities	3,810,269	8,095,721

Notes payable - non-current	1,120,051	-
Notes payable - related party - non-current	1,350,000	-
Operating lease liability - non-current	262,468	185,210
Finance lease liability - non-current	97,092	149,385
Total Liabilities	6,639,880	8,430,316

Commitments and Contingencies	-	-

Stockholders’ Equity (Deficit)
Preferred Stock: 5,000,000 shares authorized; $0.0001 par value; no shares issued and outstanding	-	-
Common stock: 110,000,000 authorized; $0.0001 par value
Class A common stock: 100,000,000 shares authorized; 6,574,040 and 0 shares issued and outstanding	657	-
Class B common stock: 10,000,000 shares authorized; 10,000,000 issued and outstanding	1,000	1,000

Additional paid-in capital	26,074,292	5,083,280
Accumulated deficit	(15,415,878)	(11,669,740)
Total Stockholders’ Equity (Deficit)	10,660,071	(6,585,460)
Total Liabilities and Stockholders’ Equity (Deficit)	$17,299,951	$1,844,856

The accompanying notes are an integral part of these consolidated financial statements

F-3

SIDUS SPACE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended
	December 31,
	2021	2020

Revenue	$789,400	$1,631,413
Revenue - related parties	619,324	175,769
Total Revenue	1,408,724	1,807,182
Cost of revenue	1,775,299	1,786,410
Gross profit (loss)	(366,575)	20,772

Operating expenses
Payroll expenses	1,503,236	905,012
Sales and marketing expenses	71,111	711,111
Lease Expense	253,311	159,122
Depreciation expense	34,767	41,521
Professional fees	335,604	19,216
General and administrative expense	948,928	274,654
Total operating expenses	3,146,957	1,553,909

Net loss from operations	(3,513,532)	(1,533,137)

Other income (expense)
Other income	-	10,000
Other expense	(504)	(1,500)
Interest expense	(26,906)	(18,269)
Interest expense – related party	(70,121)	-
Gain on forgiveness of PPP loan	633,830	-
Finance expense	(768,905)	-
Total other income (expense)	(232,606)	(9,769)

Loss before income taxes	(3,746,138)	(1,542,906)
Provision for income taxes	-	-
Net loss	$(3,746,138)	$(1,542,906)

Basic and diluted loss per Common Share	$(0.34)	$(0.15)

Basic and diluted weighted average number of common shares outstanding	11,161,181	10,000,000

The accompanying notes are an integral part of these Consolidated financial statements

F-4

SIDUS SPACE, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Class A Common Stock		Class B Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance - December 31, 2019	-	$-	10,000,000	$1,000	$5,083,280	$(10,126,834)	$(5,042,554)

Net loss	-	-	-	-	-	(1,542,906)	(1,542,906)
Balance - December 31, 2020	-	$-	10,000,000	$1,000	$5,083,280	$(11,669,740)	$(6,585,460)

Class A common stock and warrant issued for cash	6,000,000	600	-	-	16,254,635	-	16,255,235
Class A common stock issued for service	200,000	20	-	-	199,980	-	200,000
Class A common stock issued for exercised cashless warrant	374,040	37	-	-	(37)	-	-
Warrant issued for finance expense	-	-	-	-	768,905	-	768,905
Debt forgiveness related party	-	-	-	-	3,767,529	-	3,767,529
Net loss	-	-	-	-	-	(3,746,138)	(3,746,138)
Balance - December 31, 2021	6,574,040	$657	10,000,000	$1,000	$26,074,292	$(15,415,878)	$10,660,071

The accompanying notes are an integral part of these Consolidated financial statements.

F-5

SIDUS SPACE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	December 31,
	2021	2020

Cash Flows From Operating Activities:
Net loss	$(3,746,138)	$(1,542,906)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	200,000	-
Finance expense	768,905	-
Depreciation and amortization	394,968	466,836
Bad debt	618	-
Lease liability amortization	10,063	(2,466)
Gain on forgiveness of PPP loan	(633,830)	-
Changes in operating assets and liabilities:
Accounts receivable	32,907	143,710
Accounts receivable – related party	(267,513)	-
Inventory	78,440	(55,829)
Prepaid expenses and other assets	(1,580,805)	(11,757)
Accounts payable and accrued liabilities	1,605,399	(421,888)
Accounts payable and accrued liabilities – related party	588,797	(162,934)
Deferred revenue - related party	63,411	-
Net Cash (used in) Operating Activities	(2,484,778)	(1,587,234)

Cash Flows From Investing Activities:
Purchase of property and equipment	(217,840)	(4,508)
Net Cash used in Investing Activities	(217,840)	(4,508)

Cash Flows From Financing Activities:
Proceeds from issuance from common stock	16,255,235	-
Due to shareholder	171,272	1,555,931
Proceeds from notes payable	307,610	322,045
Repayment of notes payable	(16,266)	(63,426)
Payment of lease liabilities	(74,550)	(259,971)
Repayment of notes payable - related party	(250,000)	-
Net Cash provided by Financing Activities	16,393,301	1,554,579

Net change in cash	13,690,683	(37,163)
Cash, beginning of period	20,162	57,325
Cash, end of period	$13,710,845	$20,162

Supplemental cash flow information
Cash paid for interest	$6,713	$15,854
Cash paid for taxes	$-	$-

Non-cash Investing and Financing transactions:
Debt forgiveness	$3,767,530	$-
Note payable - related party issued exchange with due to shareholder	$4,000,000	$-
Finance lease asset	$-	$94,980
Initial recognition of right-of-use asset	$399,372	$-

The accompanying notes are an integral part of these Consolidated financial statements.

F-6

SIDUS SPACE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

Note 1. Organization and Description of Business

Organization

Sidus Space Inc. (“Sidus”, “we”, “us” or the “Company”), was formed as Craig Technologies Aerospace Solutions, LLC, in the state of Florida, on July 17, 2012. On April 16, 2021, the Company filed a Certificate of Conversion to register and incorporate with the state of Delaware and on August 13, 2021 changed the company name to Sidus Space, Inc.

Description of Business

The Company is a Space-as-a-Service company focused on commercial satellite design, manufacture, launch, and data collection with a vision to enable space flight heritage status for new technologies and deliver data and predictive analytics to both domestic and global customers. We have nine (9) years of commercial, military and government manufacturing experience combined with space qualification experience, existing customers and pipeline, and International Space Station (ISS) heritage hardware. We support Commercial Space, Aerospace, Defense, Underwater Marine and other commercial and government customers. Our services include Multidisciplinary Design Engineering, Precision CNC Machining and Fabrication, Swiss Screw Machining, American Welding Society (AWS) Certified Welding and Fabrication, Electrical and Electronic Assemblies, Wire Cable harness Fabrication, 3D Composite and Metal Printing, Satellite Manufacturing, Satellite Payload Integration and Operations Support, Satellite Deployment and Microgravity testing and Research. We are building an all-inclusive space-as-a-service platform for the global space economy. Carol Craig, the founder and CEO of Sidus, has also built her namesake firm Craig Technologies into a multi-million dollar revenues aerospace and defense contracting company recognized throughout the U.S. government and commercial space industries, backed with proven experience in catalyzing the design, development, and commercialization of new and innovative space technologies and services through aerospace and defense partnerships and collaborations. We are developing and plan to launch 100 kg (220-pound) satellites with available space to rapidly integrate customer sensors and technologies. By developing a plug-and-play operating system for space, we believe we can deliver customer sensors to orbit in months, rather than years. In addition, we intend on delivering high-impact data for insights on aviation, maritime, weather, space services, earth intelligence and observation, financial technology (Fintech) and the Internet of Things. While our business has historically been centered on the design and manufacture of space hardware, our expansion into manufacture of spacecraft as well as on-orbit constellation management services and space data applications has led us to innovating in the area of space data applications. Each of these areas and initiatives addresses a critical component of our cradle-to-grave solution and value proposition for the space economy as a Space-as-a-Service company.

Note 2. Summary of Signification Accounting Policies

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and are presented in US dollars. The Company uses the accrual basis of accounting and has adopted a December 31 fiscal year end.

Principles of Consolidation

The consolidated financial statements include the variable interest entity (“VIE”), Aurea Alas Limited (“Aurea”), of which we are the primary beneficiary. Aurea is a Limited company organized in the Isle of Man, which entered into a license agreement with a third party vendor, whereby they licensed the rights to use certain available radio frequency spectrum for satellite communications. All intercompany transactions and balances have been eliminated on consolidation.

For entities determined to be VIEs, an evaluation is required to determine whether the Company is the primary beneficiary. The Company evaluates its economic interests in the entity specifically determining if the Company has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance (“the power”) and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE (“the benefits”). When making the determination on whether the benefits received from an entity are significant, the Company considers the total economics of the entity, and analyzes whether the Company’s share of the economics is significant. The Company utilizes qualitative factors, and, where applicable, quantitative factors, while performing the analysis.

F-7

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates. Examples of estimates and assumptions include: for revenue recognition, determining the nature and timing of satisfaction of performance obligations,, the fair value of and/or potential impairment of property and equipment; product life cycles; useful lives of our property and equipment; allowances for doubtful accounts; the market value of, and demand for, our inventory; fair value calculation of warrant; and the potential outcome of uncertain tax positions that have been recognized in our consolidated financial statements or tax returns;. Actual results and outcomes may differ from management’s estimates and assumptions due to risks and uncertainties, including uncertainty in the current economic environment due to COVID-19.

Cash and Cash Equivalents

For purposes of balance sheet presentation and reporting of cash flows, the Company considers all unrestricted demand deposits, money market funds and highly liquid debt instruments with an original maturity of less than 90 days to be cash and cash equivalents. The Company had no cash equivalents at December 31, 2021 and 2020.

Accounts Receivable

Accounts receivable are recorded in accordance with ASC 310, “Receivables.” Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company does not currently have any amount recorded as an allowance for doubtful accounts. Based on management’s estimate and based on all accounts being current, the Company has not deemed it necessary to reserve for doubtful accounts at this time.

During the years ended December 31, 2021 and 2020, the Company recorded bad debt of $618 and $0, respectively.

Inventory

Inventory consists of finished goods and work in progress, and consists of estimated revenue calculated on a percentage of completion based on direct labor and materials in relation to the total contract value. The Company does not maintain raw materials.

Property and Equipment

Property and equipment, consisting mostly of plant and machinery, motor vehicles and computer equipment, is recorded at cost reduced by accumulated depreciation and impairment, if any. Depreciation expense is recognized over the assets’ estimated useful lives of three - ten years using the straight-line method. Major additions and improvements are capitalized as additions to the property and equipment accounts, while replacements, maintenance and repairs that do not improve or extend the life of the respective assets, are expensed as incurred. Estimated useful lives are periodically reviewed and, when appropriate, changes are made prospectively. When certain events or changes in operating conditions occur, asset lives may be adjusted and an impairment assessment may be performed on the recoverability of the carrying amounts.

Long-Lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted future cash flows to the recorded value of the asset. If impairment is indicated, the asset is written down to its estimated fair value.

F-8

Fair Value Measurements

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value. The three tiers are defined as follows:

●	Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

●	Level 2—Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and

●	Level 3—Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

The Company’s financial instruments, including cash, accounts receivable, prepaid expense and other current assets, accounts payable and accrued liabilities, and loans payable, are carried at historical cost. At December 31, 2021 and 2020, the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments.

Revenue Recognition

The Company adopted ASC 606 – Revenue from Contracts with Customers using the modified retrospective transition approach. The core principle of ASC 606 is that revenue should be recognized in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled for exchange of those goods or services. The Company’s updated accounting policies and related disclosures are set forth below, including the disclosure for disaggregated revenue. The impact of adopting ASC 606 was not material to the Consolidated Financial Statements.

Revenue from the Company is recognized under Topic 606 in a manner that reasonably reflects the delivery of its services and products to customers in return for expected consideration and includes the following elements:

●	executed contracts with the Company’s customers that it believes are legally enforceable;
●	identification of performance obligations in the respective contract;
●	determination of the transaction price for each performance obligation in the respective contract;
●	Allocation of the transaction price to each performance obligation; and
●	recognition of revenue only when the Company satisfies each performance obligation.

These five elements, as applied to each of the Company’s revenue category, is summarized below:

Revenues from fixed price contracts that are still in progress at month end are recognized on the percentage-of-completion method, measured by the percentage of total costs incurred to date to the estimated total costs for each contract. This method is used because management considers total costs to be the best available measure of progress on these contracts. Revenue from fixed price contracts and time-and-materials contracts that are completed in the month the work was started are recognized when the work is shipped. To achieve this core principle, we apply the following five steps: identify the contract with the client, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to performance obligations in the contract and recognize revenues when or as the Company satisfies a performance obligation.

Revenues from fixed price service contracts that contain provisions for milestone payments are recognized at the time of the milestone being met and payment received. This method is used because management considers that the payments are nonrefundable unless the entity fails to perform as promised. If the customer terminates the contract, the Company is entitled only to retain any progress payments received from the customer and the Company has no further rights to compensation from the customer. Even though the payments made by the customer are nonrefundable, the cumulative amount of those payments is not expected, at all times throughout the contract, to at least correspond to the amount that would be necessary to compensate the Company for performance completed to date. Accordingly, the Company accounts for the progress under the contract as a performance obligation satisfied at a point in time. To achieve this core principle, we apply the following five steps: identify the contract with the client, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to performance obligations in the contract and recognize revenues when or as the Company satisfies a performance obligation.

Cost of revenue

Costs are recognized when incurred. Cost of revenue consists of direct labor, subcontract, materials, depreciation on machinery and equipment, and other direct costs.

F-9

Net Income (Loss) Per Share of Common Stock

The Company has adopted ASC Topic 260, “Earnings per Share” which requires presentation of basic earnings per share on the face of the statements of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic earnings per share computation. In the accompanying financial statements, basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock and potentially dilutive outstanding shares of common stock during the period to reflect the potential dilution that could occur from common stock issuable through contingent share arrangements, stock options and warrants unless the result would be antidilutive. There were no potentially dilutive shares of common stock outstanding for the years ended December 31, 2021 and 2020, respectively.

Leases

We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liabilities - current, and operating lease liabilities - noncurrent on the balance sheets. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in our balance sheets.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we generally use our incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Leases with a lease term of 12 months or less at inception are not recorded on our balance sheet and are expensed on a straight-line basis over the lease term in our statement of operations.

Income Taxes

The Company adopted FASB ASC 740, Income Taxes, at its inception. Under FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. No deferred tax assets or liabilities were recognized as of December 31, 2021 or December 31, 2020.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants was estimated using a Black-Scholes pricing model

F-10

Recent Accounting Pronouncements

In October 2021, the FASB issued ASU No. 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (Topic 805). This ASU requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities (deferred revenue) from acquired contracts using the revenue recognition guidance in Topic 606. At the acquisition date, the acquirer applies the revenue model as if it had originated the acquired contracts. The ASU is effective for annual periods beginning after December 15, 2022, including interim periods within those fiscal years. Adoption of the ASU should be applied prospectively. Early adoption is also permitted, including adoption in an interim period. If early adopted, the amendments are applied retrospectively to all business combinations for which the acquisition date occurred during the fiscal year of adoption. This ASU is currently not expected to have a material impact on our consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The ASU simplifies the accounting for convertible instruments by removing certain separation models in ASC 470-20, Debt—Debt with Conversion and Other Options, for convertible instruments. The ASU updates the guidance on certain embedded conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, such that those features are no longer required to be separated from the host contract. The convertible debt instruments will be accounted for as a single liability measured at amortized cost. This will also result in the interest expense recognized for convertible debt instruments to be typically closer to the coupon interest rate when applying the guidance in Topic 835, Interest. Further, the ASU made amendments to the EPS guidance in Topic 260 for convertible debt instruments, the most significant impact of which is requiring the use of the if-converted method for diluted EPS calculation, and no longer allowing the net share settlement method. The ASU also made revisions to Topic 815-40, which provides guidance on how an entity must determine whether a contract qualifies for a scope exception from derivative accounting. The amendments to Topic 815-40 change the scope of contracts that are recognized as assets or liabilities. The ASU is effective for interim and annual periods beginning after December 15, 2021, with early adoption permitted for periods beginning after December 15, 2020. Adoption of the ASU can either be on a modified retrospective or full retrospective basis. We adopted the new standard effective January 1, 2021 and do not expect the adoption of this guidance to have a material impact on our financial statements.

In December 2019, the Financial Accounting Standards Board (FASB) issued Accounting Standard Update No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (ASU 2019-12), which simplifies the accounting for income taxes. This guidance will be effective for entities for the fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020 on a prospective basis, with early adoption permitted. We adopted the new standard effective January 1, 2021 and do not expect the adoption of this guidance to have a material impact on our financial statements.

The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its financial statements.

Note 3. Variable Interest Entity

The consolidated financial statements include Aurea Alas Limited, which is a variable interest entity of which we are the primary beneficiary, and on August 26, 2020, the Company entered into a licensing agreement with Aurea. Aurea is a Limited company organized in the Isle of Man, which entered into a license agreement with a third party vendor, whereby they licensed the rights to use certain available radio frequency spectrum for satellite communications. The Company is responsible for 100% of the operations of Aurea and derives 100% of the net profits or losses derived from the business operations. The assets, liabilities and the operations of Aurea from the date of inception (July 20, 2020), were included in the Company’s consolidated financial statements.

F-11

Through a declaration of trust, 100% of the voting rights of Aurea’s shareholders have been transferred to the Company so that the Company has effective control over Aurea and has the power to direct the activities of Aurea that most significantly impact its economic performance. There are no restrictions on the consolidated VIE’s assets and on the settlement of its liabilities and all carrying amounts of VIE’s assets and liabilities are consolidated with the Company’s financial statements.

If facts and circumstances change such that the conclusion to consolidate the VIE has changed, the Company shall disclose the primary factors that caused the change and the effect on the Company’s financial statements in the periods when the change occurs.

As of December 31, 2021 and 2020, Aurea’s assets and liabilities are as follows:

	December 31,	December 31,
	2021	2020
Assets
Cash	$67,754	$6,348
Prepaid and other current assets	10,585	4,593
	$78,339	$10,941

Liability
Accounts payable and other current liabilities	$63,091	$6,559

For the year ended December 31, 2021 and the period from inception (July 20, 2020) through December 31, 2020, Aurea’s net loss was $40,592 and $9,726, respectively.

Note 4. Property and Equipment

At December 31, 2021 and 2020, property and equipment consisted of the following:

	December 31,	December 31,
	2021	2020
Office equipment	$17,061	$17,061
Computer equipment	14,907	-
Vehicle	28,143	28,143
Software	93,012	80,362
Machinery	3,280,911	3,254,994
Leasehold improvements	198,645	184,890
Construction in progress	150,611	-
	3,783,290	3,565,450
Accumulated depreciation	(3,008,220)	(2,613,252)
Property and equipment, net of accumulated depreciation	$775,070	$952,198

Depreciation expense of property and equipment for the years ended December 31, 2021 and 2020 is $394,968 and $466,836, respectively.

During the years ended December 31, 2021 and 2020, the Company purchased assets of $217,840 and $4,508, respectively.

F-12

Note 5. Accounts payable and other current liabilities

As of December 31, 2021 and 2020, Accounts payable and other current liabilities consisted of the following:

	December 31,	December 31,
	2021	2020

Accounts payable	$225,271	$63,044
Payroll liabilities	220,914	110,710
Credit cards	44,510	82,387
Other payable	23,016	1,635
Accrued interest	-	2,415
Insurance payable	1,331,749	-
	$1,845,460	$260,191

Note 6. Leases

Operating lease

We have a noncancelable operating lease entered into in November 2016 for our office facility that expires in July 2021 and has renewal options to May 2023. The monthly “Base Rent” is $10,392 and the Base Rent is increased by 2.5% each year. During the year ended December 31, 2021, the company exercised its option and extended the lease to May 31, 2023. As of December 31, 2021, the remaining right of use asset and lease liability was $178,408 and $185,210, respectively.

In May 2021, we entered into a new lease agreement for our office and warehouse space that expires in May 2024. The Company shall have the option to terminate the lease after 12 months and 24 months from the commencement date. The monthly “Base Rent” is $11,855.42 and the Base Rent may be increased by 2.5% each year. During the year ended December 31, 2021, the Company, on assumption of the lease, recognized a right of use asset and lease liability of $399,372. As of December 31, 2021, the remaining right of use asset and lease liability was $326,403 and $338,932, respectively.

We recognized total lease expense of approximately $213,534 and $138,474 for the years ended December 31, 2021 and 2020, respectively, primarily related to operating lease costs paid to lessors from operating cash flows. As of December 31, 2021 and 2020, the Company recorded security deposit of $10,000.

Future minimum lease payments under operating leases that have initial noncancelable lease terms in excess of one year at December 31, 2021 were as follows:

Total
Year Ended December 31,
2022	$280,090
2023	205,987
2024	63,835
Thereafter	-
549,912
Less: Imputed interest	(25,770)
Operating lease liabilities	524,142

Operating lease liability - current	261,674
Operating lease liability - non-current	$262,468

The following summarizes other supplemental information about the Company’s operating lease as of December 31, 2021:

Weighted average discount rate	4.64%
Weighted average remaining lease term (years)	2.06

F-13

Finance lease

The Company leases machinery and office equipment under non-cancellable finance lease arrangements. The term of those capital leases is at the range from 59 months to 83 months and annual interest rate is at the range from 4% to 6%.

At December 31, 2021, future minimum lease payments under the finance lease obligations, are as follows:

Total
2022	$56,638
2023	50,682
2024	15,732
2025	15,732
2026	22,286
Thereafter	-
161,070
Less: Imputed interest	(13,051)
Finance lease liabilities	148,019

Finance lease liability	50,927
Finance lease liability - non-current	$97,092

As of December 31, 2021 and 2020, finance lease assets are included in property and equipment as follows:

	December 31,	December 31,
	2021	2020
Machinery	$585,563	$888,783
Accumulated depreciation	(455,899)	(544,860)
Finance lease assets, net of accumulated depreciation	$129,664	$343,923

During the years ended December 31, 2021 and 2020, the Company recoded depreciation of finance lease assets of $147,435 and $166,676 and interest expense of finance lease of $8,393 and $13,770, respectively.

Note 7. Notes Payable

Decathlon Note

On December 1, 2021, we entered into a Loan Assignment and Assumption Agreement, or Loan Assignment, with Decathlon Alpha IV, L.P., or Decathlon and Craig Technical Consulting, Inc (“CTC”) pursuant to which we assumed $1,106,164 in loans (the “Decathlon Note”) to CTC by Decathlon. In connection with our assumption of the Decathlon Note, CTC reduced the principal of the Note Payable – related party by $1.4 million. The Company recorded a reclassification of $1,106,164 from Note Payable – related party to Note payable – non- current (Decathlon note) and recorded forgiveness of note payable – related party of $293,836. (See Note 8)

Management believes that the assumption of the Decathlon Note from CTC is in our best interests because in connection therewith, Decathlon released us from a cross-collateralization agreement it was a party to with CTC for a loan of a greater amount. Also in connection with the Loan Assignment on December 3, 2021, we entered into a Revenue Loan and Security Agreement, or RLSA, with Decathlon and our CEO, Carol Craig, pursuant to which we pay interest based on a minimum rate of 1 times the amount advanced and make monthly payments based on a percentage of our revenue calculated as an amount equal to the product of (i) all revenue for the immediately preceding month multiplied by (ii) the Applicable Revenue Percentage, defined as 4% of revenue for payments due during any month. The Decathlon Note is secured by our assets and is guaranteed by CTC and matures the earliest of: (i) December 9, 2023, (ii) immediately prior to a change of control, or (iii) upon an acceleration of the obligations due to a default under the RLSA. As a result, the Company recorded the forgives of note payable-related party of $293,836 and the reclass of $1,106,164 from Note Payable – related party to Note Payable.

F-14

During the year ended December 31, 2021, the Company recorded interest expense of $13,887, and as of December 31, 2021, the Company record principal amount of $1,106,164 and accrued interest of $13,887, a total of $1,120,051 on the balance sheet.

PPP Loan

On April 14, 2020, the Company borrowed a loan in the amount of $322,045 pursuant to the Paycheck Protection Program (the “PPP Loan”) under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The PPP Loan has a two-year term and bears interest at a rate of 1.0% per annum. Monthly principal and interest payments are deferred for six months after the date of disbursement. The PPP Loan may be prepaid at any time prior to maturity with no prepayment penalties. The PPP Loan contains events of default and other provisions customary for a loan of this type. The PPP Loan may be forgiven if used under program parameters for payroll, mortgage interest, and rent expenses. During the year ended December 31, 2020, the Company recorded interest expense of $2,415.

In February 2021, the U.S. Small Business Administration has remitted to the Lender the principal and interest for forgiveness of the Borrower’s PPP Loan.

On February 13, 2021, the Company borrowed a loan in the amount of $307,610 pursuant to the PPP Loan under the CARES Act. In September 2021, the U.S. Small Business Administration has remitted to the Lender the principal and interest for forgiveness of the Borrower’s PPP Loan. During the year ended December 31, 2021, the Company recorded interest expense of $1,760.

During the year ended December 31, 2021, the principal amount of $629,655 and accrued interest of $4,175 were forgiven.

Loan payable

The Company borrowed $297,250 to purchase machinery in May 2016 and repaid $16,266 and $63,426 for the years ended December 31, 2021 and 2020, respectively. The maturity date of this loan is in March 2021 and annual interest rate is 4.098%.

At December 31, 2021 and 2020, the Company had loan payable of $0 and $16,266, respectively.

Note 8. Related Party Transactions

Revenue and Accounts receivable

The Company recognized revenue of $619,324 and $175,769 for the years ended December 31, 2021 and 2020 and accounts receivable of $443,282 and $175,769 and deferred revenue of $63,411 and $0 as of December 31, 2021 and 2020, respectively, from contracts entered into by Craig Technical Consulting, Inc, its majority shareholder, and subcontracted to the Company for four customers.

Change to Accounts Payable and Due to shareholder

As of December 31, 2021 and 2020, the Company owed $588,797 and $7,302,422 to Craig Technical Consulting, Inc. On May 1, 2021, Craig Technical Consulting, Inc, our majority shareholder, forgave $3,473,693 in principal amount owed to it by the Company. The remaining $4 million was converted into a related party Note Payable. The forgiven debt was accounted for as contributed capital. The advance is unsecured, due on demand and non-bearing-interest.

F-15

Note payable – related party

On May 1, 2021, the Company converted $4 million advanced to the Company by Craig Technical Consulting, Inc., our principal shareholder, into a related party Note Payable. The remaining $ 3,473,693, that was advanced to the Company was forgiven and recorded as contributed capital. The principal balance of this Note outstanding (together with any accrued, but unpaid interest thereon) shall bear interest at a per annum interest rate equal to the long term Applicable Federal Rate (as such term is defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended), and matures on September 30, 2025, and shall be repaid in the amount of $250,000 every quarter for four (4) years beginning on Oct 1, 2021. On September 30, 2021, the Company repaid $250,000.

On December 1, 2021, in connection with the assumption of the Decathlon Note, the Company reduced the principal of the Note Payable – related party by recording a reclassification of $1,106,164 from Note Payable – related party to Note payable – non- current (Decathlon note) and recorded forgiveness of note payable of $293,836. As of December 31, 2021, the Company had note payable – related party current of $1,000,000 and non-current of $1,350,000. During the year ended December 31, 2021, the Company recorded interest expense of $54,145. (See Note 7).

Sublease

On August 1, 2021, the Company entered into a Sublease Agreement with its related party Majority Shareholder (“Sublandlord”), whereby the Company shall sublease certain offices, rooms and shared use of common spaces located at 150 Sykes Creek Parkway, Merritt Island, FL. The Lease is a month-to-month lease, and may be terminated with 30 days’ notice to the Sublandlord. The monthly rent shall be $4,570 from inception through January 31, 2022, $4,707 from February 1, 2022 to January 31, 2023 and $4,847 from February 1, 2023 to January 31, 2024. During the year ended December 31, 2021, the Company recorded $22,850.

Note 9. Commitments and Contingencies

Covid-19

A novel strain of coronavirus (COVID-19) was first identified in December 2019, and subsequently declared a global pandemic by the World Health Organization on March 11, 2020. As a result of the outbreak, many companies have experienced disruptions in their operations and in markets served. The Company has instituted some and may take additional temporary precautionary measures intended to help ensure the well-being of its employees and minimize business disruption. The Company considered the impact of COVID-19 on the assumptions and estimates used and determined that there were no material adverse impacts on the Company’s results of operations and financial position at December 31, 2021 and December 31, 2020. The full extent of the future impacts of COVID-19 on the Company’s operations is uncertain. A prolonged outbreak could have a material adverse impact on financial results and business operations of the Company, including the timing and ability of the Company to collect accounts receivable and the ability of the Company to continue to provide high quality services to its clients.

Litigation

The Company is currently involved in various civil litigation in the normal course of business none of which is considered material.

License Agreement

The consolidated financial statements include Aurea Alas Limited, which is a variable interest entity of which we are the primary beneficiary. On August 18, 2020, Aurea entered into a license agreement with a third-party vendor (the “Vendor”), whereby they licensed the rights to use certain available radio frequency spectrum for satellite communications. The Company shall pay an annual Reservation Fee of $120,000 while the Company pursues up to four (4) NGSO satellite filing(s) via the Vendor. The Reservation Fee is levied on the date the filing(s) is received at the International Telecommunication Union (ITU). The Reservation Fee is payable annually at the anniversary of the date of receipt, as long as the customer retains the NGSO filing(s). The Reservation Fee payment continues to be payable until any of the frequency assignments of the NGSO filing(s) are brought into use. Upon the submission to the ITU to bring into use any of the frequency assignments of a given constellation, an annual License Fee of $120,000 shall be paid in lieu of the Reservation Fee. On February 1, 2021, the Vendor submitted the license filing to the ITU and on April 6, 2021, the ITU published the license filing for LIZZIE IOMSAT. Payments began in February 2021. For the year ended December 31, 2021 the Company recorded payments of $110,000 in Other General and Administrative expenses.

F-16

Note 10. Stockholder’s Equity

Authorized Capital Stock

On August 31, 2021, the Company filed an amendment to its Amended and Restated Certificate of Incorporation with the State of Delaware to authorize the Company to issue 36,000,000 shares, consisting of 25,000,000 shares of Class A Common Stock, 10,000,000 shares of Class B Common Stock and 1,000,000 shares of Preferred Stock. The Class B Common Stock is entitled to 10 votes for every 1 vote of the Class A Common Stock.

On December 16, 2021, the Company filed an amendment to its Amended and Restated Certificate of Incorporation with the State of Delaware to authorize the Company to issue 115,000,000 shares, consisting of 100,000,000 shares of Class A Common Stock, 10,000,000 shares of Class B Common Stock and 5,000,000 shares of Preferred Stock. The Class B Common Stock is entitled to 10 votes for every 1 vote of the Class A Common Stock.

In April 2021, as part of the share conversion, the Company converted the 100% membership interest of Craig Technical Consulting, Inc. into 85,000 shares of Common Stock, par value $0.0001, of the Company. The Company has reflected this conversion for all periods presented.

Class A Common Stock

During August and September 2021, the Company sold 3,000,000 Class A shares of Common stock for $1.00 per share for aggregate proceeds of $2,694,335, net of fees and expenses.

On September 22, 2021, the Board of Directors approved an issuance of 200,000 shares of restricted Class A Common Stock to 2 employees valued at $200,000. The shares vested immediately upon the grant date.

On December 16, 2021, the Company sold 3,000,000 Class A shares of Common stock for $5.00 per share for aggregate proceeds of $13,560,900, net of fees and expenses.

During December 2021, the Company issued 374,040 Class A shares of Common stock for cashless warrant exercise.

The Company had 6,574,040 and 0 shares of Class A common stock issued and outstanding as of December 31, 2021 and 2020, respectively.

Class B Common Sock

On December 31, 2020, Mark Mikolajczyk assigned all his rights, title and 10% membership interest in the Company to Craig Technical Consulting, Inc.

In April 2021, as part of the share conversion, the Company converted the 100% membership interest of Craig Technical Consulting, Inc. into 85,000 shares of Common Stock, par value $0.0001, of the Company.

On August 16, 2021, all 85,000 shares of the previously issued and outstanding Common Stock, par value $0.0001 were exchanged for 10,000,000 shares of Class B Common Stock, par value $0.0001. All Class B common share and per share information in these financial statements retroactively reflect this share exchange.

The Company had 10,000,000 shares of Class B common stock issued and outstanding as of December 31, 2021 and 2020.

Warrants

During August, September and December 2021, the Company issued a total of 420,000 warrants for a period of five years at a price per share of $1.00 or $5.00 in connection with the common stock sold. Upon the issuance of the warrant as compensation of its services as an underwriter, the warrant was categorized as equity and the fair value of $768,905 was recorded as finance expense. During the year ended December 31, 2021, all warrants were fully exercised with cashless conversions and there were no warrants outstanding as of December 31, 2021.

F-17

The Company utilizes the Black-Scholes model to value its warrants. The Company utilized the following assumptions:

Year ended
December 31,
2021
Expected term	5 years
Expected average volatility	43 - 69%
Expected dividend yield	-
Risk-free interest rate	0.77 - 1.21%

Note 11. Income tax

The Company has not made a provision for income taxes for the year ended December 31, 2021 and 2020, since the Company has the benefit of net operating losses in these periods and the Company changed from a limited liability partnership to a C corporation during 2021.

Due to uncertainties surrounding the Company’s ability to generate future taxable income to realize deferred income tax assets arising as a result of net operating losses carried forward, the Company has not recorded any deferred income tax assets as of December 31, 2021. The Company has incurred a net operating loss of $3,746,138, the net operating loss carry forwards will begin to expire in varying amounts from year 2034 subject to its eligibility as determined by respective tax regulating authorities. The Company’s net operating loss carry forwards may be subject to annual limitations, which could eliminate, reduce or defer the utilization of the losses because of an ownership change as defined in Section 382 of the Internal Revenue Code U.S. federal tax returns are closed by statute for years through 2013. The status of state and non-U.S. tax examinations varies due to the numerous legal entities and jurisdictions in which the Company operates.

A reconciliation between expected income taxes, computed at the federal income tax rate of 21% applied to the pretax accounting loss, and our blended state income tax rate of 3.5%, and the income tax net expense included in the consolidated statements of operations for the year ended December 31, 2021 and December 31, 2020 is as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2021	2020

Loss for the year	$(3,746,138)	$(1,542,906)

Income tax (recovery) at statutory rate	$(786,700)	-
State income tax expense, net of federal tax effect	(131,100)	-
Permanent difference and other	-	-
Change in valuation allowance	917,800	-
Income tax expense per books	$-	$-

Net deferred tax assets consist of the following components as of:

	December 31,	December 31,
	2021	2020

Non-operating loss carryforward	$917,800	$-
Valuation allowance	(917,800)	-
Net deferred tax asset	$-	$-

Note 12. Subsequent Events

Management evaluated all additional events subsequent to the balance sheet date and through the date the financial statements were available to be issued, and determined there have been no events that have occurred that would require adjustments to our disclosures in the consolidated financial statements

F-18

SIDUS SPACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30,	December 31,
	2022	2021
Assets
Current assets
Cash	$4,359,051	$13,710,845
Accounts receivable	918,174	130,856
Accounts receivable - related party	5,811	443,282
Inventory	397,135	127,502
Contract asset	60,932	-
Prepaid and other current assets	3,157,349	1,595,099
Total current assets	8,898,452	16,007,584

Property and equipment, net	1,961,834	775,070
Operating lease right-of-use assets	314,819	504,811
Other	35,483	12,486
Total Assets	$11,210,588	$17,299,951

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and other current liabilities	$1,409,152	$1,845,460
Accounts payable and accrued interest - related party	527,476	588,797
Contract liability	60,932	-
Contract liability - related party	-	63,411
Notes payable - related party	-	1,000,000
Operating lease liability	229,652	261,674
Finance lease liability	-	50,927
Total Current Liabilities	2,227,212	3,810,269

Notes payable - non-current	1,043,486	1,120,051
Notes payable - related party - non-current	-	1,350,000
Operating lease liability - non-current	99,742	262,468
Finance lease liability - non-current	-	97,092
Total Liabilities	3,370,440	6,639,880

Commitments and contingencies

Stockholders’ Equity
Preferred Stock: 5,000,000 shares authorized; $0.0001 par value; no shares issued and outstanding	-	-
Common stock: 110,000,000 authorized; $0.0001 par value Class A common stock: 100,000,000 shares authorized; 7,936,274 and 6,574,040 shares issued and outstanding, respectively	794	657
Class B common stock: 10,000,000 shares authorized; 10,000,000 shares issued and outstanding	1,000	1,000
Additional paid-in capital	31,968,719	26,074,292
Accumulated deficit	(24,130,365)	(15,415,878)
Total Stockholders’ Equity	7,840,148	10,660,071
Total Liabilities and Stockholders’ Equity	$11,210,588	$17,299,951

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-19

SIDUS SPACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenue	$1,260,146	$123,182	$4,099,626	$412,823
Revenue - related party	57,101	376,669	864,319	472,482
Total - revenue	1,317,247	499,851	4,963,945	885,305
Cost of revenue	1,402,870	480,997	3,724,467	1,057,137
Gross profit (loss)	(85,623)	18,854	1,239,478	(171,832)

Operating expenses
Payroll expenses	1,627,241	500,881	3,769,890	943,743
Sales and marketing expenses	192,305	-	394,919	71,111
Lease expense	80,019	81,926	251,370	165,934
Depreciation expense	28,015	8,880	96,611	24,478
Professional fees	681,582	49,680	2,135,796	80,173
General and administrative expense	1,180,633	276,832	3,130,171	436,244
Total operating expenses	3,789,795	918,199	9,778,757	1,721,683

Net loss from operations	(3,875,418)	(899,345)	(8,539,279)	(1,893,515)

Other income (expense)
Other expense	-	-	-	(504)
Interest expense	(50,880)	(32,766)	(175,208)	(59,459)
Gain on forgiveness of PPP loan	-	309,370	-	633,830
Total other income (expense)	(50,880)	276,604	(175,208)	573,867

Loss before income taxes	(3,926,298)	(622,741)	(8,714,487)	(1,319,648)
Provision for income taxes	-	-	-	-
Net loss	$(3,926,298)	$(622,741)	$(8,714,487)	$(1,319,648)

Basic and diluted loss per Common Share	$(0.23)	$(0.06)	$(0.52)	$(0.13)

Basic and diluted weighted average number of common shares outstanding	17,178,648	10,836,332	16,886,582	10,281,841

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-20

SIDUS SPACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

(UNAUDITED)

For the Three and Nine months ended September 30, 2022

					Additional
	Class A Common Stock		Class B Common Stock		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance - December 31, 2021	6,574,040	$657	10,000,000	$1,000	$26,074,292	$(15,415,878)	$10,660,071

Class A common stock issued for service	300,000	30	-	-	1,208,970	-	1,209,000
Net loss	-	-	-	-	-	(2,330,354)	(2,330,354)
Balance - March 31, 2022	6,874,040	$687	10,000,000	$1,000	$27,283,262	$(17,746,232)	$9,538,717

Debt forgiveness related party	-	-	-	-	1,624,755	-	1,624,755
Net loss	-	-	-	-	-	(2,457,835)	(2,457,835)
Balance - June 30, 2022	6,874,040	$687	10,000,000	$1,000	$28,908,017	$(20,204,067)	$8,705,637

Class A common stock issued for cash	1,062,234	107	-	-	3,060,702	-	3,060,809
Net loss	-	-	-	-	-	(3,926,298)	(3,926,298)
Balance - September 30, 2022	7,936,274	$794	10,000,000	$1,000	$31,968,719	$(24,130,365)	$7,840,148

For the Three and Nine months ended September 30, 2021

					Additional
	Class A Common Stock		Class B Common Stock		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance - December 31, 2020	-	$-	10,000,000	$1,000	$5,083,280	$(11,669,740)	$(6,585,460)

Net loss	-	-	-	-	-	(199,329)	(199,329)
Balance - March 31, 2021	-	$-	10,000,000	$1,000	$5,083,280	$(11,869,069)	$(6,784,789)

Debt forgiveness related party	-	-	-	-	3,392,294	-	3,392,294
Net loss	-	-	-	-	-	(497,578)	(497,578)
Balance – June 30, 2021	-	$-	10,000,000	$1,000	$8,475,574	$(12,366,647)	$(3,890,073)

Class A common stock issued for cash	3,000,000	300	-	-	2,694,035	-	2,694,335
Class A common stock issued for services	200,000	20	-	-	199,980	-	200,000
Net loss	-	-	-	-	-	(622,741)	(622,741)
Balance - September 30, 2021	3,200,000	$320	10,000,000	$1,000	$11,369,589	$(12,989,388)	$(1,618,499)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-21

SIDUS SPACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
	September 30,
	2022	2021

Cash Flows From Operating Activities:
Net loss	$(8,714,487)	$(1,319,648)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	1,209,000	200,000
Depreciation and amortization	238,859	294,629
Bad debt	-	618
Lease liability amortization	(4,756)	10,391
Gain on forgiveness of PPP loan	-	(633,830)
Changes in operating assets and liabilities:
Accounts receivable	(787,318)	11,149
Accounts receivable - related party	437,471	175,769
Inventory	(269,633)	149,207
Contract asset	(60,932)	-
Prepaid expenses and other assets	(1,585,247)	(27,130)
Accounts payable and accrued liabilities	(299,165)	162,254
Accounts payable and accrued liabilities - related party	10,939	394,924
Contract liability	(2,479)	62,712
Net Cash used in Operating Activities	(9,827,748)	(518,955)

Cash Flows From Investing Activities:
Purchase of property and equipment	(1,425,623)	(30,266)
Net Cash used in Investing Activities	(1,425,623)	(30,266)

Cash Flows From Financing Activities:
Proceeds from issuance from common stock	3,060,809	2,694,335
Due to shareholder	-	89,872
Proceeds from notes payable	-	307,610
Repayment of notes payable	(213,708)	(16,266)
Payment of lease liabilities	(148,019)	(62,180)
Repayment of notes payable - related party	(797,505)	(250,000)
Net Cash provided by Financing Activities	1,901,577	2,763,371

Net change in cash	(9,351,794)	2,214,150
Cash, beginning of period	13,710,845	20,162
Cash, end of period	$4,359,051	$2,234,312

Supplemental cash flow information
Cash paid for interest	$19,951	$6,713
Cash paid for taxes	$-	$-

Non-cash Investing and Financing transactions:
Debt forgiveness related party	$1,624,755	$3,392,294
Note payable - related party issued exchange with due to shareholder	$-	$4,000,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-22

SIDUS SPACE, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022

Note 1. Organization and Description of Business

Organization

Sidus Space Inc. (“Sidus”, “we”, “us” or the “Company”), was formed as Craig Technologies Aerospace Solutions, LLC, in the state of Florida, on July 17, 2012. On April 16, 2021, the Company filed a Certificate of Conversion to register and incorporate with the state of Delaware and on August 13, 2021, changed the company name to Sidus Space, Inc.

Description of Business

The Company is a vertically integrated provider of Space-as-a-Service solutions including end-to-end satellite support. The company combines mission critical hardware manufacturing; multi-disciplinary engineering services; satellite design, manufacture, launch planning, mission operations and in-orbit support; and space-based data collection with a vision to enable space flight heritage status for new technologies and deliver data and predictive analytics to both domestic and global customers. We have over ten (10) years of commercial, military and government manufacturing experience combined with space qualification experience, existing customers and pipeline, and International Space Station (ISS) heritage hardware. We support Commercial Space, Aerospace, Defense, Underwater Marine and other commercial and government customers.

In addition, Sidus Space is building a multi-mission satellite constellation using our hybrid 3D printed multipurpose satellite to provide continuous, near real-time Earth Observation and Internet-of-Things (IOT) data for the global space economy. Sidus Space has designed and is manufacturing LizzieSat (LS) for its LEO satellite constellation operating in diverse orbits (28°-98° inclination, 300-650km altitude) as approved by the International Telecommunication Union (ITU) in February 2021. LS is expected to begin operations in 2023. Initial launches are planned via NASA CRS2 program agreement and launch service rideshare contracts. Each LS is 100kg with 20kg dedicated to payloads including remote sensing instruments. Payloads (Sidus or customer owned) can collect data over multiple Earth based locations, record it onboard, and downlink via ground passes to Sidus Mission Control Center (MCC) in Merritt Island, FL.

Leveraging our existing manufacturing operations, flight hardware manufacturing experience and commercial off the shelf subsystem hardware, we believe we can deliver customer sensors to orbit in months, rather than years. In addition, we intend on delivering high-impact data for insights on aviation, maritime, weather, space services, earth intelligence and observation, financial technology (Fintech) and the Internet of Things. While our business has historically been centered on the design and manufacture of space hardware, our expansion into manufacture of spacecraft as well as on-orbit constellation management services and space data applications has led us to innovating in the area of space data applications. We continue to patent our products including our satellites, external platforms and other innovations. Sidus offerings include a broad area of market sub-segments, such as:

●	Satellite operators
●	Value-added services
●	Subsystems and components
●	Satellite manufacturer
●	Access to space through the ISS and commercial launch provider partnership

Each of these areas and initiatives addresses a critical component of our cradle-to-grave solution and value proposition for the space economy as a Space-as-a-Service company.

F-23

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The Company prepares its financial statements in accordance with rules and regulations of the Securities and Exchange Commission (“SEC”) and GAAP in the United States of America. The accompanying interim financial statements have been prepared in accordance with GAAP for interim financial information in accordance with Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the Company’s opinion, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2022, are not necessarily indicative of the results for the full year. While management of the Company believes that the disclosures presented herein are adequate and not misleading, these interim financial statements should be read in conjunction with the audited financial statements and the footnotes thereto for the year ended December 31, 2021, contained in the Company’s Form 10-K filed on April 5, 2022.

Going Concern

For the nine months ended September 30,2022 the Company had a net loss of $8.7 million. We have non-recurring one-time expenses of $1.9M included in our net loss. For the nine months ended September 30, 2022, the Company had negative cash flow from operating activities of $9.8 million. We have non-recurring one-time expenses of $700,000 included in our cash flow from operating activities. The Company plans to fund its cash flow needs through current cash on hand and future debt and/or equity financings which it may obtain through one or more public or private equity offerings, debt financings, government or other third-party funding, strategic alliances or collaboration agreements. If the Company is unable to obtain funding, the Company could be forced to delay, reduce or eliminate its projects and services which could adversely affect its future business prospects and its ability to continue as a going concern. The Company believes that its current available cash on hand plus additional sources of funding noted previously will be sufficient to fund its planned expenditures and meet the Company’s obligations for at least the one-year period following its condensed consolidated financial statement issuance date.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of our Company and the variable interest entity (“VIE”), Aurea Alas Limited (“Aurea”), of which we are the primary beneficiary. All intercompany transactions and balances have been eliminated on consolidation.

For entities determined to be VIEs, an evaluation is required to determine whether the Company is the primary beneficiary. The Company evaluates its economic interests in the entity specifically determining if the Company has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance (“the power”) and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE (“the benefits”). When making the determination on whether the benefits received from an entity are significant, the Company considers the total economics of the entity, and analyzes whether the Company’s share of the economics is significant. The Company utilizes qualitative factors, and, where applicable, quantitative factors, while performing the analysis.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates.

Revenue Recognition

We adopted ASC 606 – Revenue from Contracts with Customers using the modified retrospective transition approach. The core principle of ASC 606 is that revenue should be recognized in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled for exchange of those goods or services. Our updated accounting policies and related disclosures are set forth below, including the disclosure for disaggregated revenue. The impact of adopting ASC 606 was not material to the Condensed Consolidated Financial Statements.

Our revenue is recognized under Topic 606 in a manner that reasonably reflects the delivery of our services and products to customers in return for expected consideration and includes the following elements:

●	executed contracts with our customers that we believe are legally enforceable;
●	identification of performance obligations in the respective contract;
●	determination of the transaction price for each performance obligation in the respective contract;
●	allocation of the transaction price to each performance obligation; and
●	recognition of revenue only when we satisfy each performance obligation.

These five elements, as applied to each our revenue category, is summarized below:

Revenues from fixed price contracts that are still in progress at month end are recognized on the percentage-of-completion method, measured by the percentage of total costs incurred to date to the estimated total costs for each contract. This method is used because management considers total costs to be the best available measure of progress on these contracts. Revenue from fixed price contracts and time-and-materials contracts that are completed in the month the work was started are recognized when the work is shipped. To achieve this core principle, we apply the following five steps: identify the contract with the client, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to performance obligations in the contract and recognize revenues when or as we satisfy a performance obligation.

F-24

Revenues from fixed price service contracts that contain provisions for milestone payments are recognized at the time of the milestone being met and payment received. This method is used because management considers that the payments are non-refundable unless the entity fails to perform as promised. If the customer terminates the contract, we are entitled only to retain any progress payments received from the customer and we have no further rights to compensation from the customer. Even though the payments made by the customer are non-refundable, the cumulative amount of those payments is not expected, at all times throughout the contract, to at least correspond to the amount that would be necessary to compensate us for performance completed to date. Accordingly, we account for the progress under the contract as a performance obligation satisfied at a point in time. To achieve this core principle, we apply the following five steps: identify the contract with the client, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to performance obligations in the contract and recognize revenues when or as we satisfy a performance obligation.

Contract Assets & Contract Liabilities

The amounts included within contract assets and contract liabilities are related to the company’s long-term construction contracts. Retainage for which the company has an unconditional right to payment that is only subject to the passage of time is classified as contracts receivable. Retainage subject to conditions other than the passage of time are included in contract assets and contract liabilities on a net basis at the individual contract level. Contract assets represent revenue recognized in excess of amounts paid or payable (contracts receivable) to the company on uncompleted contracts. Contract liabilities represent the company’s obligation to perform on uncompleted contracts with customers for which the company has received payment or for which contracts receivable are outstanding.

Property and Equipment

Property and equipment, consisting mostly of plant and machinery, motor vehicles, computer equipment and capitalized research and development equipment, is recorded at cost reduced by accumulated depreciation and impairment, if any. Depreciation expense is recognized over the assets’ estimated useful lives of three - ten years using the straight-line method. Major additions and improvements are capitalized as additions to the property and equipment accounts, while replacements, maintenance and repairs that do not improve or extend the life of the respective assets, are expensed as incurred. Estimated useful lives are periodically reviewed and, when appropriate, changes are made prospectively. When certain events or changes in operating conditions occur, asset lives may be adjusted and an impairment assessment may be performed on the recoverability of the carrying amounts.

Fair Value Measurements

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value. The three tiers are defined as follows:

●	Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;
●	Level 2—Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and
●	Level 3—Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

The Company’s financial instruments, including cash, accounts receivable, prepaid expense and other current assets, accounts payable and accrued liabilities, and loans payable, are carried at historical cost. At September 30, 2022 and December 31, 2021, the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments.

F-25

Note 3. Variable Interest Entity

The condensed consolidated financial statements include Aurea Alas Limited, which is a variable interest entity of which we are the primary beneficiary, and on August 26, 2020, the Company entered into a licensing agreement with Aurea. Aurea is a limited company organized in the Isle of Man, which entered into a license agreement with a third-party vendor, whereby they licensed the rights to use certain available radio frequency spectrum for satellite communications. The Company is responsible for 100% of the operations of Aurea and derives 100% of the net profits or losses derived from the business operations. The assets, liabilities and the operations of Aurea from the date of inception (July 20, 2020), are included in the Company’s condensed consolidated financial statements.

Through a declaration of trust, 100% of the voting rights of Aurea’s shareholders have been transferred to the Company so that the Company has effective control over Aurea and has the power to direct the activities of Aurea that most significantly impact its economic performance. There are no restrictions on the consolidated VIE’s assets and on the settlement of its liabilities and all carrying amounts of VIE’s assets and liabilities are consolidated with the Company’s financial statements.

If facts and circumstances change such that the conclusion to consolidate the VIE has changed, the Company shall disclose the primary factors that caused the change and the effect on the Company’s financial statements in the periods when the change occurs.

As of September 30, 2022 and December 31, 2021, Aurea’s assets and liabilities are as follows;

	September 30,	December 31,
	2022	2021
Assets
Cash	$62,713	$67,754
Prepaid and other current assets	6,656	10,585
	$69,369	$78,339

Liability
Accounts payable and other current liabilities	$22,141	$63,091

For the nine months ended September 30, 2022 and 2021, Aurea’s net loss was $103,021 and $58,692, respectively.

Note 4. Prepaid expense and Other current assets

As of September 30, 2022 and December 31, 2021, prepaid expense and other current assets are as follows:

	September 30,	December 31,
	2022	2021
Prepaid insurance	$313,822	$1,520,016
Prepaid components	1,280,231	-
Prepaid satellite services & licenses	1,343,750	-
Other prepaid expense	213,546	68,178
VAT receivable	6,000	6,905
	$3,157,349	$1,595,099

F-26

During the nine months ended September 30, 2022 and 2021, the Company recorded interest expense of $18,128 and $0 related to financing of our prepaid insurance policies.

As of September 30, 2022 and December 31, 2021, other prepaid expense included software subscriptions of $109,000 and $23,000, down payment on new machinery of $53,000 and $0, prepaid rent of $25,000 and $25,000, property insurance of $0 and $19,000, and license fees of $23,000 and $0, respectively.

Note 5. Inventory

As of September 30, 2022 and December 31, 2021, inventory is as follows:

	September 30, 2022	December 31, 2021

Work in Process	$397,135	$127,502

Note 6. Property and Equipment

At September 30, 2022 and December 31, 2021, property and equipment consisted of the following:

	September 30,	December 31,
	2022	2021
Office equipment	$17,061	$17,061
Computer equipment	14,907	14,907
Vehicle	28,143	28,143
Software	158,212	93,012
Machinery	3,280,911	3,280,911
Leasehold improvements	372,867	198,645
R&D - Software	386,182	-
Construction in progress	950,630	150,611
	5,208,913	3,783,290
Accumulated depreciation	(3,247,079)	(3,008,220)
Property and equipment, net of accumulated depreciation	$1,961,834	$775,070

Depreciation expense of property and equipment for the nine months ended September 30, 2022 and 2021 is $238,859 and $294,629, respectively, of which $142,248 and $270,151, respectively, are included in cost of revenue.

During the nine months ended September 30, 2022 and 2021, the Company purchased assets of $1,425,623 and $30,266.

Note 7. Accounts payable and other current liabilities

At September 30, 2022 and December 31, 2021, accounts payable and other current liabilities consisted of the following:

	September 30,	December 31,
	2022	2021

Accounts payable	$553,181	$225,271
Payroll liabilities	565,566	220,914
Credit cards	64,899	44,510
Other payable	70,754	23,016
Insurance payable	154,752	1,331,749
	$1,409,152	$1,845,460

F-27

Note 8. Contract assets and liabilities

At September 30, 2022 and December 31, 2021, contract assets and contract liabilities consisted of the following:

Contract assets	September 30, 2022	December 31, 2021

Revenue recognized in excess of amounts paid or payable (contracts receivable) to the company on uncompleted contracts (contract asset), excluding retainage	$-	$-
Retainage included in contract assets due to being conditional on something other than solely passage of time	60,932	-
Total contract assets	$60,932	$-

Contract liabilities	September 30, 2022	December 31, 2021

Payments received or receivable (contracts receivable) in excess of revenue recognized on uncompleted contracts (contract liability), excluding retainage	$-	$-
Retainage included in contract liabilities due to being conditional on something other than solely passage of time	60,932	-
Total contact liabilities	$60,932	$-

Note 9. Leases

Operating lease

We have a noncancelable operating lease entered into in November 2016 for our office facility that expired in July 2021and has renewal options to May 2023. The monthly “Base Rent” is $10,392 and the Base Rent is increased by 2.5% each year. During the year ended December 31, 2021, the Company exercised its option and extended the lease to May 31, 2023. As of September 30, 2022 and December 31, 2021, the remaining right of use asset and lease liability was $85,419 and $89,268, and $178,408 and $185,210 respectively.

In May 2021, we entered into a new lease agreement for our office and warehouse space that expires in May 2024. The Company shall have the option to terminate the lease after 12 months and 24 months from the commencement date. The monthly “Base Rent” is $11,855 and the Base Rent may be increased by 2.5% each year. During the year ended December 31, 2021, the Company, on assumption of the lease, recognized a right of use asset and lease liability of $399,372. As of September 30, 2022, the remaining right of use asset and lease liability was $229,400 and $240,126, respectively.

We recognized total lease expense of approximately $251,370 and $165,934 for the nine months ended September 30, 2022 and 2021, respectively, primarily related to operating lease costs paid to lessors from operating cash flows. As of September 30, 2022 and December 31, 2021, the Company recorded security deposit of $10,000.

Future minimum lease payments under operating leases that have initial noncancelable lease terms in excess of one year at September 30, 2022 were as follows:

Total
Year Ended December 31,
2022	$70,367
2023	205,987
2024	63,835
Thereafter	-
340,189
Less: Imputed interest	(10,795)
Operating lease liabilities	329,394

Operating lease liability - current	229,652
Operating lease liability - non-current	$99,742

F-28

The following summarizes other supplemental information about the Company’s operating lease as of September 30, 2022:

Weighted average discount rate	4.83%
Weighted average remaining lease term (years)	1.40

Finance lease

The Company leases machinery and office equipment under non-cancellable finance lease arrangements. The term of those capital leases is at the range from 59 months to 83 months and annual interest rate is at the range from 4% to 5%.

During the nine months ended September 30, 2022, the Company fully paid off the finance lease.

Note 10. Notes Payable

Decathlon Note

On December 1, 2021, we entered into a Loan Assignment and Assumption Agreement, or Loan Assignment, with Decathlon Alpha IV, L.P., or Decathlon and Craig Technical Consulting, Inc (“CTC”) pursuant to which we assumed $1,106,164 in loans (the “Decathlon Note”) to CTC by Decathlon. In connection with our assumption of the Decathlon Note, CTC reduced the principal of the Note Payable – related party by $1.4 million. The Company recorded a reclassification of $1,106,164 from Note Payable – related party to Note payable – non- current (Decathlon note) and recorded forgiveness of note payable – related party of $293,836 during the year ended December 31, 2021.

Management believes that the assumption of the Decathlon Note from CTC is in our best interests because in connection therewith, Decathlon released us from a cross-collateralization agreement it was a party to with CTC for a loan of a greater amount. Also in connection with the Loan Assignment on December 3, 2021, we entered into a Revenue Loan and Security Agreement, or RLSA, with Decathlon and our CEO, Carol Craig, pursuant to which we pay interest based on a minimum rate of 1 times the amount advanced and make monthly payments based on a percentage of our revenue calculated as an amount equal to the product of (i) all revenue for the immediately preceding month multiplied by (ii) the Applicable Revenue Percentage, defined as 4% of revenue for payments due during any month. The Decathlon Note is secured by our assets and is guaranteed by CTC and matures the earliest of: (i) December 9, 2023, (ii) immediately prior to a change of control, or (iii) upon an acceleration of the obligations due to a default under the RLSA. As a result, the Company recorded the forgiveness of note payable-related party of $293,836 and the reclass of $1,106,164 from Note Payable – related party to Note Payable.

During the nine months ended September 30, 2022, the Company recorded interest expense of $137,143 and repaid principal of $213,708 and as of September 30, 2022 and December 31, 2021, the Company recorded principal and accrued interest of $1,043,486 and $1,120,051 on the balance sheet, respectively.

F-29

Note 11. Related Party Transactions

Revenue and Accounts receivable – Related Party

The Company recognized revenue of $864,319 and $472,482 for the nine months ended September 30, 2022 and 2021, respectively, accounts receivable of $5,811 and $443,282, respectively, and contract liabilities of $0 and $63,411 as of September 30, 2022 and December 31, 2021, respectively, from contracts entered into by Craig Technical Consulting, Inc, its majority shareholder, and subcontracted to the Company for four customers.

Accounts payable and accrued interest – related party

At September 30, 2022 and December 31, 2021, accounts payable and accrued interest owed to CTC, consisted of the following:

	September 30,	December 31,
	2022	2021

Accounts payable	$527,476	$534,652
Accrued interest	-	54,145
	$527,476	$588,797

Note payable – related party

On May 1, 2021, the Company converted $4 million advanced to the Company by Craig Technical Consulting, Inc., our principal shareholder, into a related party Note Payable. The remaining $ 3,473,693, that was advanced to the Company was forgiven and recorded as contributed capital. The principal balance of this Note outstanding (together with any accrued, but unpaid interest thereon) shall bear interest at a per annum interest rate equal to the long term Applicable Federal Rate (as such term is defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended), and matures on September 30, 2025, and shall be repaid in the amount of $250,000 every quarter for four (4) years beginning on Oct 1, 2021.

On December 1, 2021, in connection with the assumption of the Decathlon Note, the Company reduced the principal of the Note Payable – related party by recording a reclassification of $1,106,164 from Note Payable – related party to Note payable – non- current (Decathlon note) and recorded forgiveness of note payable of $293,836.

During the nine months ended September 30, 2022, the Company recorded interest expense of $18,115.

During the nine months ended September 30, 2022, the Company repaid $797,505 and the note payable and accrued interest was forgiven by Craig Technical Consulting, Inc. The Company recorded debt forgiveness of note payable and accrued interest of $1,624,755 to additional paid in capital.

As of September 30, 2022 and December 31, 2021, the Company had note payable – related party current of $0 and $1,000,000 and non-current of $0 and $1,350,000, respectively.

Sublease

On August 1, 2021, the Company entered into a Sublease Agreement with its related party and Majority Shareholder, Craig Technical Consulting, Inc. (“Sublandlord”), whereby the Company shall sublease certain offices, rooms and shared use of common spaces located at 150 Sykes Creek Parkway, Merritt Island, FL. The Lease is a month-to-month lease and may be terminated with 30 days’ notice to the Sublandlord. The monthly rent shall be $4,570 from inception through January 31, 2022, $4,707 from February 1, 2022 to January 31, 2023 and $4,847 from February 1, 2023 to January 31, 2024. During the nine months ended September 30, 2022, the Company recorded $42,226 to lease expense.

Note 12. Commitments and Contingencies

License Agreement

The condensed consolidated financial statements include Aurea Alas Limited, which is a variable interest entity of which we are the primary beneficiary (see Note 4). On August 18, 2020, Aurea entered into a license agreement with a third-party vendor (the “Vendor”), whereby they licensed the rights to use certain available radio frequency spectrum for satellite communications. The Company shall pay an annual Reservation Fee of $120,000 while the Company pursues up to four (4) NGSO satellite filing(s) via the Vendor. The Reservation Fee is levied on the date the filing(s) is received at the International Telecommunication Union (ITU). The Reservation Fee is payable annually at the anniversary of the date of receipt, as long as the customer retains the NGSO filing(s). The Reservation Fee payment continues to be payable until any of the frequency assignments of the NGSO filing(s) are brought into use. Upon the submission to the ITU to bring into use any of the frequency assignments of a given constellation, an annual License Fee of $120,000 shall be paid in lieu of the Reservation Fee. On February 1, 2021, the Vendor submitted the license filing to the ITU and on April 6, 2021, the ITU published the license filing for LIZZIE IOMSAT. Payments began in February 2021.

F-30

Note 13. Stockholders’ Equity

Authorized Capital Stock

On August 31, 2021, the Company filed an amendment to its Amended and Restated Certificate of Incorporation with the State of Delaware to authorize the Company to issue 36,000,000 shares, consisting of 25,000,000 shares of Class A Common Stock, 10,000,000 shares of Class B Common Stock and 1,000,000 shares of Preferred Stock. The Class B Common Stock is entitled to 10 votes for every 1 vote of the Class A Common Stock.

On December 16, 2021, the Company filed an amendment to its Amended and Restated Certificate of Incorporation with the State of Delaware to authorize the Company to issue 115,000,000 shares, consisting of 100,000,000 shares of Class A Common Stock, 10,000,000 shares of Class B Common Stock and 5,000,000 shares of Preferred Stock. The Class B Common Stock is entitled to 10 votes for every 1 vote of the Class A Common Stock.

In April 2021, as part of the share conversion, the Company converted the 100% membership interest of Craig Technical Consulting, Inc. into 85,000 shares of Common Stock, par value $0.0001, of the Company. The Company has reflected this conversion for all periods presented.

Class A Common Stock

The Company had 7,936,274 and 6,574,040 shares of Class A common stock issued and outstanding as of September 30, 2022 and December 31, 2021, respectively.

Committed Equity Facility

On August 10, 2022, the Company entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) with B. Riley Principal Capital II, LLC (“B. Riley”). Pursuant to the Purchase Agreement, subject to the satisfaction of the conditions set forth in the Purchase Agreement, the Company will have the right to sell to B. Riley, up to the lesser of (i) $30,000,000 of newly issued shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), and (ii) the Exchange Cap (as defined below) (subject to certain conditions and limitations contained in the Purchase Agreement), from time to time during the term of the Purchase Agreement. Sales of Common Stock pursuant to the Purchase Agreement, and the timing of any sales, are solely at the option of the Company, and the Company is under no obligation to sell any securities to B. Riley under the Purchase Agreement.

Under the applicable Nasdaq rules, in no event may the Company issue to B. Riley under the Purchase Agreement more than 3,373,121 shares of Common Stock, which number of shares is equal to approximately 19.99% of the shares of the Common Stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless the Company obtains stockholder approval to issue shares of Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules. The Exchange Cap is not applicable to issuances and sales of common stock pursuant to Purchases and Intraday Purchases that we may effect pursuant to the Purchase Agreement, to the extent such shares of common stock are sold in such Purchases and Intraday Purchases (as applicable) at a price equal to or in excess of the applicable “minimum price” (as defined in the applicable listing rules of the Nasdaq) of the common stock, calculated at the time such Purchases and Intraday Purchases (as applicable) are effected by us under the Purchase Agreement, if any, as adjusted such that the Exchange Cap limitation would not apply under applicable Nasdaq rules. Moreover, the Company may not issue or sell any shares of Common Stock to B. Riley under the Purchase Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by B. Riley and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and Rule 13d-3 promulgated thereunder), would result in B. Riley beneficially owning more than 4.99% of the outstanding shares of Common Stock.

During the nine months ended September 30, 2022, the Company issued 1,362,234 shares of commons stock as follows:

●	300,000 restricted shares for consulting services valued at $1,209,000, pursuant to the Sidus Space, Inc. 2021 Omnibus Equity Incentive Plan.
●	971,867 shares issued under the Purchase Agreement for aggregate proceeds of $3,435,809, net of broker fees, 90,367 commitment shares, and issuance costs of $375,000, for a total amount of $3,060,809.

Class B Common Stock

The Company had 10,000,000 shares of Class B common stock issued and outstanding as of September 30, 2022 and December 31, 2021.

Note 14. Subsequent Events

Subsequent to September 30, 2022, the Company had the following subsequent events:

56,678 shares issued under the Purchase Agreement for aggregate proceeds of $105,397, net of fees and expenses.

F-31

Up to 8,130,081 shares of Class A Common Stock

Pre-Funded Warrants to Purchase up to 8,130,081 shares of Class A Common Stock

Sidus Space, Inc.

PRELIMINARY PROSPECTUS

ThinkEquity

                  , 2023

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Amount to be paid
SEC registration fee	$1,331
FINRA filing fee	$2,311
Accounting fees and expenses	$50,000
Legal fees and expenses	$125,000
Printing and engraving expenses	$5,000
Miscellaneous	$1,358

Total	$185,000

Item 14. Indemnification of Directors and Officers

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Amended and Restated Certificate of Incorporation, as amended, provides that no director of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

II-1

Our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws will provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provide, among other things, for indemnification to the fullest extent permitted by law and our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws.

We also have a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15. Recent Sales of Unregistered Securities

During August and September 2021, we sold 3,000,000 shares of Class A common stock to various investors for gross proceeds of $3,000,000. We deemed the offer, sale and issuance of such securities to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, relative to transactions by an issuer not involving a public offering.

On September 22, 2021, we issued 200,000 shares of restricted Class A Common Stock to 2 employees. The shares vested immediately upon the grant date. We deemed the offer, sale and issuance of such securities to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, relative to transactions by an issuer not involving a public offering.

On August 10, 2022, we issued an aggregate of 90,367 shares of common stock to B. Riley Principal Capital II as consideration for its commitment to purchase shares of our common stock in one or more purchases that we may, in our sole discretion, direct them to make, from time to time after the date of this prospectus, pursuant to the Purchase Agreement. The shares of common stock were issued under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D, in a transaction by an issuer not involving a public offering. B. Riley Principal Capital II has represented that it is an accredited investor for purposes of Rule 501 of Regulation D and that it is not acquiring such shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any applicable state security laws. The investor also represented that it had been afforded the opportunity to ask questions and receive answers from us and has sought advice as it considered necessary to make an informed investment decision.

II-2

Item 16. Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibit No.	Title of Document
1.1	Form of Underwriting Agreement
3.1	Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to Form S-1 filed with the SEC on December 3, 2021)
3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation dated August 24, 2021 (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to Form S-1 filed with the SEC on December 3, 2021)
3.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation dated December 16, 2021(incorporated by reference to Exhibit 3.3 to Form 10-K filed with the SEC on April 5, 2022)
3.4	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to Form 10-K filed with the SEC on April 5, 2022)
4.1	Form of Representative’s Warrant
4.2	Form of Pre-Funded Warrant
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP
10.1	Sidus Space, Inc. 2021 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Form 10-K filed with the SEC on April 5, 2022)
10.2	Revenue Loan and Security Agreement dated December 1, 2021 by and among Sidus Space, Inc., Carol Craig and Decathlon Alpha IV, L.P. (incorporated by reference to Exhibit 10.2 to Amendment No. 1 to Form S-1 filed with the SEC on December 3, 2021)
10.3	Loan Assignment and Assumption Agreement dated December 1, 2021 by and between Decathlon Alpha IV, L.P., Craig Technical Consulting, Inc. and Sidus Space, Inc. (incorporated by reference to Exhibit 10.3 to Amendment No. 1 to Form S-1 filed with the SEC on December 3, 2021)
10.4	Loan Agreement dated May 1, 2021 by and between Sidus Space, Inc. and Craig Technical Consulting, Inc. (incorporated by reference to Exhibit 10.4 to Amendment No. 1 to Form S-1 filed with the SEC on December 3, 2021)
10.5	Form of Indemnification Agreement for Directors and Officers (incorporated by reference to Exhibit 10.5 to Amendment No. 1 to Form S-1 filed with the SEC on December 3, 2021)
10.6	Lease Agreement dated as of November 29, 2016 between 400 W. Central LLC and Craig Technologies Properties, LLC (assigned to Sidus Space, Inc.) (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to Form S-1 filed with the SEC on December 3, 2021)
10.7	Lease Agreement dated as of May 21, 2021 between 400 W. Central LLC and Sidus Space, Inc. (incorporated by reference to Exhibit 10.7 to Amendment No. 1 to Form S-1 filed with the SEC on December 3, 2021).
10.8	Commercial Sublease Agreement dated August 1, 2021 by and between Sykes Creek Limited Partnership, Craig Technical Consulting, Inc. and Sidus Space, Inc. (incorporated by reference to Exhibit 10.8 to Amendment No. 1 to Form S-1 filed with the SEC on December 3, 2021)
10.9#	NASA Contract Award dated November 5, 2018 (incorporated by reference to Exhibit 10.9 to Amendment No. 1 to Form S-1 filed with the SEC on December 3, 2021)
10.10	Employment Agreement between Sidus Space, Inc. and Carol Craig dated December 16, 2021 (incorporated by reference to Exhibit 10.10 to Form 10-K filed with the SEC on April 5, 2022)
10.11	Consulting Agreement between Sidus Space, Inc. and EverAsia Financial Group, Inc. dated August 21, 2021 (incorporated by reference to Exhibit 10.11 to Amendment No. 1 to Form S-1 filed with the SEC on December 3, 2021)
10.12	Common Stock Purchase Agreement, dated as of August 10, 2022, by and between Sidus Space, Inc. and B. Riley Principal Capital II, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on August 11, 2022)
10.13	Registration Rights Agreement, dated as of August 10, 2022, by and between Sidus Space, Inc. and B. Riley Principal Capital II, LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on August 11, 2022)
10.14	Debt Forgiveness Agreement (incorporated by reference to Exhibit 10.1 to Form 8-K filed with the SEC on June 9, 2022)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to Amendment No. 1 to Form S-1 filed with the SEC on December 3, 2021)
23.1	Consent of BF Borgers CPA PC.
23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)
24	Power of Attorney (included on signature page hereto).
107	Filing Fee Table

# Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit were omitted by means of marking such portions with an asterisk because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

II-3

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Merritt Island, State of Florida, on the 13th day of January 2023.

SIDUS SPACE, INC.

By:	/s/ Carol Craig
Carol Craig
Chief Executive Officer and Chairwoman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carol Craig, his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Carol Craig	Chief Executive Officer (Principal Executive Officer) and Chairwoman	January 13, 2023
Carol Craig

/s/ Teresa Burchfield	Chief Financial Officer	January 13, 2023
Teresa Burchfield	(Principal Financial and Accounting Officer) and Director

/s/ Jamie Adams	Chief Technology Officer and Director	January 13, 2023
Jamie Adams

/s/ Dana Kilborne	Director	January 13, 2023
Dana Kilborne

/s/ Cole Oliver	Director	January 13, 2023
Cole Oliver

/s/ Miguel Valero	Director	January 13, 2023
Miguel Valero

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